                          MANAGED HEALTH NETWORK, INC.

                                PROXY STATEMENT
                            ------------------------

                         FOUNDATION HEALTH CORPORATION

                                   PROSPECTUS

    This Proxy Statement/Prospectus is being furnished to the stockholders of Managed Health Network, Inc., a Delaware corporation ("MHN"), in connection with the solicitation of proxies by the Board of Directors of MHN for use at a special meeting (the "Meeting") of MHN stockholders to be held on February 29, 1996, including any adjournment or postponement of the Meeting. At the Meeting or any adjournment or postponement thereof, the stockholders of MHN will be asked to consider and vote on a proposal to approve the transactions (collectively, the "Reorganization") contemplated in and approve and adopt the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of January 9, 1996 by and between MHN and Foundation Health Corporation, a Delaware corporation ("FHC"). See "The Reorganization."

    Pursuant to the Reorganization Agreement, a newly-formed, wholly-owned Delaware subsidiary of FHC (the "Acquisition Corporation") will be merged with and into MHN (the "Merger"), with MHN being the surviving corporation. Subject to provisions for payment of cash for fractional shares and for payments to dissenting stockholders, upon the consummation of the Merger each share of common stock of MHN, $.005 par value per share (the "MHN Common Stock"), and each share of Series A, Series B, Series C, Series D and Series E preferred stock of MHN, $100.00 par value per share (collectively, the "MHN Preferred Stock"), issued and outstanding immediately prior to the effectiveness of the Merger will be converted into shares of common stock of FHC, $.01 par value per share (the "FHC Common Stock"). The number of shares of FHC Common Stock deliverable pursuant to the Merger to the holders of MHN Common Stock and MHN Preferred Stock (collectively, the "MHN Stockholders") will be determined based on a price per share of the FHC Common Stock that depends upon the relationship between the average closing price of the FHC Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Tape for the 10 trading days ending two trading days prior to the Closing Date and $42.475 per share (the "Signing Price"). Holders of Options to acquire MHN Common Stock ("MHN Options") will be entitled to exercise their options following the Merger for FHC Common Stock. A portion of the shares deliverable pursuant to the Merger will be placed in escrow as security for the obligations of the MHN Stockholders to indemnify FHC for certain liabilities under the Reorganization Agreement. See "The Reorganization -- General Effects of the Reorganization" and "-- The Reorganization Agreement -- Indemnification and Escrow" for details concerning the conversion of MHN Common Stock and MHN Preferred Stock, the exercise of MHN Options and the escrow.

    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the MHN Stockholders on or about February 9, 1996.

    This Proxy Statement/Prospectus serves as a prospectus of FHC under the Securities Act of 1933, as amended, for the issuance of shares of FHC Common Stock which shall be issued to or in the name of the MHN Stockholders in connection with the Reorganization.

    On February 8, 1996, the closing price on the NYSE Composite Transactions Tape of FHC Common Stock was $39.375. See "Summary -- Market Price and Dividend Data."

THE  ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/ PROSPECTUS.
 THE PROPOSED REORGANIZATION  IS A COMPLEX  TRANSACTION. THE MHN  STOCKHOLDERS
  ARE  STRONGLY URGED TO  READ AND CONSIDER  CAREFULLY THIS PROXY STATEMENT/
    PROSPECTUS IN ITS ENTIRETY,  PARTICULARLY THE MATTERS      REFERRED  TO
                 UNDER "RISK FACTORS" AND "THE REORGANIZATION."
                            ------------------------

THE  SECURITIES TO BE  ISSUED IN THE  REORGANIZATION HAVE NOT  BEEN APPROVED OR
 DISAPPROVED  BY  THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY   STATE
   SECURITIES  COMMISSION NOR HAS THE  SECURITIES AND EXCHANGE COMMISSION OR
    ANY   STATE   SECURITIES   COMMISSION    PASSED   UPON   THE    ACCURACY
     OR    ADEQUACY    OF    THIS    PROXY    STATEMENT/PROSPECTUS.   ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

        The date of this Proxy Statement/Prospectus is February 9, 1996.

NO PERSON IS AUTHORIZED BY FHC OR MHN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

    NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FHC OR MHN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

    FHC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, FHC files proxy statements, reports and other information with the Securities and Exchange Commission (the "SEC"). This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices in Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60621-2511) and in New York (Seven World Trade Center, 13th Floor, New York, NY 10048) and copies of such material can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. FHC Common Stock is listed on the NYSE. Reports, proxy and information statements and other information concerning FHC can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

    FHC has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to FHC Common Stock to be issued in connection with the Reorganization. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement are available from the SEC, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO FHC HAS BEEN SUPPLIED BY FHC, AND ALL INFORMATION RELATING TO MHN HAS BEEN SUPPLIED BY MHN.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following FHC documents are incorporated by reference in this Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended June 30, 1995; (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; (iii) Proxy Statement of FHC dated October 4, 1995; (iv) the description of the FHC Common Stock set forth in the Registration Statement on Form 8-A dated May 21, 1990; and (v) the description of FHC's Rights to purchase Series A Participating Preferred Stock, $1.00 par value per share (the "FHC Rights"), set forth in the Registration Statement on Form 8-A dated September 27, 1991.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON. REQUESTS REGARDING FHC DOCUMENTS SHOULD BE DIRECTED TO FOUNDATION HEALTH CORPORATION, INVESTOR RELATIONS, 3400 DATA DRIVE, RANCHO CORDOVA, CALIFORNIA 95670 (TELEPHONE 916/631-5000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE MEETING.

    All reports and definitive proxy or information statements filed by FHC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/ Prospectus and prior to the date of closing of the Reorganization shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
SUMMARY...................................................................................................          1
RISK FACTORS..............................................................................................         12
THE MEETING...............................................................................................         18
THE REORGANIZATION........................................................................................         19
  General Effects of the Reorganization...................................................................         19
  Background of and Reasons for the Reorganization........................................................         22
  Certain Federal Income Tax Consequences.................................................................         23
  Accounting Treatment....................................................................................         26
  Effect on Exchange Act Requirements.....................................................................         26
  Operations Following The Reorganization.................................................................         26
  The Reorganization Agreement............................................................................         27
    Closing...............................................................................................         27
    Effective Time........................................................................................         27
    Issuance and Exchange of Certificates; Distributions of Escrow Shares.................................         27
    MHN Option Procedures.................................................................................         28
    Fractional Shares.....................................................................................         28
    Stock Exchange Listing................................................................................         28
    Expenses..............................................................................................         28
    Representations and Warranties........................................................................         28
    Certain Covenants.....................................................................................         29
    No Solicitation of Transactions.......................................................................         29
    Additional Agreements.................................................................................         30
    Affiliate Agreements..................................................................................         30
    Indemnification and Escrow............................................................................         30
    Conditions to Consummation of the Reorganization......................................................         31
    Termination...........................................................................................         32
    Amendment and Waiver..................................................................................         33
  Interests of Certain Persons in the Reorganization......................................................         33
BUSINESS AND FINANCIAL INFORMATION REGARDING MHN..........................................................         34
  Selected Consolidated Financial Data of MHN.............................................................         34
  Business................................................................................................         35
  Management of MHN.......................................................................................         37
  Ownership of MHN Common Stock and MHN Preferred Stock...................................................         39
  Management's Discussion and Analysis of Financial Condition and Results of Operations of MHN............         44
    Results of Operations.................................................................................         44
    Liquidity and Capital Resources.......................................................................         46
COMPARISON OF RIGHTS......................................................................................         48
DISSENTERS' RIGHTS........................................................................................         51
EXPERTS...................................................................................................         55
LEGAL MATTERS.............................................................................................         55
INDEX TO MHN FINANCIAL STATEMENTS.........................................................................        F-1
ANNEX 1 -- Agreement and Plan of Reorganization
ANNEX 2 -- Delaware General Corporation Law Section 262
ANNEX 3 -- California General Corporation Law Chapter 13

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN OF THE INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO WHICH CONTAIN FURTHER INFORMATION, SOME OF WHICH IS NOT SUMMARIZED BELOW. MHN STOCKHOLDERS ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE ANNEXES INCLUDED HEREIN, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" AND "THE REORGANIZATION."

THE COMPANIES

    FHC. Foundation Health Corporation, a Delaware corporation ("FHC"), is an integrated managed care organization which administers the delivery of managed health care services to more than 2.1 million eligible individuals. Through its subsidiaries, FHC offers group, Medicaid, individual and Medicare health maintenance organization ("HMO") and preferred provider organization ("PPO") plans; government sponsored managed care plans; and managed care products related to workers' compensation insurance and administration, behavioral health, dental, vision and pharmaceutical products and services. FHC's executive offices are located at 3400 Data Drive, Rancho Cordova, California 95670, and its telephone number is (916) 631-5000.

    MHN. MHN provides managed behavioral health and employee assistance programs for employers, union organizations and insurance carriers. MHN's executive offices are located at 5100 West Goldleaf Circle, Suite 300, Los Angeles, California 90056, and its telephone number is (213) 299-0999. See "Business and Financial Information Regarding MHN."

RECENT DEVELOPMENTS

    FHC reported revenues of $768.0 million and net income of $41.6 million, or $0.72 per share, for the second fiscal quarter ended December 31, 1995. The average number of shares outstanding was 58.0 million. In the quarter ended December 31, 1994, the Company reported a net loss of $49.3 million, or a net loss of $0.90 per share, after a charge for acquisitions and restructuring of $124.8 million, with an average of 54.8 million shares outstanding, on revenues of $598.5 million. For the six months ended December 31, 1995, FHC reported net income of $81.1 million, or $1.40 per share, with 57.7 million shares outstanding, on revenues of $1.490 billion. For the six months ended December 31, 1994, including the effect of the $124.8 million acquisition and restructuring charge in the second quarter fiscal 1995, there was a net loss of $25.6 million, or a net loss of $0.49 per share, with 52.2 million shares outstanding, on revenues of $1.193 billion.

THE MEETING

    A special meeting of the MHN Stockholders (the "Meeting") will be held on February 29, 1996 at LAX Doubletree Hotel, 5400 West Century Boulevard, Los Angeles, California. Only holders of record of MHN Common Stock and MHN Preferred Stock at the close of business on February 8, 1996 (the "Record Date") will be entitled to notice of and to vote at the Meeting. At the Meeting MHN Stockholders entitled to vote will consider and vote upon the Reorganization Agreement and the transactions contemplated thereby, including the merger of Acquisition Corporation with and into MHN, with MHN thereby becoming a wholly-owned subsidiary of FHC (the "Merger"). A copy of the Reorganization
Agreement is attached to this Proxy Statement/Prospectus as Annex 1 and is incorporated herein by reference. See "The Meeting" and "The Reorganization."

VOTE REQUIRED; SHARE OWNERSHIP

    Approval of the Reorganization requires the affirmative vote of the holders of at least a majority in interest of the MHN Common Stock, a majority in interest of the MHN Common Stock and MHN Preferred Stock (on an as-converted basis), voting together as a whole, and 66 2/3% of the MHN Preferred Stock (on an as-converted basis), voting together as a whole. As of the Record Date there were 7,427,847 shares of MHN Common Stock and 217,973.15 shares of MHN Preferred Stock (which are convertible to 18,328,635 shares of MHN Common Stock) outstanding. An additional condition to the consummation of the Reorganization is the affirmative vote of the holders of at least a majority in interest of the shares of MHN Common Stock who are not otherwise holders of MHN Preferred Stock. FHC may not invoke its condition to the Closing that no more than 6.5% of the outstanding shares of MHN Preferred Stock and MHN Common Stock be subject to the exercise of statutory dissenters' rights, if the holders of 90% in interest of the outstanding MHN Common Stock and 92% in interest of the MHN Common Stock and MHN Preferred Stock (on an as-converted basis), taken as a whole, approve the Reorganization (the "Special Vote").

EFFECTS OF THE REORGANIZATION

    GENERAL EFFECTS OF THE REORGANIZATION. Upon consummation of the Merger, MHN will become a wholly-owned subsidiary of FHC, the separate corporate existence of Acquisition Corporation will cease, and MHN Stockholders at the Effective Time (defined below) (other than MHN Stockholders exercising statutory dissenters' rights) will receive shares of FHC Common Stock. A portion of the shares of FHC Common Stock deliverable to the MHN Stockholders equal in value to $1,500,000, on a pro rata basis from the MHN Stockholders, will be placed in escrow for a period of one year as security for the obligations of the MHN Stockholders to indemnify FHC for certain liabilities. See "The Reorganization -- The Reorganization Agreement -- Issuance and Exchange of Certificates; Distributions of Escrow Shares" and "-- Indemnification and Escrow."

    After the  Merger,  FHC  will  hold  100% of  the  MHN  capital  stock  then
outstanding   and  the  MHN  Stockholders  will  be  stockholders  of  FHC.  See
"Comparison of Rights."

    BACKGROUND OF AND REASONS FOR THE REORGANIZATION. The Board of Directors of MHN has unanimously approved the Reorganization Agreement and believes that the transactions contemplated thereby are fair and in the best interests of the MHN Stockholders. For background information and a discussion of the reasons for the Reorganization, see "The Reorganization -- Background of and Reasons for the Reorganization."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. For federal income tax purposes, no gain is expected to be recognized by MHN Stockholders as a result of the Reorganization, to the extent that such stockholders receive solely FHC Common Stock in the Reorganization and provided certain other conditions are met. ALL MHN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION. See "Risk Factors -- Federal Income Tax Consequences" and "The Reorganization -- Certain Federal Income Tax Consequences."

    ACCOUNTING TREATMENT. For accounting purposes, the Merger is expected to be treated as a "pooling of interests." Following the Closing, FHC intends to expense the costs related to the Merger and certain anticipated costs associated with combining MHN with its existing businesses, which costs are estimated to total approximately $4.2 million. FHC intends to expense these costs in the quarter in which the transaction is consummated, which is anticipated to be the quarter ending March 31, 1996 of the fiscal year ending June 30, 1996. See "The Reorganization -- Accounting Treatment."

OPERATIONS FOLLOWING THE REORGANIZATION

    Following the Reorganization, upon approval by the California Department of Corporations (the "DOC") (which approval FHC anticipates may take up to 180 days) FHC intends to merge its wholly owned managed behavioral health subsidiary, Foundation Health PsychCare Services, Inc., a California corporation ("FHPS") with and into MHN's California Knox-Keene licensed behavioral health subsidiary, with that subsidiary as the surviving corporation. The non-California business of FHPS will be operated out of another MHN subsidiary. FHPS management will be primarily responsible for ongoing operations of the combined companies which will be operated under their respective names pending approval of the DOC of the merger of FHPS and MHN's behavioral health subsidiary. FHC may also consolidate other similar operations of both MHN and FHPS after the Reorganization.

TERMS OF THE REORGANIZATION AGREEMENT

    CLOSING AND EFFECTIVE TIME. The Closing will take place after the conditions to Closing are met, including the effectiveness of the registration statement on Form S-4 of which this Proxy Statement/ Prospectus is a part, provided that the Reorganization Agreement may be terminated if the Closing has not occurred on or before March 31, 1996 (or April 30, 1996, if the Special Vote is not obtained). The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). The Certificate of Merger will be filed as soon as practicable after the Closing. See "The Reorganization -- The Reorganization Agreement -- Closing" and "-- Effective Time."

    MERGER CONSIDERATION. Pursuant to the Merger, the MHN Stockholders will receive shares of FHC Common Stock (the "Closing Shares"). A portion of the Closing Shares equal in value to $1,500,000 (the "Escrow Shares") will be placed in escrow for a period of one year as security for the obligations of the MHN Stockholders to indemnify FHC for certain liabilities under the Reorganization Agreement. The number of shares of FHC Common Stock issuable at the Effective Time to holders of MHN Common Stock and MHN Preferred Stock and into which MHN Options shall be exercisable shall be determined as follows:

        (i) First, the "Aggregate Potential Shares" shall be determined as an amount equal to (A) $45,000,000, less Excess Transactional Costs (as defined below), divided by (B) the Assumed Closing Price. "Excess Transactional Costs" shall mean all amounts paid or payable by MHN for legal, accounting and financial services as a proximate result of the transactions contemplated by the Agreement in excess of $900,000, all as identified by FHC and MHN no later than two days prior to the Closing Date. The "Assumed Closing Price" shall be calculated as follows:

           (A) In the event that the average of the per share closing prices of FHC Common Stock during the ten trading days ending on the second trading day prior to Closing as reported on the New York Stock Exchange ("NYSE") Composite Transaction Tape (the "Closing Price") is no less than 92.5% of $42.475, which is the average of the per share closing prices of FHC Common Stock during the ten trading days ending on the trading day prior to the date of execution of this Agreement by MHN and FHC as reported on the NYSE Composite Transactions Tape (the "Signing Price"), and no more than 107.5% of the Signing Price, then the Assumed Closing Price shall be the Closing Price.

           (B) In the event that the Closing Price is greater than 107.5% but no more than 115% of the Signing Price, then the Assumed Closing Price shall be 107.5% of the Signing Price.

           (C) In the event that the Closing Price is less than 92.5% of the Signing Price but no less than 85% of the Signing Price, then the Assumed Closing Price shall be 92.5% of the Signing Price.

           (D) In the event that the Closing Price is less than 85% of the Signing Price, then MHN may in its sole discretion terminate this Agreement by giving notice of termination to FHC no later than one day prior to Closing; provided, however, that FHC may cause the Closing to occur notwithstanding any such notice if it notifies MHN no later than the day prior to Closing of its intent to cause the issuance of that number of shares of FHC Common based on an Assumed Closing Price equal to
       (1) 92.5% of the Signing Price divided by 85% of the Signing Price, times
       (2) the Closing Price.

           (E) In the event that the Closing Price is more than 115% of the Signing Price, then FHC may in its sole discretion terminate this Agreement.

        (ii) Each share and fractional share of MHN Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into that number of shares of FHC Common Stock equal to the Preference Amount (as defined below) divided by the Closing Price. The "Preference Amount" for each share of MHN Preferred Stock is as determined in accordance with Section 2 of MHN's Fifth Amended and Restated Certificate of Incorporation as of the Effective Time. The aggregate number of shares of FHC Common Stock issuable to the holders of MHN Preferred Stock shall be referred to herein as the "Preferred Holders' Shares."

       (iii) Each share and fractional share of MHN Common Stock issued and outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into that number of shares of FHC Common Stock (the "MHN Common Stock Conversion Amount") equal to (i) the Aggregate Potential Shares less the Preferred Holders' Shares, divided by (ii) an amount equal to the aggregate number of shares of MHN Common Stock and that number of shares of MHN Common Stock underlying all fully vested (taking into account any accelerated vesting as a result of the Merger), outstanding and unexercised options to purchase MHN Common Stock ("MHN Options") outstanding as of the Effective Time. The aggregate number of shares of FHC Common Stock issuable to the holders of MHN Common Stock shall be referred to as the "Common Holders' Shares."

    The number of shares of FHC Common Stock that the MHN Stockholders will receive in exchange for the MHN Preferred Stock and MHN Common Stock will vary based in part upon the price of FHC Common Stock at the Effective Time and in part by the allocation of price fluctuation risk of FHC Common Stock between the signing of the Agreement and the Effective Time that has been negotiated between FHC and MHN. The dollar value of FHC Common Stock that MHN Stockholders will receive will range between the amounts set forth in the following chart. The following example assumes that (i) Closing will occur on March 31, 1996; (ii) the Preference Amount for each share of MHN Preferred Stock will include Accruing Dividends on such stock through such date; (iii) MHN's transaction costs do not exceed $900,000; (iv) the total outstanding shares of MHN Preferred Stock are 217,973.15 (18,328,638 shares of MHN Common Stock on an as-converted basis); (v) the total outstanding shares of MHN Common Stock are 7,427,844; and
(vi) shares of MHN Common Stock into which outstanding MHN Options are exercisable are 2,790,000. The number of shares of FHC Common Stock and therefore the values set forth below, include both the FHC Common Stock distributable immediately after the Closing and the FHC Common Stock which will be included in the Escrow (see "The Reorganization -- The Reorganization Agreement -- Escrow Shares"). "Value" for purposes of the following chart is calculated based on the FHC Closing Price used in calculating the number of shares of FHC Common Stock to be issued to the applicable MHN Stockholder. There can be no assurance that the market value of the FHC Common Stock issued to the MHN Stockholders will not decrease following the Closing.

                    VALUE IN FHC COMMON STOCK TO BE RECEIVED
           FOR EACH SHARE OF MHN PREFERRED STOCK AND MHN COMMON STOCK

                                       85%            92.5%            100%           107.5%           115%
                                      OF FHC          OF FHC          OF FHC          OF FHC          OF FHC
                                  SIGNING PRICE=  SIGNING PRICE=  SIGNING PRICE=  SIGNING PRICE=  SIGNING PRICE=
                                      $36.10          $39.29          $42.48          $45.66          $48.85
                                  --------------  --------------  --------------  --------------  --------------
MHN Preferred Stock
  Series A (1)..................    $   164.20      $   184.38      $   184.38      $   184.38      $   218.40
  Series B......................    $   158.32      $   158.32      $   158.32      $   158.32      $   158.32
  Series C......................    $   138.25      $   138.25      $   138.25      $   138.25      $   138.25
  Series D......................    $   134.02      $   134.02      $   134.02      $   134.02      $   134.02
  Series E (2)..................    $   125.86      $   125.86      $   125.86      $   125.86      $   125.86
  MHN Common Stock..............    $     0.99      $     1.30      $     1.30      $     1.30      $     1.54

------------------------
(1) Reflects the conversion of the Series A to MHN Common Stock at FHC Closing Prices greater than 85% of FHC Signing Price.

(2) Excludes the share price of $500,000 of Series E issued in June 1995 in connection with the Health Management Center, Inc. and affiliated companies (collectively "HMC") acquisition by

    MHN. The holders of Series E issued in connection with the HMC acquisition would receive a value of $106.64 per Series E share, reflecting dividends accruing from June 1995 rather than January 1993 for the rest of the Series E.

    Shares of MHN Preferred Stock and MHN Common Stock held by persons exercising statutory dissenters' rights shall be treated as described in "Dissenters' Rights."

    TREATMENT OF OPTIONS. At the Effective Time, MHN Options shall be treated as the right to receive, in exchange for the payment of the exercise price set forth in such MHN Option, that number of shares of FHC Common Stock per share of fully vested MHN Common Stock underlying such MHN Option equal to the MHN Common Stock Conversion Amount. Notwithstanding the foregoing, FHC agrees to consider requests received by FHC at least 10 days prior to the Closing from any holder of MHN Options to receive in full settlement of such holder's MHN Options that number of shares of FHC Common Stock equal to: (a) the number of shares of FHC Common Stock otherwise allocable to such MHN Options, less (b) an amount equal to (i) the aggregate exercise price of such MHN Option, divided by (ii) the Assumed Closing Price (the "Option Spread Amount"); provided, however, that as a condition of such settlement of the MHN Options, the holder of the MHN Option tenders to FHC the cash to satisfy any required tax withholding amounts. See "The Reorganization -- General Effects of the Reorganization."

    ISSUANCE AND EXCHANGE OF CERTIFICATES; DISTRIBUTIONS OF ESCROW SHARES. Promptly after the Effective Time, FHC shall issue the Closing Shares (excluding the Escrow Shares) to the MHN Stockholders. A portion of the Closing Shares will be placed in escrow for distribution to the MHN Stockholders upon the conditions specified in the Reorganization Agreement and an Escrow Agreement to be executed prior to the Closing. See "The Reorganization -- The Reorganization Agreement--Issuance and Exchange of Certificates; Distributions of Escrow Shares" and "-- Indemnification and Escrow."

    CONDITIONS. The respective obligations of MHN and FHC to effect the Reorganization are subject to various conditions described herein, including but not limited to: (i) the absence of any restraining order or injunction that would prevent the consummation of the Merger or any litigation seeking the same,
(ii) the performance by the other party of its obligations under the Reorganization Agreement and the accuracy of the other party's representations and warranties contained therein, (iii) the obtaining by MHN of consents of third parties to agreements with these companies required as a result of the Reorganization, (iv) the obtaining of certain regulatory approvals, including the approval of the California Department of Corporations (the "DOC") and the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (v) the effectiveness of the Registration Statement, (vi) the approval of the Reorganization Agreement by the MHN Stockholders, (vii) the absence of statutory dissenters' rights perfected by holders of more than 6.5% of the shares of MHN Common Stock and MHN Preferred Stock (on an as-converted basis) taken as a whole and more than 10% of the MHN Common Stock, (viii) the resignation of MHN's officers and directors, and (ix) the receipt by FHC and MHN of opinions from counsel to FHC and counsel to MHN as to certain legal matters. See "The Reorganization -- The Reorganization Agreement -- Conditions to Consummation of the Reorganization." On January 24, 1996 and February 1, 1996, respectively, each of FHC and MHN filed an application with the DOC requesting permission for FHC to acquire control of MHN. The DOC is currently reviewing these applications. On February 7, 1996, FHC and MHN made the necessary filings under the HSR Act.

    TERMINATION. The Reorganization Agreement is subject to termination at the option of either FHC, on the one hand, or MHN, on the other hand, if the Reorganization is not consummated by March 31, 1996 (or April 30, 1996, if the Special Vote is not obtained) and prior to that time upon the occurrence of certain events. See "The Reorganization -- The Reorganization Agreement -- Termination."

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

    MHNs Board of Directors has adopted a Key Management Retention Program ("Retention Program") under which certain key management employees of MHN, upon providing a release, will be paid a retention bonus in the event such manager remains in the employ of MHN through the Closing Date. The total amount of bonuses under the Retention Program will be limited to $320,000. See "The Reorganization -- Interests of Certain Persons in the Reorganization."

    MHN has a severance program which provides that members of senior management of MHN who are terminated without cause will receive six-months' salary as a severance payment, subject to receipt of a release. See "The Reorganization -- Interests of Certain Persons in the Reorganization."

    Certain payments which would otherwise be payable in the future by MHN to the sellers of HMC, a business acquired by MHN, would become due and payable in full as a result of the Reorganization if certain other events occur. See "The Reorganization--Interests of Certain Persons in the Reorganization."

    The existing directors of MHN will resign effective at the Effective Time. Thereafter, following the Reorganization, the MHN Board of Directors will consist of Jeffrey L. Elder, Kirk A. Benson and Gary S. Velasquez, FHC designees, to serve until their successors are duly elected and assume office. See "The Reorganization -- Interests of Certain Persons in the Reorganization."

COMPARISON OF RIGHTS

    The rights of the MHN Stockholders are currently governed by applicable Delaware law and California law, MHN's Fifth Amended and Restated Certificate of Incorporation (the "MHN Certificate") and Bylaws (the "MHN Bylaws"). Former holders of MHN Common Stock and MHN Preferred Stock after the Merger will become stockholders of FHC, a Delaware corporation, and their rights as FHC stockholders from and after the Reorganization will be governed by applicable Delaware law, and FHC's Restated Certificate of Incorporation (the "FHC Certificate") and Bylaws (the "FHC Bylaws"). In addition, after the Reorganization, shares of FHC Common Stock held by former MHN Stockholders will be subject to the FHC Stockholder Rights Plan. Certain material differences exist between the rights of the MHN Stockholders and the rights of FHC stockholders under the FHC Certificate and the FHC Bylaws. See "Comparison of Rights."

DISSENTERS' RIGHTS

    Holders of MHN Common Stock and MHN Preferred Stock who exercise dissenters' rights with respect to the Merger in accordance with the procedures prescribed in the Delaware General Corporation Law ("DGCL"), and to the extent applicable, the California General Corporation Law (the "CGCL"), will be entitled to receive cash for their stock if such stockholders (i) do not vote in favor of the Merger, (ii) file demands for appraisal and (iii) otherwise act to perfect their rights as dissenting stockholders under the DGCL or the CGCL. A copy of the sections of the DGCL and the CGCL relating to dissenters' rights is attached to this Proxy Statement/Prospectus as Annex 2 and Annex 3, respectively. The obligation of FHC to effect the Merger is subject to the condition, among others, that the MHN Stockholders shall not have duly exercised dissenters' rights with respect to more than 6.5% of the outstanding MHN Common Stock and MHN Preferred Stock (on an as-converted basis), taken as a whole, and more than 10% of the MHN Common Stock; provided, however, that this condition shall not apply if at the Meeting, the Reorganization Agreement and the Certificate of Merger shall have been approved and adopted by the affirmative vote of (A) at least 90% of the holders in interest of MHN Common Stock and (B) 92% of the holders in interest of the MHN Common Stock and MHN Preferred Stock (on an as-converted basis), taken as a whole, in each case outstanding as of the date of the Meeting. See "The Reorganization -- The Reorganization Agreement -- Conditions to Consummation of the Merger" and "Dissenters' Rights."

RISK FACTORS

    The MHN Stockholders should carefully review the matters set forth under "Risk Factors."

MARKET PRICE AND DIVIDEND DATA

    FHC Common Stock is listed on the NYSE under the symbol "FH." The MHN Common Stock and the MHN Preferred Stock are not traded on any securities market or exchange.

    The following table sets forth, for the periods indicated based on FHC's June 30 fiscal year the high and low sales prices of the FHC Common Stock on the NYSE Composite Transactions Tape:

                                                                                         PER SHARE OF
                                                                                       FHC COMMON STOCK
                                                                                     --------------------
                                                                                       HIGH        LOW
                                                                                     ---------  ---------
Fiscal Year Ending June 30, 1994:
  July 1 - September 30............................................................  $     35   $   181/8
  October 1 - December 31..........................................................        32       213/4
  January 1 - March 31.............................................................      411/2      293/4
  April 1 - June 30................................................................        46       331/4
Fiscal Year Ending June 30, 1995:
  July 1 - September 30............................................................      395/8      311/4
  October 1 - December 31..........................................................      371/2      293/4
  January 1 - March 31.............................................................      347/8      263/8
  April 1 - June 30................................................................      323/4      267/8
Fiscal Year Ending June 30, 1996:
  July 1 - September 30............................................................      391/8      265/8
  October 1 - December 31..........................................................      457/8      361/2
  January 1 - February 8...........................................................      437/8      375/8

    The closing price for FHC Common Stock on the NYSE Composite Transactions Tape on January 8, 1996, the last full day of trading prior to the public announcement of the Reorganization Agreement, was $42.750, and on February 8, 1996 was $39.375.

    FHC has never paid cash dividends on the FHC Common Stock. FHC presently intends to retain earnings for the development of its businesses and does not anticipate paying cash dividends on the FHC Common Stock in the foreseeable future. FHC's $300 Million Revolving Credit Agreement with Citicorp, U.S.A., Inc., as administrative agent and an Indenture relating to FHC's 7 3/4% Senior Notes limit the ability of FHC to pay cash dividends.

    MHN has never paid cash dividends on the MHN Common Stock or the MHN Preferred Stock. MHN is bound by restrictive covenants under its bank loans, disallowing the payment of dividends without the bank's consent. Also, MHN's Certificate of Incorporation contains a number of provisions prohibiting, limiting or conditioning the payment of cash dividends on the MHN Common Stock without payment of dividends on the MHN Preferred Stock. In addition, MHN's Certificate of Incorporation contains a provision on the accruing dividend rights of the MHN Preferred Stock, which entitle the holders of such stock to receive dividends equal to a return on par value of 8% per annum under certain circumstances, primarily related to liquidation and reorganization of MHN. This accruing dividend feature will become effective in the Reorganization for all shares of MHN Preferred Stock which have not been converted into MHN Common Stock prior to the Effective Time.

    A material part of MHN's revenues and net income is derived from its California managed behavioral health HMO subsidiary. Regulatory requirements on this subsidiary relative to tangible net equity and liquidity may limit the ability of this subsidiary to pay cash dividends to MHN, which in turn may impact the ability of MHN to pay dividends to its stockholders.

    MHN's policy has been to retain earnings for the development of its business. This policy is subject to change by MHN's Board of Directors. Therefore, after the Reorganization, when the Board of Directors of MHN will be controlled by FHC designees, the dividend policy of MHN may change to provide for the payment of cash dividends by MHN to FHC.

    MHN is a privately held company; there is no public trading market for its stock. As of December 31, 1995, there were 24 record holders of MHN Preferred Stock and 73 record holders of MHN Common Stock, including those stockholders who hold both classes of securities.

    With the exceptions described below, all shares of MHN Common Stock were issued more than three years prior to the date hereof. During the past three years, MHN has issued (a) shares of MHN Common Stock to warrant holders who exercised their warrants in 1995, which warrants were issued to such holders in 1989 and, in one case, 1992; (b) options to acquire shares of MHN Common Stock at an exercise price of $.50 per share; (c) shares of MHN Common Stock to optionholders who exercised their options or who received shares in termination of their option rights and/or employment with MHN; and (d) shares of MHN Preferred Stock and MHN Common Stock to certain directors and executive officers of MHN at the time of their affiliation with MHN.

SUMMARY CONSOLIDATED FINANCIAL DATA

    The following information sets forth summary financial data with respect to FHC and MHN. This information should be read in conjunction with the separate consolidated financial statements and accompanying notes of FHC incorporated by reference herein, and with the separate consolidated financial statements and accompanying notes of MHN, included elsewhere herein. Interim financial information for FHC and MHN reflect all adjustments which are, in the opinion of each company's management, necessary to present fairly the consolidated financial information of such company.

                    FHC SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   THREE MONTHS
                                                                                                      ENDED
                                                     YEAR ENDED JUNE 30,                          SEPTEMBER 30,
                                  ----------------------------------------------------------  ----------------------
                                     1991        1992        1993        1994        1995        1994        1995
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
 (1)
  Revenues:
    Commercial premiums.........  $  759,052  $  900,660  $1,102,392  $1,358,616  $1,664,509    $390,789    $459,575
    Government cotracts.........     584,997     670,271     746,827     542,726     187,493      49,978      81,019
    Specialty services
     revenue....................      31,099      50,627      89,135     380,726     509,807     130,258     157,424
    Patient service revenue,
     net........................      16,377      40,612      43,483      41,358      41,323       9,249      11,675
    Investment and other
     income.....................      17,465      21,449      24,874      39,511      56,792      16,101      12,672
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                   1,408,990   1,683,619   2,006,711   2,362,937   2,459,924     594,375     722,365
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Expenses:
    Commercial health care
     services...................     617,527     711,735     862,602   1,067,027   1,290,367     309,644     367,398
    Government contracts health
     care services..............     149,659     171,983     188,139     152,185      67,508      12,253      27,041
    Government contracts
     subcontractor costs........     388,822     419,817     432,903     252,743      66,551      27,206      18,216
    Specialty services costs....      30,683      47,950      79,366     355,208     438,124     114,381     138,452
    Patient service costs.......      17,130      40,973      38,156      37,599      33,561       8,649       9,080
    Selling, general and
     administrative.............     135,179     175,135     230,506     291,130     307,802      72,090      85,029
    Amortization and
     depreciation...............      15,162      18,390      21,388      28,463      41,102       7,907      13,441
    Interest expense............      11,031       6,035       4,239      12,709      11,555       2,907       4,044
    Acquisition and
     restructuring costs (2)....      --          --          12,413      --         124,822      --          --
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                   1,365,193   1,592,018   1,869,712   2,197,064   2,381,392     555,037     662,701
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before income taxes and
   minority interest............      43,797      91,601     136,999     165,873      78,532      39,338      59,664
  Provision for income taxes....      12,877      34,737      57,026      64,834      26,821      13,917      20,259
  Minority Interest.............      --           4,042       6,636       7,398       2,262       1,770      --
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income....................      30,920      52,822      73,337      93,641      49,449      23,651      39,405
  Preferred stock dividends.....       1,721      --          --          --          --          --          --
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income available to common
   stockholders.................  $   29,199  $   52,822  $   73,337  $   93,641  $   49,449    $ 23,651    $ 39,405
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Earnings per share............  $     0.78  $     1.32  $     1.53  $     1.92  $     0.90    $   0.48    $   0.69
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Weighted average common and
   common stock equivalent
   shares outstanding...........  37,564,198  40,022,322  47,870,576  48,688,221  54,780,162  49,709,634  57,427,162
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                                           JUNE 30,
                                  ----------------------------------------------------------     SEPTEMBER 30,
                                     1991        1992        1993        1994        1995             1995
                                  ----------  ----------  ----------  ----------  ----------  --------------------
BALANCE SHEET DATA:
  Cash and investments..........  $  170,290  $  291,919  $  485,370  $  765,572  $  795,278      $    825,375
  Total assets..................     441,405     632,037     916,247   1,498,508   1,964,207         2,077,532
  Notes payable and capital
   leases.......................      59,592      51,688     142,048     170,108     180,054           244,480
  Stockholders' equity..........     113,127     263,427     342,398     422,443     756,899           783,708

------------------------------
(1) FHC's consolidated financial statements have been restated to reflect the results of acquisitions accounted for in accordance with the pooling of interests method of accounting.

(2) Acquisition and restructuring costs include $12.4 million which relate to the acquisitions of Century MediCorp, Inc. and Occupational Health Services, Inc. for integration and restructuring of the combined entities and $124.8 million in connection with the acquisition of CareFlorida Health Systems, Inc., Thomas-Davis Medical Centers and Intergroup HealthCare Corporation for integration, restructuring and pooling costs.

                    MHN SUMMARY CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

                                                                                                             NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                     -----------------------------------------------------  --------------------
                                                       1990       1991       1992       1993       1994       1994       1995
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA:
  Revenue:
    Contract revenue...............................  $  18,018  $  12,704  $  21,011  $  23,555  $  21,549  $  16,035  $  13,781
    Employee assistance program....................      8,147      8,505      8,384      8,843     10,048      7,449      8,582
    Administrative services........................      4,161      4,673      4,698      7,248      8,380      6,144      8,276
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        30,326     25,882     34,093     39,646     39,977     29,628     30,639
    Other revenue..................................          1         25         59         95         56         35         30
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenue................................     30,327     25,907     34,152     39,741     40,033     29,663     30,669
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Expenses:
    Health care services...........................  $  10,885  $   9,223  $  18,185  $  16,329  $  16,072  $  12,297  $  10,338
    Payroll and related items......................     11,504     12,345     13,346     14,319     14,959     11,306     13,374
    Marketing, general and administrative..........      6,040      7,160      5,802      6,721      7,011      5,181      5,448
    Depreciation and amortization..................        793        825        848      1,052      1,131        853        980
    Unusual items (1)..............................     --          4,955     --         --         --         --            112
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses.....................     29,222     34,508     38,181     38,421     39,173     29,637     30,252
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Income (loss) from operations................      1,105     (8,601)    (4,029)     1,320        860         26        417
    Other income (expense):
      Interest expense.............................       (118)      (112)      (231)      (226)      (224)      (164)      (289)
      Interest income..............................         97         36         50         67         96         59        158
      Other expense................................     --            (51)       (26)       (25)        (1)        (1)    --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before income taxes..............      1,084     (8,728)    (4,236)     1,136        731        (80)       286
    Benefit (provision) for income taxes...........       (438)        (3)        (6)       (29)       384        (10)       (31)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before extraordinary item........        646     (8,731)    (4,242)     1,107      1,115        (90)       255
    Extraordinary item:
     Utilization of net operating loss
     carryforward..................................        365     --         --         --         --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss) before cumulative dividends
     on mandatorily redeemable convertible
     preferred stock...............................  $   1,011  $  (8,731) $  (4,242) $   1,107  $   1,115  $     (90) $     255
Accrual of undeclared dividends on mandatorily
 redeemable convertible preferred stock............       (811)      (927)    (1,212)    (1,693)    (1,708)    (1,271)    (1,288)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) available to common
 stockholders (2)..................................  $     200  $  (9,658) $  (5,454) $    (586) $    (593) $  (1,361) $  (1,033)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                                         DECEMBER 31,
                                                     -----------------------------------------------------  SEPTEMBER
                                                       1990       1991       1992       1993       1994     30, 1995
                                                     ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Cash and invested cash...........................  $   1,255  $   2,799  $     521  $   3,884  $   6,227     $   4,707
  Total assets.....................................     11,833      9,406      7,991     11,954     14,215        19,352
  Long term debt and capital lease obligations
   excluding current portion.......................        957      1,669      1,590      1,515      1,204         4,602
  Mandatorily redeemable convertible preferred
   stock...........................................     11,907     17,602     19,058     26,851     28,609        30,397
  Stockholders' deficit............................     (6,559)   (16,217)   (21,662)   (22,696)   (22,199)      (23,206)

------------------------------
(1) Unusual items recorded in 1991 include MHN's write-off of goodwill customer list. Unusual items recorded in 1995 relate to merger expenses MHN has incurred.

(2) As MHN is a nonpublic company and reported net earnings (loss) available to common stockholders are negative, an earnings per share calculation has been omitted.

                     FHC AND MHN COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of FHC and MHN and combined per share data on an unaudited pro forma basis, based on the assumption that the Merger occurred at the beginning of the earliest period presented and was accounted for as a pooling of interests. Historical net earnings per common share of MHN have not been presented as MHN is a nonpublic company and reported net earnings available to holders of MHN Common Stock are negative. The pro forma comparative per share data gives effect to the Merger assuming the Closing Price is equal to the Signing Price of $42.475 per share of FHC Common Stock and based upon the conversion values disclosed in the "Terms of Reorganization" above.

    The pro forma comparative per share data does not purport to represent what FHC's financial position or results of operations would actually have been had the Merger occurred at the beginning of the earliest period presented or to project FHC's financial position or results of operations for any future date or period. The information presented in the table should be read in conjunction with the separate consolidated financial statements and accompanying notes of FHC, incorporated by reference herein, and the separate consolidated financial statements and accompanying notes of MHN included elsewhere in this Proxy Statement/Prospectus.

HISTORICAL EARNINGS PER SHARE DATA

                                                                                                 THREE MONTHS
                                                                     YEAR ENDED JUNE 30,             ENDED
                                                               -------------------------------   SEPTEMBER 30,
                                                                 1993       1994       1995          1995
                                                               ---------  ---------  ---------  ---------------
FHC..........................................................  $    1.53  $    1.92  $     .90     $     .69

FHC AND MHN
PRO FORMA COMBINED EARNINGS PER SHARE DATA

                                                                                                THREE MONTHS
                                                                    YEAR ENDED JUNE 30,             ENDED
                                                              -------------------------------   SEPTEMBER 30,
                                                                1993       1994       1995          1995
                                                              ---------  ---------  ---------  ---------------
Pro forma combined per FHC share............................  $    1.42  $    1.91  $    0.91     $    0.68
Pro forma equivalent per MHN share:
  MHN Common................................................  $    0.04  $    0.06  $    0.03     $    0.02
  MHN Preferred Series A....................................  $    6.16  $    8.29  $    3.94     $    2.96
                      B.....................................  $    5.29  $    7.12  $    3.39     $    2.54
                      C.....................................  $    4.62  $    6.21  $    2.96     $    2.22
                      D.....................................  $    4.47  $    6.02  $    2.87     $    2.15
                      E.....................................  $    4.20  $    5.65  $    2.69     $    2.02

BOOK VALUE PER COMMON SHARE

                                                                DECEMBER 31,   JUNE 30,   SEPTEMBER 30,
                                                                    1994         1995         1995
                                                                -------------  ---------  -------------
FHC -- historical.............................................                 $   13.25    $   13.75
MHN -- historical.............................................    $   (3.01)                $   (3.13)
Pro forma combined per FHC share..............................                 $   13.31    $   13.89
Pro forma equivalent per MHN share:
  MHN Common..................................................    $    0.41                 $    0.43
  MHN Preferred Series A......................................    $   57.77                 $   60.29
                      B.......................................    $   49.61                 $   51.77
                      C.......................................    $   43.32                 $   45.21
                      D.......................................    $   41.99                 $   43.83
                      E.......................................    $   39.44                 $   41.16

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION REGARDING FHC, MHN AND THE REORGANIZATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY THE MHN STOCKHOLDERS. WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE WORDS "ESTIMATE," "PROJECT," "ANTICIPATE," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED BELOW, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

EFFECTS AND CONDITIONS OF THE REORGANIZATION
    If the Reorganization is consummated, there can be no assurance that the combined companies will realize the anticipated benefits of the Reorganization, in which MHN will become a wholly owned subsidiary of FHC. Because MHN Stockholders will own a significantly smaller percentage of FHC than they owned of MHN, their investment will depend primarily upon the success of FHC's operations in areas other than the businesses of MHN. The acquisition of MHN by FHC has several potential operating and business risks, including the retention of MHN's clients, provider network and personnel. There can be no assurance that FHC will be successful in integrating FHC's and MHN's operations and personnel or that enhanced marketing capabilities, systems integration, cross-selling opportunities or geographic expansion will be realized.

HEALTH CARE REFORM
    Numerous health care reform proposals have been introduced at both the federal and state levels during the past several years. The legislative proposals have attempted to provide greater access to insurance and control health care costs through a variety of means, including proposed reductions in spending under the Medicare and Medicaid programs. In addition to federal initiatives, states in which FHC conducts and expects to conduct business have enacted various health care reform measures, and numerous additional proposals have been and may be introduced, that could significantly affect FHC's business. Certain states are considering forms of various single-payer systems, restructuring of Medicaid programs, (for example, the state of Florida reduced Medicaid reimbursement rates by 18% in July 1995 which significantly affected FHC's Florida Medicaid HMO revenues), "any willing provider" legislation that could require managed care companies to contract with any medical provider who agrees to the terms of the company's standard provider contract and payment schedule and "patient protection" acts which enhance patient choice of providers and limit the use of traditional managed care techniques. FHC is unable to predict whether any of such federal or state health care initiatives or proposed legislation will be enacted and implemented; no assurance can be given that implementation of any such proposed legislation will not have a material adverse effect on FHC's business. FHC anticipates federal and state legislators will continue to review and assess alternative health care systems and payment methodologies.

GOVERNMENT REGULATION AND AUDITS
    The operations of FHC are subject to extensive state and federal regulation. Such regulation is subject to change, and the impact of potential changes on FHC's business cannot be determined. There can be no assurance that FHC will be able to obtain any necessary governmental approvals to continue to implement its business strategy of developing or acquiring complementary products and services or achieving geographic expansion. FHC is in the process of seeking accreditation by the National Committee on Quality Assurance ("NCQA") of its Florida HMO operations, which accreditation is a condition of doing business as an HMO in that state. Failure to obtain accreditation within specified time frames could result in suspension of enrollment levels or revocation of licensure which could have a material adverse effect on FHC's future operating results. Other states and employer groups are increasingly requiring NCQA accreditation as a condition to using managed care companies for their health care benefits. FHC's HMO and insurance subsidiaries must maintain minimum levels of tangible net equity or capital and surplus which may affect their ability to expand their operations or to provide funds to FHC necessary for FHC to realize its business strategies.

    Federal and state agencies possess significant powers to review and control FHC's operations and finances. Where FHC provides services under a government contract, governmental agencies often possess expansive powers to audit and control the relationship. FHC is subject to and currently is undergoing extensive governmental audits and investigations with respect to its commercial and government contracts, including by the federal Health Care Financing Administration ("HCFA") with respect to its Medicare contracts and by the California Department of Corporations and Department of Health Services with respect to certain aspects of the California HMO Medicaid contracts. The results of such audits or investigations, which may continue past the termination of such contracts, may result in reimbursement to the governmental agencies of amounts previously paid by such governmental agencies to FHC, imposition of penalties, limitations on marketing under, or cessation of participation in, these programs. FHC is also subject to federal and state legislation prohibiting activities and arrangements that provide economic inducements for the referral of business or other activities that may be deemed to constitute "fraud or abuse" under governmental programs. Such legislation can impose significant penalties or cause FHC to lose government business if violations of such legislation were to occur. FHC is also subject to regular and special medical and financial audits and investigations by the various federal and state regulatory agencies which oversee its programs and services with respect to the operations of its HMO and insurance subsidiaries.

COMMERCIAL ENROLLMENT AND PREMIUM GROWTH

    Several recent trends are affecting FHC's commercial premium growth. Some employer groups are decreasing benefits and choosing lower-cost medical HMO coverage plans, which result in lower premiums to FHC's medical HMOs; other large employer groups have consolidated and reduced the number and scope of health care programs offered to employees, have adopted alternative benefit plans, including self-funded plans or have combined with other employer groups to consolidate purchasing power and negotiating leverage. Many employer groups have been successful in limiting premium increases or in obtaining premium decreases which has affected FHC's profitability as health care costs have not been reduced at the same rate as the premium reductions. In part because of the economic pressure from employer groups, FHC has actively marketed commercial products to individuals, which has been a growing part of its commercial business. However, sale of individual products typically results in higher administrative costs, including commissions and underwriting costs, and medical losses from these policies may be higher than from groups because of the greater possibility of adverse selection. Because of increased cost pressures on FHC, FHC believes that its commercial medical loss ratio may be adversely affected if health care cost containment measures cannot fully mitigate the effects of the lower premiums. FHC has experienced intense competition for enrollees, which has also tended to increase pricing pressures and marketing costs. There can be no assurance that the current levels of enrollment or profitability can be maintained. FHC believes that the above factors will continue to affect its operations and that the future rate of premium growth may be lower than the rates achieved in recent years.

PREDICTABILITY OF AND CONTROL OVER HEALTH CARE COSTS

    FHC's ability to establish appropriate premium rates and sustain favorable operating margins is dependent upon its ability to predict and control health care expenditures, to manage effectively utilization of health care services and to negotiate favorable provider contracts with health care providers, including physicians, medical groups and IPAs, and dentists, hospitals and ancillary providers such as pharmaceutical suppliers, laboratories and non-physician specialists. The payment and other terms of agreements with FHC's health care providers generally have provisions which allow the payment terms to be negotiated annually, and there can be no assurance that provider agreements negotiated in the future will not result in substantially higher health care costs or smaller networks of available providers for FHC's enrollees. FHC is continuing to increase the number of capitation arrangements it has with physicians, hospitals and ancillary providers, thereby assigning the risk and responsibility for the enrollees' medical care to those providers. FHC relies on the capitated providers to have the financial strength and management capabilities to effectively manage the enrollees' medical care. There can be no assurance, however, that such capitated providers will be successful in managing such care, in which event FHC is ultimately responsible for the cost of such care. In addition, inflation, advances in medical technologies, major epidemics, military actions, natural disasters and numerous other external factors, including the aging of the population and other demographic characteristics relating to the delivery of health care services can adversely affect the ability of managed care companies, including FHC, to predict and control health care costs.

DEPENDENCE UPON HEALTH CARE PROVIDERS

    FHC's profitability and the success of its long-range business plans will depend upon its ability to attract and retain qualified health care providers. In particular, FHC is dependent upon maintaining a network of qualified primary care physicians for the provision of general medical care, who are primarily responsible for hospital and specialty referrals and preventive care. Many providers are consolidating into organized groups or larger bargaining units and asserting greater bargaining power or are offering managed care programs directly to employer groups and others. In addition, there is increasing competition from other HMOs, health care plans and hospitals to retain the services of providers. The failure to retain key medical groups, IPAs and hospitals could adversely affect the ability of FHC to retain enrollees, which could adversely affect FHC's operating results and future profitability. There can be no assurance that FHC will successfully maintain a cost effective, stable provider network.

AFFILIATED MEDICAL GROUPS AND INDEPENDENT PRACTICE ASSOCIATIONS

    During the past several years FHC has contracted with affiliated medical groups, which provide health care services to FHC's enrollees at FHC-managed and owned health care centers, and affiliated independent practice associations ("IPAs"), which contract with physicians to provide medical services to FHC's enrollees. FHC provides facilities and support functions to the health care centers and is reimbursed in the form of a management fee by the affiliated professional corporations. The health care centers and affiliated medical groups have required and will continue to require significant capital expenditures and operating costs. These expenditures and costs are being funded through lines of credit with FHC. Although FHC believes that the medical groups will be able to meet their obligations under the credit facilities, there can be no assurance as to the timing or amount of repayment of these obligations. If the medical groups were unable to pay all or a significant part of these obligations, such inability could have a material adverse effect on FHC's operating results and future profitability.

    Certain FHC-affiliated IPAs were recently sold to an independent physician practice management company, which FHC believes has sufficient resources to fund the IPAs' outstanding liabilities at the time of the sale; however, there can be no assurance that such liabilities will be paid in full. Failure to pay such liabilities could have an adverse effect on FHC's operating results and future profitability.

    In California and certain of the other states in which FHC conducts, or intends to conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. FHC has structured its relationships with medical groups and IPAs pursuant to agreements which delegate specified management, administrative and support functions to FHC and certain of its wholly owned subsidiaries. These agreements also reserve to the physicians exclusive authority to make all decisions regarding delivery of medical care. FHC neither represents to the public that it offers medical services nor purports to control the practice of medicine. FHC believes that the organization of its provider networks and the contractual framework existing between FHC and medical groups and IPAs comply with the laws of states in which it operates or intends to operate that confine the practice of medicine to licensed physicians. There can be no assurance, however, that regulatory authorities will not assert that FHC is engaged in the corporate practice of medicine. Any violation could result in fines and regulators could seek to restructure the contractual relationships. Any such restructuring could have an adverse effect on FHC.

WORKERS' COMPENSATION INSURANCE

    California Compensation Insurance Company ("CalComp") is FHC's workers' compensation insurance company with business primarily in California. Significant state legislation has been enacted in California affecting, among other things, workers' compensation minimum rates and the ability to introduce managed care concepts in workers' compensation. Effective January 1, 1995, the minimum rate law in California was abolished. The effects of open rating have adversely affected CalComp's profitability in California. The profitability of CalComp may also be affected by a variety of factors outside FHC's control, including competition, severity and frequency of workers' compensation claims, interest rates, new state regulations, court decisions and the judicial climate. While actuarially determined, the amounts established by CalComp for loss reserves are estimates of future costs based on various assumptions, which reserves could prove to be inadequate in light of subsequent experience. If the reserves are inadequate, CalComp's and FHC's profitability would be adversely affected.

    CalComp, through its subsidiary, Business Insurance Company ("BICO"), is expanding its workers' compensation business in other states and is subject to the regulations of various states. There can be no assurance that BICO will be successful in operating in states outside California.

MEDICAID AND MEDICARE PROGRAMS

    FHC is reimbursed on a fixed monthly contract rate per enrollee for the provision of services to its Medicaid eligible beneficiaries. In general, state regulators have broad discretion in the determination of Medicaid HMO contract rates, and there are ongoing budgetary pressures to reduce future payments to HMOs. Such pressure may increase if health care costs continue to rise or if national or state health care reforms change the benefits or payments permitted under the Medicaid program. FHC is unable to assess the impact, if any, such changes would have on its operations; however, any significant change in Medicaid or its reimbursement rates could materially affect FHC's operations. Failure of the federal government to reach consensus on a national budget could affect payments to FHC under its Medicaid and Medicare contracts; if the result of lack of a budget were to reduce, delay or cease payments under these programs, there could be a material adverse effect on FHC's operations.

    Funds received under Medicaid and Medicare are subject to audit with respect to the proper application of various payment formulas, and therefore, retroactive adjustments of revenue from these programs may occur. These programs are also subject to many statutory and regulatory changes, and payment rates may be reduced. There can be no assurance that payments under such programs will remain at levels comparable to present levels or sufficient to cover costs for FHC's Medicaid HMO enrollees or the operating and fixed costs of FHC's hospitals allocable to Medicaid patients. Certain states in which FHC operates are considering restructuring the delivery of medical care to Medicaid beneficiaries and the federal Medicaid reimbursement rates have been decreased in certain of the areas in which FHC has Medicaid programs (for example, the state of Florida reduced Medicaid reimbursement rates by 18% in July 1995 which significantly affected FHC's Florida Medicaid HMO revenues); there can be no assurance that FHC will be able to retain this business, or if retained, whether the programs will provide FHC with an adequate level of profitability.

    In October 1995, FHC was awarded four Medicaid contracts to establish a managed care program to cover up to approximately 1.8 million eligible beneficiaries in four California counties. Certain of these contracts are being protested by unsuccessful bidders. Implementation of the contracts is scheduled to commence in the second half of 1996. The annual contracts run through March 2002. California has never offered a program of this magnitude, so there may be significant changes in how the program is ultimately implemented or how the state will interpret or impose the requirements of the programs. There can be no assurance that, if the protested contracts are retained, FHC will be successful in managing the implementation and delivery of Medicaid services under these contracts, that FHC will experience sufficient enrollment from eligible beneficiaries to meet its anticipated enrollment targets, or whether such contracts will provide FHC with an adequate level of profitability.

MERGERS, ACQUISITIONS AND EXPANSION

    Mergers and acquisitions have played an important role in the implementation of FHC's business strategy and are expected to continue to be important to FHC's growth and development. FHC's product offerings and HMO, PPO and specialty services enrollment have been expanded through these acquisitions. As a result, FHC is subject to the uncertainties and risks associated with any business that has grown rapidly and has expanded into new product and geographic areas. These mergers and acquisitions have placed substantial demands on FHC's management and financial resources. The integration of the acquired companies' operations
continues  to  be  slower,  more   complex  and  more  costly  than   originally
anticipated, especially in systems and functional areas such as claims processing, data management and finance. There can be no assurance that the combined companies will realize the full cost savings or revenue enhancements FHC expects to realize as a result of the recent acquisitions and the consolidation of certain of the operations of the acquired companies or that such savings or enhancements will be realized at the points in time currently anticipated. Furthermore, there can be no assurance that any cost savings which are realized will not be offset by increases in other expenses or operating losses. FHC will encounter similar uncertainties and risks with respect to any future acquisitions it may make.

    FHC continues to expand its HMO and specialty services operations in additional states, either through internally generated development or through acquisitions, thereby subjecting FHC to different methods of operations and management and the effect of varying state regulations. FHC has start-up HMO and specialty services operations in a number of states and the United Kingdom. These operations have required and will continue to require significant costs related to creating the infrastructure for operations, satisfying net equity or capital and surplus requirements, hiring and training personnel, obtaining necessary regulatory approvals and operating until sufficient enrollment is obtained to offset the start-up costs. There can be no assurance that FHC will be successful in managing HMOs at multiple locations or in obtaining sufficient enrollment to be profitable. FHC's United Kingdom operations are experiencing greater losses during the start-up phase of operations and are facing larger regulatory capital requirements than originally anticipated; there can be no assurance that the critical mass needed for these operations to become profitable within a reasonable time period will be realized. Failure of the United Kingdom operations would have an adverse effect on FHC's operating results.

    FHC is engaged in an ongoing evaluation of potential acquisitions. No assurance can be given as to FHC's ability to compete successfully at favorable prices for available acquisition candidates or to complete future acquisitions, or as to the financial effect on FHC of any acquired business. Future acquisitions by FHC may involve significant cash expenditures and may result in increased indebtedness and interest and amortization expense or decreased operating income, which could have an adverse impact on FHC's future operating results.

COMPETITION

    The managed health care industry is highly competitive and has experienced significant changes in recent years. There has been a marked trend toward consolidation in the health care industry, and managed health care companies are larger both in size and in the number of products that they offer. Large employer groups continue to demand a variety of health care options, such as HMOs, point of service plans and PPO products, either insured by third parties or self-funded. Physician and other provider groups are consolidating and also compete with FHC's operations. Some of FHC's competitors have substantially greater financial resources and broader geographic coverage than FHC. The health care industry has been subject to vigorous price competition with volatility in the industry caused by regulatory changes and competitive market pricing pressures. These factors are likely to continue and may become more severe in the future. Such competition could adversely impact FHC's future results by reducing margins or enrollment levels, or both.

GOVERNMENT CONTRACTS

    FHC, through Foundation Health Federal Services, Inc. ("FHFS"), its government contracts subsidiary, administers large, multi-year managed care government contracts. FHFS subcontracts to affiliated and unrelated third parties part of the administration and health care risk of these contracts. Government contracts revenue is subject to semi-annual bid price adjustments, annual price increases or decreases, change orders, risk sharing provisions and various other price adjustments under the contracts. The contracts are also subject to ongoing and retroactive allocations between FHFS and its subcontractors which can have a positive or negative effect on the total contract price. Although FHC believes that FHFS has adequately processed claims and there are no significant outstanding liabilities under these contracts, there can be no assurance that the government will not make determinations adverse to FHC with respect to these matters.

    During fiscal year 1995, FHFS was awarded two large, multi-year government contracts to provide health care services to over 800,000 CHAMPUS-eligible beneficiaries in Washington, Oregon, Oklahoma and most of Arkansas, Louisiana and Texas. On August 31, 1995, FHFS was notified of award by the Department of Defense of the multi-year TRICARE managed care contract to provide services to approximately 720,000 CHAMPUS-eligible beneficiaries in California and Hawaii. Delivery of health care services is scheduled to commence April 1, 1996. The TRICARE contract in California and Hawaii is being protested by unsuccessful bidders. Failure of FHC to maintain this contract could have a material adverse effect on FHC's future operating results. There can be no assurance that FHC will be successful in managing the implementation and delivery of services under several large, multi-year government managed care contracts or whether any of such contracts will be profitable. These contracts also contain risk sharing provisions whereby FHC's equity is at risk for managing costs within agreed upon parameters; failure to appropriately manage these contracts and the health care costs associated thereby could have a material adverse effect on FHC's operating results and financial position.

    FHC intends to compete for managed care contracts as they are announced by federal and state agencies. FHC expects intense competition for such contracts and there can be no assurance that it will be the successful bidder for any such contracts or if successful, whether such contracts will provide an adequate level of profitability. The design and implementation of managed care government contracts may be affected by any health care reforms and reductions in government spending considered by government agencies and legislative bodies, and FHC is unable at the present time to predict the effect of any such reforms or reductions on the profitability of any contracts awarded.

MARKET VOLATILITY

    The stock market and the market for securities of health care companies has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. From time to time analysts and others have issued reports and articles which have had a negative impact on stock prices. In addition, various factors and events, such as announcements by FHC or its competitors concerning operating results, loss of a major employer group contract or provider contract, governmental approvals, regulations or audits, acquisitions, new product introductions, competitive pricing pressures and rising costs of health care may also contribute to the price volatility of the Common Stock.

ANTI-TAKEOVER PROVISIONS

    The ability of the Board of Directors of FHC to issue shares of preferred stock without stockholder approval and a stockholder rights plan adopted by FHC may, alone or in combination, have certain anti-takeover effects. FHC also is subject to provisions of the Delaware General Corporation Law ("DGCL") which may make certain business combinations more difficult.

EXPOSURE TO EVOLVING THEORIES OF RECOVERY

    FHC, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and indemnity plans. In the ordinary course of its business, FHC is subject to the claims of its enrollees arising out of decisions to restrict treatment or reimbursement for certain services. Several recent proceedings filed against managed care companies have successfully challenged HMOs' decisions to deny coverage of treatment sought by enrollees. Compensatory damages (including damages for emotional distress) and punitive damages, which are not covered by insurance, have been awarded. The punitive damages have been awarded on the premise that the defendant HMOs have, in bad faith, denied coverage of the treatments sought. Although each lawsuit must succeed or fail on its own merits, FHC anticipates that claims alleging bad faith may become more common in enrollees' actions against managed care companies. The loss of even one such coverage claim, if it results in a punitive damage award, could have a significant adverse effect on FHC. In addition, HMO enrollees are challenging certain features of HMOs' financial arrangements with their contracting providers, in particular, that these arrangements contain certain financial incentives to control unnecessary referrals to specialists and unnecessary hospitalizations. The enrollees contend that these financial arrangements, and the capitation system for reimbursing providers as well, provide participating providers with improper incentives to furnish less than adequate medical care to enrollees. State legislatures are also considering managed care reimbursement methodologies and their effect on access to, and quality of, medical care. The financial and operational impact which such evolving theories of recovery and legislation, if enacted, will have on the managed care industry generally, and FHC in particular, is at present unknown. In addition, the risk of potential liability under punitive damages theories may increase significantly the difficulty of obtaining reasonable settlements of such coverage claims.

RIGHTS OF MHN STOCKHOLDERS FOLLOWING THE REORGANIZATION

    Following the Reorganization, holders of MHN Common Stock and MHN Preferred Stock will become holders of FHC Common Stock. Certain differences exist between the rights of the MHN Stockholders under the MHN Certificate and the MHN Bylaws, and the rights of FHC stockholders under the FHC Certificate and the FHC Bylaws. Among other things, the FHC Certificate and the MHN Certificate contain different provisions regarding voting in the election of directors, the procedure for calling special meetings of their respective Boards, the procedure for qualifying, nominating and removing directors, the right of stockholders to inspect certain corporate records, and the vote required to amend each respective charter. The FHC Certificate and the FHC Bylaws also contain provisions which may make it more difficult for stockholders to nominate director candidates. These provisions include requirements that stockholders must give 120 days' prior notice of nominations to the FHC Board and that one-third of the FHC Board must be composed of persons who are independent of FHC. The affirmative vote of a larger percentage of stockholders may be required to amend some of the provisions of the FHC Certificate than to amend the MHN Certificate. In addition, FHC has a Stockholder Rights Plan and MHN does not. See "Comparison of Rights."

FEDERAL INCOME TAX CONSEQUENCES

    The Reorganization is intended to qualify for federal income tax purposes as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). See "The Reorganization -- Certain Federal Income Tax Consequences -- Tax Free Reorganization Treatment." If for any reason the Reorganization does not qualify as a reorganization, then among other effects, the MHN Stockholders may recognize gain or loss in such transaction. See "The Reorganization -- Certain Federal Income Tax Consequences -- Failure of Reorganization Treatment." ACCORDINGLY, ALL MHN STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING ALL TAX RAMIFICATIONS OF THE REORGANIZATION.

                                  THE MEETING

    This Proxy Statement/Prospectus is being provided to the MHN Stockholders in connection with the Meeting. The Board of Directors of MHN is soliciting proxies for use at its Meeting.

    The Meeting is scheduled to be held on February 29, 1996, at LAX Doubletree Hotel, 5400 West Century Boulevard, Los Angeles, California. At the Meeting, the holders of MHN Common Stock and MHN Preferred Stock will be asked to vote on the Reorganization Agreement and the transactions contemplated thereby, including the Merger. See "The Reorganization."

    THE BOARD OF DIRECTORS OF MHN HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS BEING FAIR AND IN THE BEST INTERESTS OF MHN AND THE MHN STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE MHN STOCKHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

    RECORD DATE AND VOTING RIGHTS. Only holders of record of MHN Common Stock and MHN Preferred Stock at the close of business on February 8, 1996 (the "Record Date"), will be entitled to notice of and to vote at the Meeting. At the close of business on such date, there were 7,427,847 shares of MHN Common Stock and 217,973.15 shares of MHN Preferred Stock outstanding (18,328,635 shares of MHN Common Stock on an as-converted basis). Each share of MHN Common Stock will entitle the holder thereof to one vote at the Meeting. Each share of MHN
Preferred Stock will have that number of votes as is specified by the MHN Certificate.

    STOCKHOLDER VOTE REQUIRED. The approval of the Merger requires the affirmative vote of the holders of at least a majority in interest of the MHN Common Stock, a majority in interest of the MHN Common Stock and MHN Preferred Stock (on an as-converted basis), voting together as a whole, and 66 2/3% of the MHN Preferred Stock (voting together on an as-converted basis). Abstentions will have the same effect as negative votes. Holders of at least a majority of the outstanding shares of MHN Common Stock and MHN Preferred Stock (on an as-converted basis), must be represented at the Meeting, either in person or by proxy, for a quorum to be present. An additional condition to the consummation of the Reorganization is the affirmative vote of the holders of at least a majority in interest of the shares of MHN Common Stock who are not otherwise holders of MHN Preferred Stock. FHC may not invoke its condition precedent to the Closing that no more than 6.5% of the outstanding shares of MHN Preferred Stock and MHN Common Stock be subject to the exercise of statutory dissenters' rights, if the holders of 90% in interest of the outstanding MHN Common Stock and 92% in interest of the MHN Common Stock and MHN Preferred Stock (on an as-converted basis), taken as a whole, approve the Reorganization (the "Special Vote").

    PROXIES. Each properly completed proxy returned in time for voting at the Meeting will be voted in accordance with the instructions indicated on the proxy, or, if no instructions are provided, will be voted FOR approval of the Reorganization Agreement and the transactions contemplated thereby, including the Merger. It is not expected that any matters other than that referred to in this Proxy Statement/Prospectus will be brought before the Meeting. If, however, other matters are properly presented, the persons named as proxies in the form of proxy will vote in accordance with their judgment with respect to such matters. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the Meeting.

    A stockholder may revoke a proxy at any time before it is voted by filing with the Corporate Secretary of MHN an instrument revoking the proxy, or by returning a duly executed proxy bearing a later date, or by attending the applicable Meeting and voting in person. Any filing should be made to the attention of Franklin Tom, Secretary of Managed Health Network, Inc., 5100 West Goldleaf Circle, Suite 300, Los Angeles, California 90056. Attendance at the Meeting will not by itself constitute revocation of a proxy.

                               THE REORGANIZATION

GENERAL EFFECTS OF THE REORGANIZATION

    Upon consummation of the Merger, MHN will become a wholly owned subsidiary of FHC, the separate corporate existence of Acquisition Corporation will cease, and MHN Stockholders at the time the Certificate of Merger is filed with the applicable governmental authorities (the "Effective Time") will receive shares of FHC Common Stock, as described below. A portion of the Closing Shares (the

"Escrow Shares") will be placed in escrow for a period of one year as security for the obligations of the MHN Stockholders to indemnify FHC for certain liabilities under the Reorganization Agreement. Escrow Shares not applied for such purpose will be distributed to the MHN Stockholders at the end of the escrow period. See "-- The Reorganization Agreement -- Issuance and Exchange of Certificates; Distributions of Escrow Shares" and "-- Indemnification and Escrow."

    The number of shares of FHC Common Stock issuable at the Effective Time to holders of MHN Common Stock and MHN Preferred Stock and into which MHN Options shall be exercisable (the "Closing Shares") shall be determined as follows:

        (i) First, the Aggregate Potential Shares shall be determined as an amount equal to (A) $45,000,000, less Excess Transactional Costs (as defined below), divided by (B) the Assumed Closing Price. "Excess Transactional Costs" shall mean all amounts paid or payable by MHN for legal, accounting and financial services as a proximate result of the transactions contemplated by the Agreement in excess of $900,000, all as identified by FHC and MHN no later than two days prior to the Closing Date. The "Assumed Closing Price" shall be calculated as follows:

           (A) In the event that the average of the per share closing prices of FHC Common Stock during the ten trading days ending on the second trading day prior to Closing as reported on the New York Stock Exchange ("NYSE") Composite Transaction Tape (the "Closing Price") is no less than 92.5% of $42.475, which is the average of the per share closing prices of FHC Common Stock during the ten trading days ending on the trading day prior to the date of execution of this Agreement by MHN and FHC as reported on the NYSE Composite Transactions Tape (the "Signing Price"), and no more than 107.5% of the Signing Price, then the Assumed Closing Price shall be the Closing Price.

           (B) In the event that the Closing Price is greater than 107.5% but no more than 115% of the Signing Price, then the Assumed Closing Price shall be 107.5% of the Signing Price.

           (C) In the event that the Closing Price is less than 92.5% of the Signing Price but no less than 85% of the Signing Price, then the Assumed Closing Price shall be 92.5% of the Signing Price.

           (D) In the event that the Closing Price is less than 85% of the Signing Price, then MHN may in its sole discretion terminate this Agreement by giving notice of termination to FHC no later than one day prior to Closing; provided, however, that FHC may cause the Closing to occur notwithstanding any such notice if it notifies MHN no later than the day prior to Closing of its intent to cause the issuance of that number of shares of FHC Common Stock based on an Assumed Closing Price equal to (1) 92.5% of the Signing Price divided by 85% of the Signing Price, times (2) the Closing Price.

           (E) In the event that the Closing Price is more than 115% of the Signing Price, then FHC may in its sole discretion terminate this Agreement.

        (ii) Each share and fractional share of MHN Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into that number of shares of FHC Common Stock equal to the Preference Amount divided by the Closing Price. The "Preference Amount" for each share of MHN Preferred Stock is as determined in accordance with Section 2 of MHN's Fifth Amended and Restated Certificate of Incorporation as of the Effective Time. The aggregate number of shares of FHC Common Stock issuable to the holders of MHN Preferred Stock shall be referred to herein as the "Preferred Holders' Shares."

       (iii) Each share and fractional share of MHN Common Stock issued and outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into that number of shares of FHC Common Stock (the "MHN Common Stock Conversion Amount") equal to (i) the Aggregate Potential Shares less the Preferred Holders' Shares, divided by (ii) an amount equal to the aggregate number of shares of MHN Common Stock and that number of shares of MHN Common Stock underlying all fully vested (taking into account any accelerated vesting as a result of the Merger), outstanding and unexercised options to purchase MHN Common Stock ("MHN Options") outstanding as of the Effective Time. The aggregate number of shares of FHC Common Stock issuable to the holders of MHN Common shall be referred to as the Common Holders' Shares.

    The number of shares of FHC Common Stock that the MHN Stockholders will receive in exchange for the MHN Preferred Stock and MHN Common Stock will vary based in part upon the price of FHC Common Stock at the Effective Time and in part by the allocation of price fluctuation risk of FHC Common Stock that has been negotiated between FHC and MHN. The dollar value of FHC Common Stock between the signing of the Agreement and the Effective Time that MHN Stockholders will receive will range between the amounts set forth in the following chart. The following example assumes that (i) Closing will occur on March 31, 1996, (ii) the Preference Amount for each share of MHN Preferred Stock will include Accruing Dividends on such stock through such date, (iii) MHN's transaction costs do not exceed $900,000; (iv) the total outstanding shares of MHN Preferred Stock are 217,973.15 (18,328,638 shares of MHN Common Stock on an as-converted basis); (v) the total outstanding shares of MHN Common Stock are 7,427,844; and (vi) shares of MHN Common Stock into which outstanding MHN Options are exercisable are 2,790,000. The number of shares of FHC Common Stock and therefore the values set forth below, include both the FHC Common Stock distributable immediately after the Closing and the FHC Common Stock which will be included in the Escrow (see "-- The Reorganization Agreement -- Escrow Shares"). "Value" for purposes of the following chart is calculated based on the FHC Closing Price used in calculating the number of shares of FHC Common Stock to be issued to the applicable MHN Stockholder. There can be no assurance that the market value of the FHC Common Stock issued to the MHN Stockholders will not decrease following the Closing.

                    VALUE IN FHC COMMON STOCK TO BE RECEIVED
           FOR EACH SHARE OF MHN PREFERRED STOCK AND MHN COMMON STOCK

                                 85% OF FHC      92.5% OF FHC      100% OF FHC     107.5% OF FHC     115% OF FHC
                               SIGNING PRICE=   SIGNING PRICE=   SIGNING PRICE=   SIGNING PRICE=   SIGNING PRICE=
                                   $36.10           $39.29           $42.48           $45.66           $48.85
                               ---------------  ---------------  ---------------  ---------------  ---------------
MHN Preferred Stock
  Series A (1)...............    $    164.20      $    184.38      $    184.38      $    184.38      $    218.40
  Series B...................    $    158.32      $    158.32      $    158.32      $    158.32      $    158.32
  Series C...................    $    138.25      $    138.25      $    138.25      $    138.25      $    138.25
  Series D...................    $    134.02      $    134.02      $    134.02      $    134.02      $    134.02
  Series E (2)...............    $    125.86      $    125.86      $    125.86      $    125.86      $    125.86
  MHN Common Stock...........    $      0.99      $      1.30      $      1.30      $      1.30      $      1.54

------------------------
(1) Reflects the conversion of the Series A to MHN Common Stock at FHC Closing Prices greater than 85% of FHC Signing Price.

(2) Excludes the share price of $500,000 of Series E issued in June 1995 in connection with the HMC acquisition by MHN. The holders of Series E issued in connection with the HMC acquisition would receive a value of $106.64 per Series E share, reflecting dividends accruing from June 1995 rather than January 1993 for the rest of the Series E.

    Shares of MHN Preferred Stock and MHN Common Stock held by persons exercising statutory dissenters' rights shall be treated as described in "Dissenters' Rights."

    All outstanding and unexercised MHN Options will fully vest as a result of the Reorganization. At the Effective Time, each fully vested, outstanding and unexercised MHN Option shall be treated as the right to receive, in exchange for the payment of the exercise price set forth in such MHN Option, that number of shares of FHC Common Stock per share of fully vested MHN Common Stock underlying such MHN Option equal to the MHN Common Stock Conversion Amount. Notwithstanding the foregoing, FHC agrees to consider requests received by FHC at least 10 days prior to the Closing from any holder of MHN Options to receive in full settlement of such holder's MHN Options that number of shares of FHC Common Stock equal to: (a) the number of shares of FHC Common Stock otherwise allocable to such MHN Options, less (b) an amount equal to (i) the aggregate exercise price of such MHN Option, divided by (ii) the Assumed Closing Price (the "Option Spread Amount"); provided, however, that as a condition of such settlement of the MHN Options, the holder of the MHN Option tenders to FHC the cash to satisfy any required tax withholding amounts.

    The Escrow Shares will be equal in number to $1,500,000 divided by the Closing Price or Assumed Closing Price. See "-- The Reorganization Agreement -- Issuance of Certificates; Distributions of Escrow Shares." The Escrow Shares will be held as security for the obligations of the MHN Stockholders to indemnify FHC for certain liabilities. See "-- The Reorganization Agreement -- Indemnification and Escrow."

    After the Reorganization, FHC will hold 100% of the MHN capital stock then outstanding. Following the Closing, the MHN Stockholders, and upon exercise or settlement of the MHN Options, the holders of MHN Options, will be stockholders of FHC. See "Comparison of Rights." Upon the delivery of the Closing Shares (including the Escrow Shares), the MHN Stockholders will hold up to 1,059,497 shares of FHC Common Stock (assuming a Closing Price equal to the Signing Price of $42.475), which will represent approximately 1.8% of the FHC Common Stock outstanding as of December 31, 1995.

BACKGROUND OF AND REASONS FOR THE REORGANIZATION

    In October 1992, FHC acquired Occupational Health Services, Inc., a managed behavioral health HMO located in Northern California. Renamed Foundation Health PsychCare Services, Inc. ("FHPS"), this acquired company provides managed behavioral health care services to FHC's customers, markets employee assistance programs throughout the United States and provides the managed behavioral health care component for some of FHC's governmental contracts.

    After the FHPS acquisition FHC was interested in further expanding its managed behavioral health business. Therefore, in May 1993, representatives of FHC contacted representatives of MHN (which included Gary S. Velasquez, who was then the Vice President and Chief Financial Officer of MHN and is now Chief Executive Officer of FHPS). While the parties had preliminary discussions regarding a possible transaction, these discussions ultimately ceased. In February 1994, Mr. Velasquez joined FHPS as its President.

    In 1994, MHN's Board of Directors retained the investment banking firm of Covington Associates of Boston, Massachusetts, to assist the Board in evaluating and developing strategic alternatives for increasing the stockholder value of MHN. This included acquisition strategies by MHN, and initially resulted in MHN's acquisition of HMC, which was consummated in June 1995. In late 1994, the scope of strategic alternatives to be addressed by Covington Associates was expanded to include the possible sale, merger or other strategic alliance of MHN with another company of significant size.

    In early 1995, FHC expressed a renewed interest in MHN, and after some preliminary discussions, in April 1995 the parties executed a confidentiality agreement to permit the exchange of financial information.

    During 1995, MHN had exploratory discussions and preliminary expressions of interest from a number of companies regarding a possible acquisition of MHN. In one case, this resulted in the signing, in May 1995, of a nonbinding letter of intent between MHN and another private company.

    Discussions between FHC and MHN took place at various intervals throughout early and mid-1995, and ultimately, in August 1995, FHC made a written offer to acquire MHN for $45 million in cash, subject to a number of conditions. MHN's Board of Directors accepted FHC's offer, subject to certain additional conditions, and terminated its negotiations with the other private company for a number of reasons, including the Board's determination that the alternative private transaction would not receive required approval from the MHN Stockholders due, in part, to the fact that no immediate liquidity would be provided to the MHN Stockholders.

    On November 18, 1995, the Board of Directors of FHC approved the acquisition of MHN, subject to the consideration being changed to FHC Common Stock in a pooling of interests transaction. MHN agreed to this change after negotiating certain concessions.

    On December 27, 1995, MHN's Board of Directors unanimously approved the Reorganization as being fair and in the best interests of MHN and its stockholders. On January 9, 1996, the parties executed the Reorganization Agreement.

    MHN believes that the Reorganization may result in a number of benefits to MHN and its stockholders, including the following:

    - Liquidity for the MHN Stockholders, who would hold shares in a publicly traded corporation rather than a private company;

    - Reasonable merger consideration which would provide the holders of MHN Preferred Stock with at least a return in publicly-traded stock for their investment and accruing dividends and the holders of MHN Common Stock with a fair value for their shares; and

    - Access for MHN to greater corporate and financial resources.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    FHC and MHN each intend for the Merger to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the Code). In order for reorganization treatment to apply certain requirements must be met, including:

       MHN, as the surviving corporation of the Merger, must acquire substantially all of the assets of each of the corporations participating in the Merger (while case law may support a lesser percentage, the substantially all test will generally be met if 90 percent of the net assets and 70 percent of the gross assets of a corporation are acquired);

       FHC must obtain control of MHN, as defined in section 368(c) of the Code, solely for FHC Common Stock issued in connection with the Merger (control in this context is generally defined to mean ownership of 80 percent of all of the voting stock of a corporation and 80 percent of the total number of shares of all other classes of stock of such corporation); and

       the   individual  stockholders   of  MHN  must   maintain  continuity  of
       proprietary interest through continued ownership of FHC Common Stock.

While case law may support a lesser percentage, the continuity of interest test will generally be met as long as the individual MHN Stockholders do not have a plan or intention to sell, exchange or otherwise dispose of a number of shares of FHC Common Stock received in the Merger that would reduce the number of shares of FHC Common Stock owned by such stockholders after the Merger to a number of shares having a value as of the date of the Merger of less than 50 percent of the value of all of the formerly outstanding shares of MHN held by such stockholders as of that date. Ordinarily, shares surrendered by dissenting stockholders or exchanged for cash in lieu of fractional shares are treated as shares outstanding on the date of the Merger, and shares held by MHN Stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger are similarly considered.

    It is a condition to the consummation of the Merger that each of MHN and FHC obtain an opinion of its counsel that, based upon the assumptions and understandings contained in such opinion, the Merger will constitute a tax-free reorganization within the meaning of section 368(a) of the Code. Certain of the assumptions and understandings included in such opinions will relate to the existence of continuity of interest, FHC's acquisition of control of MHN solely for FHC Common Stock, and MHN's acquisition of substantially all of the assets of each of MHN and Acquisition Corporation. If such assumptions and understandings are not met with respect to the Merger, then the validity of the conclusions reached in such opinions, as well as herein, could be adversely affected.

    Based upon the conclusion that the Merger will qualify as a reorganization under section 368(a) of the Code for United States federal income tax purposes the following treatment should generally apply:

        (a) No gain or loss will be recognized by the MHN Stockholders who receive solely FHC Common Stock in the Merger.

        (b) If a stockholder receives, in addition to FHC Common Stock, cash or other property in the Merger, then subject to paragraph (c), such stockholder will recognize gain (but not loss) with respect to the Merger in an amount equal to the lesser of (i) the difference between the fair market value of the FHC Common Stock and any other property (including cash) received by such stockholder in the Merger (reduced by any amount treated as a dividend, as discussed in paragraph (c) below) and such stockholder's basis in the MHN stock, and (ii) the amount of cash and the fair market value of property received in the transaction other than FHC Common Stock. MHN Stockholders who purchased their stock at different times and prices should consult with their tax advisors, as there may be several alternative methods available for determining gain with respect to such stock.

        (c) If the receipt of cash or other property described in paragraph (b) has the effect of a dividend under section 301 of the Code, then notwithstanding paragraph (b), such stockholder will be treated as receiving a dividend in an amount equal to the lesser of (i) the difference between the amount of cash and the fair market value of the FHC Common Stock and any other property received in the Merger and the stockholder's basis in the MHN stock, (ii) the amount of cash and the fair market value of any assets (other than FHC Common Stock) received by such stockholder in the Merger and
    (iii) such stockholder's ratable share of the earnings and profits of the relevant corporation. The remainder, if any, will be treated as gain from the exchange of property to the extent provided for in paragraph (b), above.

        (d) If an MHN Stockholder receives solely FHC Common Stock in the Merger, that stockholder's aggregate basis in the FHC Common Stock received (including Escrow Shares) will be the same as the aggregate basis in the MHN stock surrendered in exchange therefor.

        (e) If an MHN Stockholder receives other property in the Merger in addition to FHC Common Stock, such stockholder's aggregate basis in the FHC Common Stock received will be the same as the aggregate basis in the stock surrendered in exchange therefor, reduced by the amount of cash and the fair market value of any property (other than FHC Common Stock) received by such stockholder, and increased by any amounts treated as a dividend and any gain recognized on the Merger.

        (f) An MHN Stockholder's holding period for the FHC Common Stock received in the Merger will include the period during which the shares of MHN stock surrendered were held, provided that the surrendered stock is a capital asset at the Effective Time.

        (g) An MHN Stockholder receiving cash in the Merger in lieu of a fractional share of FHC Common Stock will be treated as if such stockholder actually received such fractional share which was subsequently redeemed by FHC, resulting in the cash such stockholder receives in lieu of such fractional share being treated as having been received as full payment in exchange for stock redeemed as provided in section 302(a) of the Code.

        (h) No gain or loss will be recognized by MHN, Acquisition Corporation or FHC as a result of the Merger.

    No gain or loss will be recognized by a holder of an unexercised MHN Option stock solely as a result of the conversion of such option into an option to acquire FHC Common Stock, provided that such option (i) was issued in connection with the performance of services and (ii) did not and will not have a readily ascertainable fair market value (within the meaning of Income Tax Regulations section 1.83-7(b)) when issued or at the Effective Time. In addition, to the extent any such unexercised MHN Option is an "incentive stock option" immediately prior to the Merger, such option will remain an "incentive stock option" after its conversion into an option to acquire FHC Common Stock.

    In light of federal income tax consequences that may apply, any holder of an MHN Option who is considering making a request to FHC in accordance with the terms of the Reorganization Agreement to receive the Option Spread Amount in settlement of such holder's MHN Options (see "-- General Effects of the Reorganization") is strongly urged to consult with his or her tax adviser prior to making any such request.

    DISSENTERS. An MHN Stockholder who perfects dissenters' rights and receives payment for such stockholder's stock generally will be treated as if such stock was redeemed. In general, if the MHN stock is held as a capital asset at the Effective Time, a dissenting stockholder will recognize capital gain or loss measured by the difference between the amount of cash received and the basis in such stock. However, if such dissenting stockholder owns, directly or constructively through application of section 318 of the Code, any MHN Preferred Stock or MHN Common Stock as to which dissenters' rights are not exercised and perfected and which are exchanged for FHC Common Stock in the Merger, or otherwise holds FHC Common Stock, such stockholder may be treated as having received a dividend in the amount of the cash paid to the stockholder in exchange for the shares as to which dissenters' rights are perfected. Under section 318 of the Code, an individual is deemed to own stock that is actually owned (or deemed to be owned) by certain members of such individual's family (spouse, children, grandchildren and parents, with certain exceptions) and other related parties, including, for example, certain entities in which the individual has a direct or indirect interest (such as partnerships, estates, trusts and corporations), as well as stock that such individual (or a related person) has the right to acquire upon exercise of an option or conversion right held by such individual (or related person). Each stockholder who intends to
dissent  from  the  Merger  (see  "Dissenters'  Rights")  should  consult   such
stockholder's own tax advisor with respect to the application of the stock redemption and constructive ownership rules to the stockholder's particular circumstances.

    ESCROW SHARES. Because the former stockholders of MHN will be entitled to receive all taxable dividends with respect to the Escrow Shares (see " -- The Reorganization Agreement -- Indemnification and Escrow") and to direct the voting of the Escrow Shares, the Escrow Shares should be treated as having been issued at the time of the Merger. The former stockholders of MHN should thus be regarded as the recipients of any such distributions, but no further federal income tax consequences should result from their receipt of Escrow Shares upon termination of the one year Escrow. The number of shares of Escrow Shares to be used to satisfy any claim against the escrow will be determined by valuing the shares at the higher of (i) the Closing Price or Assumed Closing Price or (ii) the trading price of FHC Common Stock at the time such indemnification occurs. If the number of shares is based on the trading price of FHC Common Stock at the time such indemnification occurs, the former stockholders of MHN will recognize gain or loss to the extent that Escrow Shares are used to satisfy such claim. The amount of such gain or loss will be measured by the difference between such stockholder's basis in the Escrow Shares used to satisfy the claim and the fair market value of those Escrow Shares, and each such stockholder's tax basis in the remaining FHC Common Stock received in the Reorganization will be increased by the amount of the claim satisfied. If the number of shares used to satisfy the claim is based on the Closing Price or Assumed Closing Price, each stockholder's tax basis in the remaining FHC Common Stock received in the Reorganization will be increased by the basis of the FHC Common Stock used to satisfy the claim.

    BACKUP WITHHOLDING. All stockholders who (i) intend to dissent from the Merger, (ii) receive cash or other property in the Merger in a situation where such distribution may be considered essentially equivalent to a dividend, or
(iii) receive cash in lieu of fractional shares of FHC Common Stock where the gross amount of the cash paid is $20 or more should consult their own tax advisors with regard to the 31 percent federal backup withholding tax which may become applicable to such amounts for stockholders failing to furnish their federal taxpayer identification numbers as requested by MHN to otherwise establish an exemption from such backup withholding.

    FAILURE OF REORGANIZATION TREATMENT. If the Merger does not qualify as a reorganization under section 368(a) of the Code, whether by virtue of failure to meet the continuity of interest test or otherwise, then for federal income tax purposes the Merger would be treated as a taxable sale of the stock of MHN by the MHN Stockholders, and:

        (a) Each MHN Stockholder would generally recognize gain or loss in the Merger in an amount equal to the difference between such stockholder's adjusted basis in his or her MHN stock and the amount of money and the fair market value of other property (including FHC Common Stock and Escrow Shares) received by such MHN Stockholder in the Merger. Such gain or loss would generally be capital gain if the surrendered stock were held as a capital asset at the time of the Merger, and would be long-term if at such time the holding period for such stock exceeded one year;

        (b) Each MHN Stockholder would have a basis in the FHC Common Stock received in the Merger (including the Escrow Shares) equal to the fair market value of such stock at the time of the Merger; and

        (c) Each MHN Stockholder's holding period for the FHC Common Stock received in the Merger (including Escrow Shares) would not include any period of time prior to the Merger.

    However, no gain or loss will be recognized by MHN, Acquisition Corporation or FHC as a result of the Merger, even if the Merger fails to qualify for reorganization treatment.

    THE FOREGOING IS NOT INTENDED TO BE A COMPREHENSIVE DISCUSSION OF ALL POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, BUT RATHER A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES GENERALLY APPLICABLE TO THE MHN STOCKHOLDERS. MHN STOCKHOLDERS SHOULD BE AWARE THAT THIS DISCUSSION DOES NOT DEAL WITH ALL FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO PARTICULAR MHN STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, STOCKHOLDERS WHO ARE DEALERS IN SECURITIES, WHO ARE SUBJECT TO THE CODE'S ALTERNATIVE MINIMUM TAX PROVISIONS, WHO ARE FOREIGN PERSONS, WHO ARE TAX-EXEMPT ENTITIES OR WHO ACQUIRED THEIR MHN STOCK IN COMPENSATORY TRANSACTIONS. FURTHERMORE, THIS PROXY STATEMENT/PROSPECTUS DOES NOT PROVIDE INFORMATION ABOUT THE TAX CONSEQUENCES OF THE MERGER UNDER THE TAX LAWS OF ANY STATE OR OF ANY LOCAL OR FOREIGN JURISDICTION. MHN STOCKHOLDERS AND HOLDERS OF MHN OPTIONS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The obligations of FHC to consummate the Merger are subject to FHC's ability to account for the Merger as a pooling of interests. See "-- The Reorganization Agreement -- Conditions to Consummation of the Merger." Following the Closing, FHC intends to expense the costs related to the Merger and certain anticipated costs associated with combining MHN with its existing businesses, which costs are estimated to total approximately $4.2 million. FHC intends to expense these costs in the quarter in which the transaction is consummated, which is anticipated to be the third quarter ending March 31, 1996 of the fiscal year ending June 30, 1996.

EFFECT ON EXCHANGE ACT REQUIREMENTS

    The Reorganization will have no impact on FHC's requirements under the Exchange Act. FHC Common Stock is currently registered under the Exchange Act. Following the Reorganization, FHC, so long as it is subject to Section 13(a) or 15(d) of the Exchange Act, will have an obligation to file annual, quarterly and other periodic reports with the SEC, which will include consolidated financial and other information regarding FHC and its subsidiaries. Directors, officers and 10% stockholders of FHC will continue to be subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act. All other applicable provisions of the federal and state securities laws will continue to be in effect with respect to transactions in FHC equity securities. FHC Common Stock will continue to be listed on the NYSE.

OPERATIONS FOLLOWING THE REORGANIZATION

    Following the Reorganization, upon approval by the DOC (which approval FHC anticipates may take up to 180 days), FHC intends to merge FHPS with and into MHN's California Knox-Keene licensed behavioral health subsidiary, with that subsidiary as the surviving corporation. The non-California business of FHPS will be operated out of another MHN subsidiary. FHPS management will be primarily responsible for ongoing operations of the combined companies which will be operated under their respective names pending approval of the DOC of the merger of FHPS and MHN's licensed behavioral health subsidiary. FHC may also consolidate other similar operations of both MHN and FHPS after the Reorganization. There can be no assurance that FHC will be successful in integrating FHPS's and MHN's operations and personnel or that enhanced marketing capabilities, systems integration or cross-selling opportunities will be realized after the Reorganization.

    BOARD  OF  DIRECTORS.    Following  the  Reorganization,  the  MHN  Board of
Directors will consist of Jeffrey L. Elder, Kirk A. Benson and Gary S. Velasquez, FHC designees, to serve until their successors are duly elected and assume office.

THE REORGANIZATION AGREEMENT

    The terms and conditions of the Reorganization are set forth in the Reorganization Agreement attached to this Proxy Statement/Prospectus as Annex 1 and incorporated herein by reference. The following summarizes the material terms thereof, and the MHN Stockholders are urged to review the text of the Reorganization Agreement.

    CLOSING

    The closing of the Reorganization Agreement (the "Closing") shall occur not more than two (2) business days following the satisfaction of all conditions precedent to the Merger, unless waived by the party whose satisfaction is required. See "-- Conditions to Consummation of the Reorganization." If the Closing has not occurred on or before March 31, 1996 (or April 30, 1996 if the Special Vote is not obtained), either FHC or MHN may terminate the Reorganization Agreement pursuant to the terms described in "-- Termination."

    EFFECTIVE TIME

    The Merger will become effective upon the filing of Certificate of Merger with the Secretary of State of the State of Delaware. The Certificate of Merger will be filed on the date on which the Closing is held (the "Closing Date"). See "-- Closing."

    ISSUANCE AND EXCHANGE OF CERTIFICATES; DISTRIBUTIONS OF ESCROW SHARES

    Within five business days after the Effective Time, FHC shall mail, or cause to be mailed by its transfer agent, Chemical Trust Company of California, or such other person reasonably acceptable to MHN (the "Exchange Agent"), to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MHN Common Stock or MHN Preferred Stock (the "Certificates") whose shares are being converted into shares of FHC Common Stock (or in the case of fractional shares, cash; see "-- Fractional Shares") (the "Merger Consideration"), instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As a condition to receipt of Merger Consideration, each MHN Stockholder must sign instructions appointing a representative (the "MHN Stockholders' Representative") authorizing him to take all actions on behalf of the MHN Stockholders for purposes of the Escrow Agreement. Upon surrender of a Certificate for cancellation to FHC and the instruction referred to in the prior sentence, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of FHC Common Stock to which such holder of MHN Preferred Stock or MHN Common Stock shall have become entitled pursuant to the Reorganization Agreement, and (ii) if applicable, a check representing the amount of cash in lieu of fractional shares of FHC Common Stock to which such holder shall have become entitled (see "-- Fractional Shares"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MHN Preferred Stock or MHN Common Stock which is not registered in the transfer records of MHN, the Merger Consideration may be delivered to a transferee if the Certificate representing the right to receive Merger Consideration is presented to FHC and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. FHC shall follow the same procedure with respect to lost, stolen or mutilated MHN Certificates as are followed with respect to lost, stolen or mutilated FHC stock certificates, which is the requirement of an affidavit and indemnity bond.
Unless and until any such Certificates shall be so surrendered, or such procedures respecting lost, stolen or mutilated Certificates are followed, the holders of such Certificates shall not be entitled to receive any Merger Consideration.

    The Escrow Shares will be deposited for a one year period with an escrow agent to be appointed in connection with provisions of the Reorganization Agreement relating to indemnification (the "Escrow Agent"). Pursuant to the Escrow Agreement, all distributions on the Escrow Shares, other than taxable dividends, will be held by the Escrow Agent in escrow. Taxable dividends on the Escrow Shares will be paid directly to the MHN Stockholders and will not become part of the escrow. The Escrow Agreement will terminate one year following the Closing. Upon any such termination, all remaining Escrow Shares held by the Escrow Agent will be delivered to the MHN Stockholders, subject only to the establishment by the Escrow Agent of a reserve of Escrow Shares necessary to compensate FHC for any outstanding claims for indemnification which have not yet been resolved and any estimated MHN Stockholders' Representative expenses. The right of the MHN Stockholders to receive the Escrow Shares is subject to the right of FHC to receive Escrow Shares as compensation for certain indemnified liabilities. See "-- Indemnification and Escrow."

    MHN OPTION PROCEDURES

    Within five business days after the Effective Time, FHC shall mail, or cause to be mailed by the Exchange Agent, to each holder of record of an agreement which immediately prior to the Effective Time represented an outstanding MHN Option (collectively, the "MHN Option Agreements") notification of the number of shares of FHC Common with respect to which such MHN Option is exercisable as a result of the Merger. Upon surrender of an MHN Option Agreement in accordance with its terms for cancellation to FHC (an affidavit of lost MHN Option Agreement shall be sufficient if the MHN Option has been set forth in schedules provided to FHC by MHN), and payment of the exercise price specified in such MHN Option Agreement, the holder of such MHN Option Agreement shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of FHC Common Stock to which such holder of MHN Options shall have become entitled pursuant to the Reorganization Agreement, and (ii) if applicable, a check representing the amount of cash in lieu of fractional shares of FHC Common Stock. See "-- Fractional Shares."

    FRACTIONAL SHARES

    Pursuant to the Reorganization Agreement, no certificates for fractional interests in shares of FHC Common Stock will be issued to the MHN Stockholders or holders of MHN Options. In lieu of certificates representing such fractional interests, each MHN Stockholder or holder of an MHN Option whose shares of MHN Common Stock or MHN Preferred Stock are not convertible or exercisable into a whole number of shares of FHC Common Stock shall be entitled to receive, upon surrender of such holder's certificates formerly representing MHN Common Stock or MHN Preferred Stock or exercise of MHN Option, shares of FHC Common Stock as provided above and, after aggregating all fractional shares of FHC Common Stock to be received by such holder, an amount of cash (without interest) determined by multiplying such fractional interest by the Closing Price (in the case of MHN Preferred Stock) or Assumed Closing Price (in the case of MHN Common Stock or MHN Options). See "The Reorganization -- General Effects of the Reorganization."

    STOCK EXCHANGE LISTING

    The shares of FHC Common Stock to be issued in connection with the Reorganization will be listed on the NYSE.

    EXPENSES

    The Reorganization Agreement provides that FHC and MHN shall each pay its own fees and expenses incurred incident to the preparation and carrying out of the transactions contemplated by the Reorganization Agreement, including legal, accounting and financial services. The fees imposed by the Escrow Agent and the Exchange Agent will be paid by FHC. To the extent that Transaction Costs exceed $900,000 and the excess is not treated as a deduction to the purchase price (see "-- General Effects of the Reorganization"), any such excess may be paid as a deduction from the escrow. See "-- Indemnification and Escrow."

    REPRESENTATIONS AND WARRANTIES

    The Reorganization Agreement contains customary representations and warranties relating to, among other things, (i) each of FHC's, Acquisition Corporation's and MHN's organization, qualification and similar corporate matters; (ii) the capital structure of FHC, Acquisition Corporation, and MHN;
(iii) equity ownership interests of MHN (including MHN Options); (iv) the due authorization and valid issuance of the shares of FHC Common Stock to be delivered to the MHN Stockholders; (v) authorization, execution, delivery, performance and enforceability of the Reorganization Agreement and related matters; (vi) third-party consents required in connection with the Reorganization; (vii) the absence of consents, approvals or authorizations or filings with any governmental entity in connection with the Reorganization Agreement, subject to certain exceptions; (viii) the accuracy and completeness of documents filed by FHC with the SEC; (ix) the fair presentation of MHN's financial statements and the accuracy and completeness of MHN's regulatory financial statements; (x) the accuracy of information supplied by each of FHC and MHN in connection with the Registration Statement and this Proxy Statement/Prospectus; (xi) the existence of good title to MHN's assets and properties, free and clear of liens; (xii) the characteristics of the receivables of MHN; (xiii) the due filing of tax returns and the payment of taxes by MHN; (xiv) compliance with law; (xv) the status of pending litigation and the absence of threatened litigation; (xvi) MHN's standard provider or customer contracts and certain other material contracts, and the performance by MHN under the foregoing; (xvii) business and customers of MHN; (xviii) proprietary rights and insurance policies of MHN; (xix) employees of MHN and certain employee compensation, employee benefit and labor matters; (xx) the absence of broker's or finders' fee obligations to be borne by the other party, except as disclosed; (xxi) the insurance maintained by and activities of MHN's providers and the status of MHN's relationships with such providers; and (xxii) the absence of certain material changes or events relating to MHN.

    CERTAIN COVENANTS

    Pursuant to the Reorganization Agreement, MHN has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Reorganization Agreement and to use all commercially reasonable efforts to preserve intact its present business organization, to use its best efforts to keep available the services of its present officers and key employees and preserve it relationships with present and potential customers, providers and others having business dealings with it to the end that the goodwill and ongoing business of MHN will be unimpaired as of the Effective Time.

    In  addition,  MHN  has  agreed  that  it  will  not,  except  as  expressly contemplated by the Reorganization Agreement or to the extent FHC otherwise gives its prior written consent, among other things: (i) adopt or amend any plan or agreement with its employees (except that MHN has adopted a special retention bonus for certain of its employees and may make certain discretionary 401(k) plan payments (see "-- Interests of Certain Persons in the Reorganization));
(ii) declare or pay any dividends or make other distributions on its shares of capital stock or repurchase any shares of its capital stock; (iii) issue any securities of MHN; except MHN Common Stock issued for MHN Options; (iv) amend the articles and bylaws of MHN; (v) acquire any material assets, except in the ordinary course of business, or any business, corporation, partnership, association or other business organization or division; (vi) lease or dispose of any material assets except in the ordinary course of business and in any event not in excess of $25,000 in the aggregate; or (vii) incur any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any obligations of MHN or guarantee any debt securities of others. MHN has agreed to allow a representative of FHC or FHPS to meet regularly with management of MHN to discuss pending decisions relating to MHN's business and to conduct MHN's business in accordance with an interim operating and integration plan prepared by FHPS.

    NO SOLICITATION OF TRANSACTIONS

    The Reorganization  Agreement  provides  that  MHN  will  not,  directly  or indirectly through any officer, director or agent: solicit, initiate or encourage any discussions or negotiations with or participate in any negotiations with or provide any information to, or otherwise cooperate with, any corporation, partnership, person or other entity or group (other than FHC) concerning any merger, sale of substantially all of the assets of MHN, sale of shares of capital stock or any division of MHN or control thereof (each, an "acquisition transaction"). FHC shall be promptly notified in writing of an acquisition transaction, including a summary of the material terms.

    ADDITIONAL AGREEMENTS

    The Reorganization Agreement contains additional covenants of FHC and MHN to
(i) abstain from any communications with the public or their respective stockholders without the prior approval of the other party; (ii) to update any disclosures made in the Reorganization Agreement with any material relevant facts arising prior to the Closing; and (iii) to act in good faith in an attempt to satisfy all conditions precedent prior to the Closing, including all regulatory approvals and (iv) to take certain actions with respect to filing of the Form S-4 registration statement of which this Proxy Statement/ Prospectus is part. MHN has also agreed to afford FHC and its representatives reasonable access to its books, contracts, records and properties.

    FHC and MHN have agreed that employee plans and benefit arrangements in effect at the date of the Reorganization Agreement shall, to the extent practicable, remain in effect from and after the Effective Time, unless otherwise determined by FHC after the Effective Time. To the extent such plans and benefit arrangements are not continued by FHC, the Reorganization Agreement sets forth the current intent of FHC and MHN that employee plans and benefit arrangements which are comparable in the aggregate to current plans and arrangements will be provided to the MHN employees. In the Reorganization Agreement, FHC acknowledged MHN's current policy to pay MHN employees (other than senior managers) one-half of their accrued and unused sick leave at the end of each year. FHC agreed that it would assume and continue without modification MHN's Retention Program for aggregate payments of no more than $320,000 and its six month severance program for senior managers described to FHC, provided that any payment made under either program shall be subject to the receipt of an appropriate release by the employee receiving a payment. See "-- Interests of Certain Persons in the Reorganization."

    AFFILIATE AGREEMENTS

    The Reorganization Agreement contains as an exhibit a form of Affiliate Agreement to be signed by certain persons who may be deemed affiliates of MHN within the meaning of Rule 145 under the Securities Act. The form of Affiliate Agreement provides that each such affiliate may not sell his or her MHN Common Stock or MHN Preferred Stock or any FHC Common Stock received by such person as a result of the Merger until publication of financial statements covering at least 30 days of post-Merger combined operations of FHC and MHN. The Affiliate Agreement also provides that each affiliate will comply with all the requirements of Rule 145 under the Securities Act.

    INDEMNIFICATION AND ESCROW

    The Reorganization Agreement provides for indemnification of FHC (and, after the Closing, MHN) and their respective affiliates, directors, officers, stockholders, successors and assigns against certain liabilities and losses which an indemnified person may suffer or incur after the Closing by reason of
(i) the inaccuracy or breach of the representations, warranties and covenants of MHN contained in the Reorganization Agreement relating to title of the MHN Common Stock and the MHN Preferred Stock, the capitalization of MHN (including MHN Options), brokers or finders fees and any Transactional Costs in excess of $900,000 not deducted from the Purchase Price. The indemnification referred to above is limited to the $1,500,000 in Escrow Shares deposited into escrow at the Closing. FHC will be entitled to make claims against the escrow for the "indemnifiable damages" described above until the one-year anniversary of the Closing Date. See "-- Issuance and Exchange of Certificates; Distributions of Escrow Shares." The Escrow Agreement provides that the MHN Stockholders' Representative shall be permitted to represent the MHN Stockholders with respect to matters relating to the Escrow Shares. The MHN stockholders' Representative shall be reimbursed for up to an aggregate of $100,000 from the Escrow Shares in expenses he incurs in representing the MHN Stockholders under the Escrow Agreement or in opposing any FHC claim for indemnification under the Escrow Agreement.

    CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

    The obligations of FHC and MHN to effect the Merger are subject to various conditions, unless waived, which include, in addition to other customary closing conditions, the following:

        (i) MHN (in the case of FHC) and FHC (in the case of MHN) shall have performed in all material respects all obligations required to be performed by each under the Reorganization Agreement;

        (ii) all necessary governmental approvals for the Reorganization (including that of the California Department of Corporations and Arizona Department of Insurance) shall have been obtained, and applicable federal or state securities laws and requirements of the NYSE shall have been satisfied;

       (iii) all consents or approvals required from third parties relating to contracts, permits, leases and other instruments, material to the respective businesses of FHC and MHN shall have been obtained;

       (iv) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order, and none of the information supplied by FHC or MHN for inclusion in the Registration Statement, at its date of effectiveness, shall have contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

        (v) there shall not be any injunction or restraining order in effect preventing the consummation of the Merger nor shall any litigation seeking the same be pending;

       (vi) no law shall have been enacted by a governmental entity which would make the Merger illegal, prohibit ownership and operation by FHC or MHN of a material portion of the business or assets of MHN, compel FHC or MHN to dispose of a material portion of the business or assets of MHN, or render the parties unable to consummate the Merger;

       (vii) the MHN Stockholders shall have duly approved the Reorganization Agreement and the transactions contemplated thereby; and the affirmative vote of the holders of at least a majority in interest of shares of MHN Common Stock who are not otherwise holders of MHN Preferred Stock shall have been obtained; and

      (viii) each of FHC and MHN shall have received an opinion to the effect that the Merger shall be treated for federal income tax purposes as a tax-free reorganization within the meaning of section 368(a)(1)(A) of the Code by virtue of the provisions of section 368(a)(2)(E) of the Code.

    The obligation of FHC to consummate the Merger are subject to the following additional conditions:

        (i) the representations and warranties of MHN in the Reorganization Agreement shall be true and correct in all material respects;

        (ii) since the date of the Reorganization Agreement there shall have been no changes in the condition, business, prospects, employees, operations, obligations or liabilities of MHN which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the financial condition, business, or operations of MHN;

       (iii) FHC shall have received an opinion dated the Closing Date of Cooley Godward Castro Huddleson & Tatum, outside counsel to MHN, in form and substance reasonably satisfactory to FHC and its counsel;

       (iv) FHC shall have no reasonable basis for believing that any customers of MHN or any of its subsidiaries that individually accounts for at least 5% or that in the aggregate account for at least 10% of MHN's estimated 1995 consolidated total revenues will not continue to contract with MHN after the Closing;

        (v) MHN shall sign the Certificate of Merger and MHN and the MHN Stockholders' Representative shall sign the Escrow Agreement;

       (vi) the Merger shall satisfy all the requirements for treatment as a pooling transaction under generally accepted accounting principles;

       (vii) the number of holders of MHN Common or MHN Preferred that exercise their statutory dissenters' rights at Closing shall not exceed 6.5% the MHN Common Stock and MHN Preferred Stock (on an as-converted basis), taken as a whole, outstanding as of the date of the Meeting; provided, however, that this condition shall not apply in the event that at the Meeting, the Reorganization and the Merger shall have been approved by the affirmative vote (the "Special Vote") of (a) at least 90% of the holders in interest of MHN Common Stock; and (b) 92% of the holders in interest of the MHN Common Stock and MHN Preferred Stock (on an as-converted basis), taken as a whole, in each case outstanding as of the date of the Meeting; and

      (viii) each individual who serves as a member of the Board of Directors or as an officer of MHN shall have resigned effective as of Closing.

    The obligations of MHN to consummate the Merger are also subject to the following additional conditions:

        (i) the representations and warranties of FHC in the Reorganization Agreement shall be true and correct in all material respects;

        (ii) MHN shall have received an opinion dated the Closing Date of Pillsbury Madison & Sutro LLP, outside counsel to FHC, in form and substance reasonably satisfactory to MHN and its counsel; and

       (iii) FHC shall have executed the Escrow Agreement and the Exchange Agent Agreement.

    TERMINATION

    The Reorganization Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of the parties; (ii) by either FHC, on the one hand, or MHN, on the other hand, if there has been a material breach of any representation, warranty, covenant or agreement in the Reorganization Agreement on the part of the other which has not been promptly cured after written notice;
(iii) by FHC or MHN if the Merger shall not have been consummated on or before March 31, 1996 (unless any such failure to consummate the Merger by such date is due to the failure to obtain the Special Vote, but in no event later than April 30, 1996); (iv) by FHC or MHN if (A) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or
(B) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority which would make consummation of the Merger illegal; (v) by FHC if there shall be any action taken, or any statute, rule, regulation or order enacted or issued or deemed applicable to the Merger by any governmental authority, which would (A) prohibit FHC's or MHN's ownership or operation of all or a material portion of the business or assets of FHC or MHN, or compel FHC or MHN to dispose of or hold separate all or a material portion of the business or assets of MHN or FHC as a result of the Merger, or (B) render FHC or MHN unable to consummate the Merger; (vi) by FHC if any condition to its obligation to complete the Merger has not been waived by FHC or satisfied; (vii) by MHN if any condition to its obligation to complete the Merger has not been waived by MHN or satisfied and (viii) by MHN if the Closing Price is less than 85% of the Signing Price, by giving notice of termination to FHC no later than one day prior to Closing; provided, however, FHC may cause the Closing to occur notwithstanding such notice if it notifies MHN no later than the day prior to Closing of its intent to cause the issuance of that number of shares of FHC Common based on an Assumed Closing Price equal to (a) 92.5% of the Signing Price divided by 85% of the Signing Price times (b) the Closing Price; and (viii) by FHC in the event that the Closing Price is more than 115% of the Signing Price.

    In the event of termination of the Reorganization Agreement by FHC or MHN, the Reorganization Agreement will become void, and there will be no liability or obligation on the part of any party to the Reorganization Agreement or any of their officers or directors other than under certain specified provisions of the Reorganization Agreement dealing with confidentiality, the payment of expenses and other than liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations or warranties, or the breach by a party of any of its covenants or agreements set forth in the Reorganization Agreement; provided, however, that (i) in the event of the termination of the Reorganization Agreement other than by mutual consent or under circumstances involving actual fraud on the part of MHN, its representatives or the MHN Stockholders or by reason of MHN failing to satisfy certain conditions preceding to Closing, FHC shall pay to MHN a termination fee of $500,000 (provided further, that if within twelve months after such termination MHN consummates a transaction or a series of related transactions with any party other than FHC and its affiliates which involves a sale, lease or other transfer, by merger or otherwise, of all or substantially all the assets or stock of MHN, then MHN shall immediately repay the termination fee to FHC); and (ii) in the event of termination of the Agreement by MHN by virtue of the fact that the Closing Price is less than 85% of the Signing Price, where FHC does not proceed with the transaction as described above, MHN shall pay to FHC a termination fee of $500,000 within five business days after such termination.

    AMENDMENT AND WAIVER

    The Reorganization Agreement may be amended at any time by an instrument in writing signed by the parties thereto. At any time prior to the Closing, FHC or MHN, by appropriate corporate action, to the extent legally allowed, may extend the time for performance of the obligations of the other parties to the Reorganization Agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the Reorganization Agreement.

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

    MHN's Board of Directors has adopted a Key Management Retention Program ("Retention Program") under which certain key management employees of MHN, upon providing a release, will be paid a retention bonus in the event such manager remains in the employ of MHN through the Closing Date. The total amount of bonuses under the Retention Program will be limited to $320,000.

    MHN has a severance program which provides that members of senior management of MHN who are terminated without cause will receive six-months' salary as a severance payment, subject to receipt of a release.

    In connection with the acquisition by MHN of HMC, MHN agreed that under the circumstances described below, certain payments which would otherwise be payable in the future by MHN to Janis S. DiMonaco, a director and executive officer of MHN, and the other former HMC stockholder would become due and payable in full at an earlier time. This acceleration of payment occurs if, among other things, both of the following events occur within twelve months of each other: (a) an acquisition by a person or group of more than 50% of the voting control or of the total value of MHN and (b) Ronald W. Moreland resigns or is terminated as an employee of MHN or its successor entity. Such acceleration will affect the following obligations: (1) up to $1,000,000 of contingent payments which would otherwise be payable in installments through June 1997 upon the successful retention of business volume and upon the completion of integration of HMC's operations into MHN; and (2) $1,650,000 principal amount of a promissory note from MHN which would otherwise be payable in installments through May 2000, which note represents a portion of the acquisition price paid by MHN for HMC.

    The existing directors of MHN will resign effective at the Effective Time. Thereafter, following the Reorganization, the MHN Board of Directors will consist of Jeffrey L. Elder, Kirk A. Benson and Gary S. Velasquez, FHC designees, to serve until their successors are duly elected and assume office. David Buhler shall be Senior Vice President-Finance of MHN following the Effective Time.

                BUSINESS AND FINANCIAL INFORMATION REGARDING MHN

SELECTED CONSOLIDATED FINANCIAL DATA OF MHN
    The selected financial data set forth below with respect to MHN are derived from the consolidated financial statements of MHN. The consolidated financial statements of MHN as of December 31, 1993 and 1994 and for each of the years in the three year period ended December 31, 1994 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere in this Proxy Statement/Prospectus. KPMG Peat Marwick LLP's report refers to a change in accounting of income taxes in 1993. The selected financial data as of and for the nine months ended September 30, 1994 and 1995 are derived from MHN's consolidated unaudited financial statements and include all adjustments (consisting only of normal adjustments) considered necessary by MHN for a fair presentation of the results of such periods. The results of operations for the nine months ended September 30, 1995 may not be indicative of results of operations to be expected for the entire fiscal year. The data presented below should be read in conjunction with and are qualified in their entirety by the consolidated financial statements of MHN, related notes and other financial information included herein.

                    MHN SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

                                                                                                                NINE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                        -----------------------------------------------------  --------------------
                                                          1990       1991       1992       1993       1994       1994       1995
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA:
  Revenue:
    Contract revenue..................................  $  18,018  $  12,704  $  21,011  $  23,555  $  21,549  $  16,035  $  13,781
    Employee assistance program.......................      8,147      8,505      8,384      8,843     10,048      7,449      8,582
    Administrative services...........................      4,161      4,673      4,698      7,248      8,380      6,144      8,276
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                           30,326     25,882     34,093     39,646     39,977     29,628     30,639
    Other revenue.....................................          1         25         59         95         56         35         30
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenue...................................     30,327     25,907     34,152     39,741     40,033     29,663     30,669
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Expenses:
    Health care services..............................  $  10,885  $   9,223  $  18,185  $  16,329  $  16,072  $  12,297  $  10,338
    Payroll and related items.........................     11,504     12,345     13,346     14,319     14,959     11,306     13,374
    Marketing, general and administrative.............      6,040      7,160      5,802      6,721      7,011      5,181      5,448
    Depreciation and amortization.....................        793        825        848      1,052      1,131        853        980
    Unusual items (1).................................     --          4,955     --         --         --         --            112
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses........................     29,222     34,508     38,181     38,421     39,173     29,637     30,252
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Income (loss) from operations...................      1,105     (8,601)    (4,029)     1,320        860         26        417
    Other income (expense):
      Interest expense................................       (118)      (112)      (231)      (226)      (224)      (164)      (289)
      Interest income.................................         97         36         50         67         96         59        158
      Other expense...................................     --            (51)       (26)       (25)        (1)        (1)    --
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before income taxes.................      1,084     (8,728)    (4,236)     1,136        731        (80)       286
    Benefit (provision) for income taxes..............       (438)        (3)        (6)       (29)       384        (10)       (31)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before extraordinary item...........        646     (8,731)    (4,242)     1,107      1,115        (90)       255
    Extraordinary item:
     Utilization of net operating loss carryforward...        365     --         --         --         --         --         --
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss) before cumulative dividends on
     mandatorily redeemable convertible preferred
     stock............................................  $   1,011  $  (8,731) $  (4,242) $   1,107  $   1,115  $     (90) $     255
Accrual of undeclared dividends on mandatorily
 redeemable convertible preferred stock...............       (811)      (927)    (1,212)    (1,693)    (1,708)    (1,271)    (1,288)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) available to common stockholders
 (2)..................................................  $     200  $  (9,658) $  (5,454) $    (586) $    (593) $  (1,361) $  (1,033)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                                            DECEMBER 31,
                                                        -----------------------------------------------------  SEPTEMBER
                                                          1990       1991       1992       1993       1994     30, 1995
                                                        ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
  Cash and invested cash...............................  $   1,255  $   2,799  $     521  $   3,884  $   6,227     $   4,707
  Total assets.........................................     11,833      9,406      7,991     11,954     14,215        19,352
  Long term debt and capital lease obligations
   excluding current portion...........................        957      1,669      1,590      1,515      1,204         4,602
  Mandatorily redeemable convertible preferred stock...     11,907     17,602     19,058     26,851     28,609        30,397
  Stockholders' deficit................................     (6,559)   (16,217)   (21,662)   (22,696)   (22,199)      (23,206)

------------------------------
(1) Unusual items recorded in 1991 include MHN's write-off of goodwill customer list. Unusual items recorded in 1995 relate to merger expenses MHN has incurred.
(2) As MHN is a nonpublic company and reported net earnings (loss) available to common stockholders are negative, an earnings per share calculation has been omitted.

BUSINESS

    MHN was formed during 1987 and 1988 by the acquisition of three predecessor entities: California Wellness Plan, Human Resources Group, Inc. ("HRG") and Brownlee Dolan Stein Associates, Inc. ("BDS"). California Wellness Plan was one of the first managed behavioral health HMOs licensed under the California Knox-Keene Health Care Service Plan Act ("Knox-Keene Act") as a specialized HMO in the mental health and chemical dependency service segment. HRG and BDS were both New York-based providers of employee assistance program ("EAP") services. MHN continues to provide a variety of managed behavioral health programs, on both an at-risk and an administration basis, as well as EAP programs, for employment groups, members of union organizations and insurance carriers.

    In June 1995, MHN acquired the HMC companies. HMC is primarily in the business of providing managed behavioral health services on an administration basis to members of union organizations. It also offers, through its affiliated companies, a California worker's compensation program in managed behavioral health and a preferred provider organization of medical/surgical providers and facilities in Massachusetts, Connecticut and Rhode Island.

    PROGRAMS AND SERVICES

    The primary business of MHN is providing managed care programs in behavioral health. These programs typically cover both mental health and chemical dependency issues, and provide both outpatient and inpatient services. The management of care occurs through a telephonic intake and referral process, assessment through initial assessment sessions with a specialized clinician or through brief telephonic assessment with an MHN staff clinician; case management through utilization management protocols administered by MHN staff clinicians and by MHN's proprietary Clinical Information Management System ("CIMS") software system; and claims adjudication through CIMS and MHN staff review.

    MHN's managed behavioral health services are provided on an at-risk basis or on an administration basis. At-risk programs are those in which MHN, rather than the client, is financially responsible for payment of healthcare providers and facilities rendering services to covered enrollees. Such at-risk services are provided either through its subsidiary's behavioral health license under the Knox-Keene Act in California or through its arrangement with Standard Security Life Insurance Company of New York ("Standard Security") described below under "-- Arrangement with Standard Security." Administration-based managed behavioral health services are those in which MHN provides the service components (intake, assessment, referral, case management and claims adjudication and payment), but is not financially responsible for the payment of healthcare providers and facilities rendering services to covered enrollees.

    EAP services provide employees and their dependents with a limited number of sessions of counseling and referral relating to a wide variety of problems that affect employees and their job performance, such as stress or conflict related to workplace and family issues, drug and alcohol dependency, and strains related to financial problems, child care, elder care and legal problems. The EAP services are rendered either by staff clinicians employed by MHN or by network clinicians.

    PROVIDER NETWORK

    With the exception of a limited number of staff offices in which MHN-employed clinicians provide managed behavioral health and EAP services, treatment and counseling services are provided through referral to independent clinicians, multi-specialty groups, hospitals and other alternate care facilities. Whenever practical, such referrals are made to MHN's network of approximately 13,000 providers and 500 facilities, located throughout the nation but particularly concentrated in California and other key urban areas. These providers and facilities have been accepted by MHN following application and a credentialing process.

    INFORMATION SYSTEMS

    MHN has attempted to utilize technology to improve service to members and providers, improve efficiency and effectiveness in the case management and claims adjudication processes, and gather data for outcomes measurement and utilization reporting. Toward those ends, MHN has developed its own proprietary system, CIMS. CIMS is a computer-based system which is capable of electronically scanning information from forms provided by MHN and completed by members and providers. Clinical information from these forms is compared to a series of clinical algorithms embedded in the system to assist in case management and claims adjudication. Both clinical and member satisfaction and health status information is utilized in outcomes measurement and client reporting. MHN has commenced to utilize some of these outcomes measurements in provider profiling, which will assist in the identification of the most efficient and effective providers in MHN's network and the corresponding ability to channel referrals accordingly.

    ARRANGEMENT WITH STANDARD SECURITY

    In late 1994, MHN concluded a contractual arrangement with Standard Security which provided MHN with an insured (at-risk) managed behavioral health product. Standard Security is a New York domestic insurance company qualified in all 50 states. Together with MHN, Standard Security developed a group policy providing managed behavioral health, administered by a subsidiary of MHN. MHN was also provided with the authority to sell the policy. The policy was filed for approval with the insurance departments of all 50 states. To date, the policy has been approved, exempt or deemed approved in approximately 40 states, with applications pending in the other states.

    Standard Security has also negotiated a reinsurance arrangement with John Alden Life Insurance Company ("Alden") under which Standard Security has ceded 82% of the risk of the policies to Alden. In turn, Alden has ceded 90% of the assumed risk (after certain intermediary fees) to a reinsurance subsidiary of MHN.

    GOVERNMENT REGULATION

    As a result of its licensure under the Knox-Keene Act, MHN's subsidiary, Managed Health Network, is regulated under that Act by the California Department of Corporations. The Knox-Keene Act, together with the regulations promulgated thereunder, provide for broad oversight of licensee's in such areas as health care services, marketing and advertising, administration, client and provider contract terms, quality assurance procedures, and financial soundness. Among other things, the Knox-Keene Act requires that licensees apply for and receive clearance from the Department of Corporations for all material modifications of the licensee's operations and ownership, including a change of control of the licensee as will be the case in this Reorganization.

    MHN's reinsurance subsidiary is organized under the Arizona insurance laws, as administered by the Arizona Department of Insurance. As with the Knox-Keene Act, insurance regulation provides broad oversight of licensees, and requires, among other things, that a change of control of a licensee (as will occur with respect to this Reorganization) may take place only after the approval of the Department of Insurance following application therefor.

    MHN is also subject to a number of other laws in California and other states for utilization review, third party administration, preferred provider organization, and similar regulatory statutes. Moreover, many states have enacted laws affecting managed care processes, mandating mental health and chemical dependency benefits, and preserving the confidentiality of patient information. All of such laws have had a significant impact on MHN and other managed behavioral health companies.

    CUSTOMERS

    Most of MHN's business is contracted directly from employer groups and union organizations. However, a portion of MHN's revenues is derived from its contracts with HMOs, insurance companies and similar organizations, under which MHN provides managed behavioral health benefits as part of the other organization's package of medical benefits. While MHN's clients include a number of government entities and agencies, MHN provides services to the government's employees rather than to eligible beneficiaries of government-sponsored entitlement programs.

    OFFICES AND EMPLOYEES
    MHN's headquarters, and the headquarters of its Western regional operations, are located in Los Angeles, California. The headquarters of its Eastern regional operations and its Southern regional operations are located in New York City and Irving, Texas, respectively. MHN also maintains a number of other offices throughout the United States, some of which are administrative offices and others of which include clinical staff who provide counseling and assessment services. All of its facilities are leased.

    As of December 31, 1995, MHN employed approximately 370 persons in all of its offices. Approximately 190 of these employees are located in the Los Angeles headquarters office, which includes the Western regional operations.

MANAGEMENT OF MHN

    BOARD OF DIRECTORS OF MHN

    The following table sets forth certain information as of December 31, 1995 with respect to each of MHN's directors:

              NAME                     AGE            POSITION WITH MHN                  PRINCIPAL OCCUPATION
---------------------------------      ---      -----------------------------  -----------------------------------------
John E. Armer                              72   Director                       Chairman, Wellness Integrated Network,
                                                                                Incorporated
M. Kathleen Behrens, Ph.D.                 43   Director                       Member, Robertson, Stephens & Company
                                                                                Group, L.L.C.
Robert C. Bellas, Jr.                      53   Director                       General Partner, Morgenthaler Ventures
Alethea Caldwell                           54   Director, President and Chief
                                                 Operating Officer
James E. Clark                             66   Director                       Business consultant and private investor
Janis S. DiMonaco, Ph.D.                   44   Director and Senior Vice
                                                 President
Scott S. Halsted                           35   Director                       Vice President, Morgan Stanley Venture
                                                                                Partners
William T. Hjorth                          58   Director                       Private investor
J. Matthew Mackowski                       41   Director                       Partner, Mackowski & Shepler
Darcy J. Moore                             39   Director                       General Partner, Frontenac Company
Ronald W. Moreland                         55   Director, Chairman and Chief
                                                 Executive Officer
Marcia J. Radosevich, Ph.D.                43   Director                       Chief Executive Officer, Health Payment
                                                                                Review, Inc.

    None of the persons named above will continue to serve as a director of MHN after the Reorganization.

    EXECUTIVE OFFICERS

    The only current executive officer of MHN who will serve as an executive officer of MHN or FHPS after the Reorganization is David C. Buhler, who will be Senior Vice President-Finance of MHN following the Closing.

    Mr. Buhler has served as Vice President and Chief Financial Officer of MHN since March 1994. From June 1991 to February 1994, he was Vice President-Finance of MHN, and from September 1990 to May 1991, he was the Director of Financial Planning at MHN.

    EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by MHN to Mr. Buhler in the years ended December 31, 1995, 1994 and 1993:

                                                                               SECURITIES
                                                        CASH                   UNDERLYING
     NAME AND PRINCIPAL POSITION         YEAR     COMPENSATION (1)    BONUS      OPTIONS
-------------------------------------  ---------  ----------------  ---------  -----------
David C. Buhler, Vice President             1995    $    126,000    $  10,000      15,000
 and Chief Financial Officer                1994         105,000       --          --
                                            1993         102,000       --          --

------------------------
(1) Includes compensation paid into MHN's 401(k) Plan at the election and for the benefit of executive officer.

    STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options under MHN's stock option plan to Mr. Buhler during the fiscal year ended December 31, 1995:

                                                                                                        POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS
                                       --------------------------                                      VALUE OF ASSUMED RATES
                                        NUMBER OF   PERCENTAGE OF                                          OF STOCK PRICE
                                       SECURITIES   TOTAL OPTIONS                                      APPRECIATION OF OPTION
                                       UNDERLYING    GRANTED TO      EXERCISE OR                                TERM
                                         OPTIONS    EMPLOYEES IN     BASE PRICE                        ----------------------
NAME                                   GRANTED (1)   FISCAL YEAR       ($/SH)        EXPIRATION DATE    5% (2)      10% (2)
                                       -----------  -------------  ---------------  -----------------  ---------  -----------
David C. Buhler......................      15,000          5.08            0.50         June 21, 2000      2,100       5,775

------------------------
(1) All options vest at the rate of 20% per year from the date of grant until all options have become vested at the end of five years from the date of grant. Such MHN Options will vest in full as a result of the Merger.

(2) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

    The following table sets forth information with respect to the exercise of stock options by Mr. Buhler during the fiscal year ended December 31, 1995 and the number and value of securities underlying unexercised options held by Mr. Buhler at December 31, 1995:

                                                                          NUMBER OF SECURITIES
                                                                               UNDERLYING
                                                                               UNEXERCISED        VALUE OF UNEXERCISED
                                               SHARES                       OPTIONS AT FISCAL    IN-THE-MONEY OPTIONS AT
                                             ACQUIRED ON       VALUE        YEAR-END VESTED/     FISCAL YEAR-END ($)(2)
NAME                                          EXERCISE     REALIZED ($)       UNVESTED (1)         VESTED/UNVESTED (1)
                                            -------------  -------------  ---------------------  -----------------------
David C. Buhler...........................       --             --              73,000/42,000                   0

------------------------
(1) Under MHN's Amended and Restated 1991 Stock Option Plan, all unvested  stock
    options   shall  vest  immediately  prior   to,  but  contingent  upon,  the
    consummation of an acquisition or sale as defined in such plan.

(2) Fair market value of MHN's Common Stock at December 31, 1995, minus the exercise price of the options, multiplied by the number of shares underlying the options.

OWNERSHIP OF MHN COMMON STOCK AND MHN PREFERRED STOCK

    MHN SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of MHN Common and Preferred Stock as of December 31, 1995 by each person known by MHN to own beneficially more than 5% of the outstanding shares of MHN Common or MHN Preferred Stock (on an as-converted basis).

                                                                                   TOTAL
                                                                  NUMBER OF      PERCENT OF
                                                                    SHARES         CLASS         TOTAL
                                                     CLASS OF    BENEFICIALLY   BENEFICIALLY    VOTING
     NAME OF PERSON OR IDENTITY OF GROUP (1)        SECURITIES    OWNED (2)      OWNED (3)     POWER (4)
--------------------------------------------------  ----------   ------------   ------------   ---------
Entities affiliated with Robertson, Stephens &      Preferred       5,935,817(5)     32.4%       28.8%
 Company Group, L.L.C.                              Common          1,490,696(6)     20.1%
 555 California St.
 San Francisco, CA 94104
Morgan Stanley Venture Capital Fund L.P.            Preferred       2,607,905(7)     14.2%       10.1%
 1221 Avenue of the Americas
 New York, NY 10020
Entities affiliated                                 Preferred       1,931,267(8)     10.5%        8.7%
 with HLM Management                                Common            311,039(9)      4.2%
 222 Berkeley St.
 Boston, MA 02116
Morgenthaler Venture Partners II                    Preferred       1,914,396       10.4%         8.6%
 2730 Sand Hill Rd.                                 Common            311,539        4.2%
 Menlo Park, CA 94025
William Blair Venture Partners II                   Preferred       1,352,564        7.4%         6.2%
 222 W. Adams St.                                   Common            240,156        3.2%
 33rd Floor
 Chicago, IL 60606
Frontenac Venture V, L.P.                           Preferred       1,388,889        7.6%         5.4%
 135 South LaSalle St.,
 Suite 3800
 Chicago, IL 60603
Hancock Venture                                     Preferred       1,388,889        7.6%         5.4%
 Partnership III
 One Financial Center
 Boston, MA 02111
John E. Armer                                       Common          1,118,550(10)     15.1%       4.3%
 3435 Ocean Park Blvd., Suite 108
 Santa Monica, CA 90405
Gregory Armer                                       Common            802,030(11)     10.8%       3.1%
 15260 Ventura Blvd. Suite 2100
 Sherman Oaks, CA 91403
Ronald W. Moreland                                  Common            742,000(12)      9.2%       2.8%
 c/o Managed Health Network, Inc.
 5100 W. Goldleaf
 Circle, Suite 300
 Los Angeles, CA 90056

                                                                                   TOTAL
                                                                  NUMBER OF      PERCENT OF
                                                                    SHARES         CLASS         TOTAL
                                                     CLASS OF    BENEFICIALLY   BENEFICIALLY    VOTING
     NAME OF PERSON OR IDENTITY OF GROUP (1)        SECURITIES    OWNED (2)      OWNED (3)     POWER (4)
--------------------------------------------------  ----------   ------------   ------------   ---------
John Tillotson, M.D.                                Common            630,374(13)      8.3%       2.4%
 618 Fourth Street, No. 215
 Santa Rosa, California 95404
Alan Savitz, M.D.                                   Common            510,914(14)      6.7%       2.0%
 10350 Wilshire Boulevard
 Los Angeles, CA 90024

------------------------
 (1) Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to community property laws, where applicable. See the following table "MHN Security Ownership of Management" for information regarding directors of MHN which are related to the principal stockholders set forth above.

 (2) Includes stock options to purchase MHN Common Stock exercisable within 60 days of December 31, 1995. Does not include shares that become exercisable on an accelerated basis as a result of the Merger pursuant to the terms of the 1991 Incentive Stock Option Plan.

 (3) Computed on the basis of the number of shares of MHN Common Stock or the number of votes eligible to be cast by shares of MHN Preferred Stock, as the case may be, outstanding on December 31, 1995, plus (with respect to those persons holding options to purchase MHN Common Stock exercisable within 60 days of December 31, 1995) the number of shares of MHN Common Stock that are issuable to such person upon the exercise thereof.

 (4) Computed on the basis of 25,765,482 equivalent shares comprised of MHN Common and MHN Preferred Stock outstanding as of December 31, 1995, plus with respect to those persons holding options to purchase MHN Common Stock exercisable within 60 days of December 31, 1995, the shares of MHN Common Stock that are issuable to such person upon the exercise thereof.

 (5) Includes 4,679,834 shares held by RCS III, 528,415 shares held by Bayview Investors, Ltd., 353,407 shares held by RCS Ltd., 324,760 shares held by Crossover Fund, L.P., 44,643 shares held by RCS Emerging Growth Fund and 4,758 shares held by RCS Investors.

 (6) Includes 1,252,940 shares held by RCS III, 155,395 shares held by Bayview Investors, Ltd., 44,179 shares held by RCS, Ltd. and 38,182 shares held by Crossover Fund, L.P.

 (7) Includes shares held by SIF Limited Partnership.

 (8) Includes 1,027,147 shares held by HLM Partners, L.P. and 904,120 shares held by HLM Partners II, L.P.

 (9) Includes 188,283 shares held by HLM Partners, L.P. and 122,756 shares held by HLM Partners II, L.P.

(10) Includes 134,067 shares of Common Stock held by the Armer Associates Incorporated ESOT for which Mr. Armer has sole voting and investment power. Does not include 802,030 shares held by Gregory Armer, the adult son of Mr. Armer. Also does not include 13,000 shares held by Trudy Sholl Armer, the wife of John Armer, and 19,410 shares held by the Trudy Sholl Armer Profit Sharing Plan. John Armer disclaims beneficial ownership of all such shares.

(11) Does not include 984,483 shares of MHN Common Stock held by John Armer, the father of Gregory Armer, and 134,067 shares of MHN Common Stock held by Armer Associates Incorporated ESOT. Also does not include shares held by Trudy Sholl Armer and the Trudy Sholl Profit Sharing Plan described in footnote (9) above.

(12) Includes options to purchase 662,000 shares of MHN Common Stock held by Mr. Moreland that are exercisable within sixty (60) days of December 31, 1995. Does not include options to purchase an additional 40,000 shares of MHN Common Stock that will become exercisable upon consummation of the Merger.

(13) Includes options to purchase 190,000 shares of MHN Common Stock held by Dr. Tillotson.

(14) Includes options to purchase 190,000 shares of MHN Common Stock held by Dr. Savitz.

    MHN SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of MHN Common and Preferred Stock as of December 31, 1995 (i) by each of the directors and executive officers of MHN and (ii) by all of MHN's directors and executive officers as a group.

                                                                                              TOTAL
                                                                             NUMBER OF      PERCENT OF
                                                                               SHARES         CLASS         TOTAL
                                                                CLASS OF    BENEFICIALLY   BENEFICIALLY    VOTING
                     NAME OF PERSON (1)                        SECURITIES    OWNED (2)      OWNED (3)     POWER (4)
-------------------------------------------------------------  ----------   ------------   ------------   ---------
John E. Armer                                                  Common          1,118,550(5)     15.1%        4.3%
 c/o Wellness Integrated Network, Incorporated
 3435 Ocean Park Boulevard, Suite 108
 Santa Monica, CA 90405
M. Kathleen Behrens, Ph.D.                                     Preferred       5,935,817(6)     32.4%       28.8%
 c/o Robertson, Stephens & Company Group, L.L.C. 555           Common          1,490,696(6)     20.1%
 California Street,
 San Francisco, CA 94194
Robert C. Bellas, Jr.                                          Preferred       1,914,396(7)     10.4%        8.6%
 c/o Morgenthaler Ventures                                     Common            311,539(7)      4.2%
 2730 Sand Hill Road,
 Menlo Park, CA 94025
Alethea Caldwell                                               Preferred          34,722      *             *
 c/o Managed Health Network, Inc.,                             Common             35,000(8)    *
 5100 W. Goldleaf Circle, Suite 300
 Los Angeles, CA 90056
James E. Clark                                                 Preferred          23,077      *             *
 24412 Park Granada                                            Common             80,000(9)      1.1%
 Calabasas, CA 91302
Janis S. DiMonaco, Ph.D.                                       Preferred         347,222(10)      1.9%       1.3%
 c/o Health Management Center, Inc.
 32 Hampden,
 Springfield, MA 01103
Scott S. Halsted                                               Preferred       2,607,905(11)     14.2%      10.1%
 c/o Morgan Stanley Venture Partners
 3000 Sand Hill Road,
 Menlo Park, CA 94025
William T. Hjorth                                              Preferred          69,444      *             *
 6412 Edinburgh Drive,                                         Common              4,000(12)    *
 Nashville, TN 37221
J. Matthew Mackowski                                           Preferred         102,777(13)    *           *
 343 Sansome Street,
 San Francisco, CA 94114
Darcy J. Moore                                                 Preferred       1,388,889(14)      7.6%       5.4%
 c/o Frontenac Company
 135 S. LaSalle Street, Suite 3800
 Chicago, IL 60603
Ronald W. Moreland                                             Common            742,000(15)      9.2%       2.8%
 c/o Managed Health Network, Inc.,
 5100 W. Goldleaf Circle, Suite 300,
 Los Angeles, CA 90056

                                                                                              TOTAL
                                                                             NUMBER OF      PERCENT OF
                                                                               SHARES         CLASS         TOTAL
                                                                CLASS OF    BENEFICIALLY   BENEFICIALLY    VOTING
                     NAME OF PERSON (1)                        SECURITIES    OWNED (2)      OWNED (3)     POWER (4)
-------------------------------------------------------------  ----------   ------------   ------------   ---------
Marcia J. Radosevich, Ph.D.                                    Common              4,000(16)    *           *
 c/o Health Payment Review, Inc.
 245 First Street,
 Cambridge, MA 02142
David C. Buhler                                                Common             77,000(17)      1.0%      *
 c/o Managed Health Network, Inc.
 5100 W. Goldleaf Circle, Suite 300,
 Los Angeles, CA 90056
Franklin Tom                                                   Common             40,000(18)    *           *
 c/o Managed Health Network, Inc.
 5100 W. Goldleaf Circle, Suite 300,
 Los Angeles, CA 90056
                                                               Preferred      12,424,249       67.8%        61.1%
All current directors and executive officers (14 persons)      Common          3,902,785(19)     46.9%

------------------------
*   Less than 1%

 (1)Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (2)See footnote (2) to the preceding table.

 (3)See footnote (3) to the preceding table.

 (4)See footnote (4) to the preceding table.

 (5)See footnote (9) to the preceding table.

 (6)Dr. Behrens is a member of Robertson, Stephens & Company Group, L.L.C. which is the parent of the entities set forth in footnotes (5) and (6) to the preceding table. Dr. Behrens has shared voting and investment power with respect to the shares held by some of the entities affiliated with Robertson Stephens & Company Group, L.L.C., but disclaims beneficial ownership of such shares, other than such equity participation that she may have in the entities.

 (7) Mr. Bellas is a general partner of the general partner of Morgenthaler Venture Partners II, a limited partnership and a principal stockholder of MHN set forth in the preceding table. Mr. Bellas has shared voting and investment power with respect to the shares held by Morgenthaler Venture Partners II, but disclaims beneficial ownership of such shares, other than such equity participation that he may have in the partnership.

 (8) Includes options to purchase 35,000 shares of MHN Common Stock held by Ms. Caldwell that are exercisable within sixty (60) days of December 31, 1995. Does not include options to purchase an additional 140,000 shares of MHN Common Stock that will become exercisable upon consummation of the Merger.

 (9) Includes options to purchase 80,000 shares of MHN Common Stock held by Mr. Clark that are exercisable within sixty (60) days of December 31, 1995. Does not include options to purchase an additional 20,000 shares of MHN Common Stock that will become exercisable upon consummation of the Merger.

(10) Dr. DiMonaco shares voting and investment power with Vincent D. DiMonaco, her brother, who is a Senior Vice President of MHN.

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
(11) Mr. Halsted is a Vice President of Morgan Stanley Venture Capital, Inc., the managing general partner of the general partner of Morgan Stanley Venture Capital Fund L.P., a limited partnership and a principal stockholder of MHN set forth in the preceding table. Morgan Stanley Venture Capital, Inc. has investment discretion with respect to the assets of SIF Limited Partnership. Mr. Halsted may share voting and investment power with respect to the shares held by Morgan Stanley Venture Capital Fund L.P., but disclaims beneficial ownership of such shares, other than to the extent of his pecuniary interest therein.

(12) Includes options to purchase 4,000 shares of MHN Common Stock held by Mr. Hjorth that are exercisable within sixty (60) days of December 31, 1995. Does not include options to purchase an additional 6,000 shares of MHN Common Stock that will become exercisable upon consummation of the Merger.

(13) Does not include Mr. Mackowski's economic interest in Bayview Investors, Ltd. and RCS III, two partnerships in which M. Kathleen Behrens, Ph.D., a director of MHN, has shared voting and investment power.

(14) Ms. Moore is a general partner of Frontenac Company, which is the general partner of Frontenac Venture V, L.P., a limited partnership and a principal stockholder of MHN set forth in the preceding table. Ms. Moore has shared voting and investment power of the shares held by Frontenac Venture V, L.P., but disclaims beneficial ownership of such shares, other than such equity participation that she may have in the partnership.

(15) Includes options to purchase 662,000 shares of MHN Common Stock held by Mr. Moreland that are exercisable within sixty (60) days of December 31, 1995. Does not include options to purchase an additional 40,000 shares of MHN Common Stock that will become exercisable upon consummation of the Merger.

(16) Includes options to purchase 4,000 shares of MHN Common Stock held by Dr. Radosevich that are exercisable within sixty (60) days of December 31, 1995. Does not include options to purchase an additional 6,000 shares of MHN Common Stock that will become exercisable upon consummation of the Merger.

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
(17) Includes options to purchase 77,000 shares of MHN Common Stock held by Mr. Buhler that are exercisable within sixty (60) days of December 31, 1995. Does not include options to purchase an additional 38,000 shares of MHN Common Stock that will become exercisable upon consummation of the Merger.

(18) Includes options to purchase 40,000 shares of MHN Common Stock held by Mr. Tom that are exercisable within sixty (60) days of December 31, 1995. Does not include options to purchase an additional 75,000 shares of MHN Common Stock that will become exercisable upon consummation of the Merger.

(19) Includes options to purchase an aggregate of 902,000 shares of MHN Common Stock held by shares of MHN Common Stock held by seven (7) executive officers and directors that are exercisable within sixty (60) days of December 31, 1995. Excludes options to purchase 325,000 shares of MHN Common Stock held by seven (7) executive officers and directors that will become exercisable upon consummation of the Merger.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MHN

GENERAL

    MHN's business is primarily focused on its managed behavioral health programs for corporations, local government, and labor unions. It writes behavioral health coverage in California through its Knox-Keene licensed health plan, administers behavioral managed health programs through its Third Party Administrator ("TPA") subsidiary, and runs EAP's for contracting employers. Therefore, MHN's revenues arise primarily from three sources: at-risk contract revenue, EAP revenue, and administrative services only ("ASO") revenue. Health care service expenses are primarily related to discounted fee for service payments to institutions and providers.

    MHN completed the acquisition of HMC, a behavioral health firm specializing in the labor market, in June 1995, for the purchase price of $7.4 million. This acquisition was accounted for under the purchase method of accounting, and accordingly, the operations of HMC are included in the MHN consolidated financial information from the date of acquisition. The purchase was effected by a payment in cash of $4,250,000, the issuance of 5,000 shares of Series E preferred stock with $100 par value, a promissory note in the principal amount of $1,650,000, and contingent payments of up to $1,000,000.

    Health care services are provided by hospitals and healthcare providers primarily under discounted fee for service arrangements. Accrued health care services include claims payable and a provision for incurred but not reported ("IBNR") claims. Claims payable are those claims which have been received but not yet paid with respect to services, while IBNR represents MHN's best estimate of the liability related to such claims which exist as of a certain date but have not yet been reported. IBNR claims payable, which are expected to be reported to MHN after the balance sheet date, but which relate to the period prior to the balance sheet date, are estimated by MHN based on evaluations of historical information.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1994

    Total revenue increased by $1,006,000, or 3.4%, from the period in 1994 to 1995. Contract revenue decreased during the period by $2,254,000, or 14.1%, with EAP and ASO services increasing $1,133,000, or 15.2%, and $2,132,000, or 34.7%, respectively. Overall enrollment increased in the period by 19,100 lives, or 2.9%; at-risk lives decreased by 11,400 lives, or 9.4%. Consolidated premium per member increased modestly by .5% during the period.

    Health care service expense decreased by $1,959,000, or 15.9% from the 1994 period, due principally to changes in inpatient contracted rates and improved medical utilization management related to a significant wholesale account. At-risk health care service expense decreased 10.1% on a Per

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
Member Per Month ("PmPm") basis, with inpatient costs decreasing broadly across MHN's entire book of business by 16.5%. To a lesser extent, there was also a reduction in health care service expense due to a migration of at-risk enrollment moving into EAP and ASO services.

    Payroll and related items increased $2,068,000, or 18.3%, from the period in 1994 to 1995. This increase resulted primarily from salaries related to employees of HMC and increased contractor usage for systems maintenance and sales and marketing.

    Marketing, general and administrative expenses increased $267,000 or 5.2%, from the period in 1994 to 1995. This increase related primarily to the operating expenses of HMC and increased MHN marketing efforts. MHN entered into a seven year lease for new offices in New York City during June 1995.

    Depreciation and amortization expense increased $127,000, or 14.9% from the period in 1994. The increase is primarily attributable to goodwill amortization charges related to the acquisition of HMC. Additionally, higher depreciation expense was incurred related to property and equipment acquisitions during 1995, principally due to MHN's investment in new office space in New York City.

    Unusual items recorded increased $112,000 from the period in 1994. This related to merger expenses for legal, accounting and investment banking relating to the uncompleted merger with a private company and costs associated with the Reorganization.

    Interest expense increased $125,000, or 76.2%, from the period in 1994 to 1995. This is principally due to increased debt with regard to the HMC acquisition.

    Interest income on cash investments and deposits increased $99,000 from the period in 1994 to 1995.

    Net income before cumulative dividends on mandatorily redeemable convertible preferred stock was $255,000 for the 1995 period compared to a loss of $90,000 for the same period in 1994. This was principally due to MHN's change in mix of business from at-risk to ASO and EAP programs and the commensurate reduction in health care service expense attributable to a reduction in seasonality from the at-risk business.

    YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    Total revenues increased by $292,000, or .7%, from 1993 to 1994. Contract revenue decreased during the period by $2,006,000, or 8.5%, with EAP and ASO services increasing $1,205,000, or 13.6%, and $1,132,000, or 15.6%, respectively. Overall enrollment increased in the period by 61,300, or 7.4%. Consolidated premium per member declined by 5.9% reflecting the change in business mix from the at-risk to EAP and ASO services.

    Health care service expense decreased by $257,000, or 1.6%, in the 1994 period, due principally to the change in enrollment mix from at-risk to EAP and ASO services. At-risk health care service expenses increased 13.2% on a PmPm basis due to high utilization within MHN's wholesale and school district business.

    Payroll and related items increased $640,000, or 4.5%, from 1993 to 1994. This increase resulted primarily from employee merit increases and increased staffing costs in marketing and information systems development.

    Marketing, general and administrative expenses increased $290,000, or 4.3%, from 1993 to 1994. This increase resulted from recruitment costs for the positions discussed in the immediately preceding paragraph and increased service contracts for information systems.

    Depreciation and amortization expense increased $79,000, or 7.5%, from 1993 to 1994. This is attributed to higher depreciation expense on property and equipment acquisitions during 1994, which related primarily to computer and telephone equipment.

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
    In 1994 MHN recorded an income-tax benefit of $384,000 versus income tax expense of $29,000 in 1993. During 1994, due to continued profitability, MHN reduced its valuation allowance recorded under FAS 109, thereby recognizing a portion of its operating loss carryovers as a deferred tax asset.

    MHN   reported  net  income  before   cumulative  dividends  on  mandatorily
redeemable convertible preferred stock of $1,115,000 for 1994 compared to $1,107,000 on the same basis for 1993.

    YEAR ENDED DECEMBER 31, 1993 COMPARED TO YEAR ENDED DECEMBER 31, 1992

    In January 1993, MHN raised $6,000,000 through a private placement of MHN Preferred Stock Series E. Expenses relating to the offering, all charged against Additional Paid-In Capital, amounted to approximately $488,000.

    Total revenues increased by $5,589,000, or 16.3%, in 1993 from $34,152,000 in 1992. Contract revenue increased during the period by $2,544,000, or 12.1%, with EAP and ASO services increasing $459,000, or 5.5%, and $2,550,000, or 54.3%, respectively. Overall enrollment increased in the period by 28,800 lives, or 8.1%. Consolidated premium PmPm declined by 6.8%, reflecting the full year effect in 1993 of a large wholesale account.

    Health care service expense decreased by $1,856,000, or 10.2%, from $18,185,000 in 1992, due principally to substantial improvements in utilization in 1993 for a key school district account. At-risk health care service expense decreased 24.6% on a PmPm basis overall and 7.5% excluding the key school district case.

    Payroll and related items increased $973,000, or 7.3%, from 1992 to 1993. This increase resulted primarily from increased staffing in service operations.

    Marketing, general and administrative expenses increased $919,000, or 15.8%, from 1992 to 1993. This increase was principally related to rent and operating lease expenses for additional space at MHN's principal offices in Los Angeles and to a lesser extent increased broker and sales commissions paid during the year.

    Depreciation and amortization expense increased $204,000, or 24.1%, from $848,000 for 1992 to $1,052,000 for 1993 due to higher depreciation expense on property and equipment, including the full year effect in 1993 of furniture acquisitions and leasehold improvements made in the fourth quarter of 1992 at MHN's principal offices in Los Angeles.

    The provision for income taxes increased by $23,000 from 1992 to 1993 primarily related to federal alternative minimum taxes.

    MHN   reported  a  net  loss  before  cumulative  dividends  on  mandatorily redeemable convertible preferred stock of $4,242,000 for 1992 compared to net income on the same basis of $1,107,000 for 1993.

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operating activities was $1,279,000 for the nine months ended September 30, 1995. MHN invests excess cash in short-term investments.

    The primary uses of cash in operations are health care services, payroll and rent. The primary sources of cash are premiums and investment income. Since January 1993, MHN has been able to rely on cash provided by operating activities for its operating needs. In addition, MHN has relied on borrowings to fund the acquisition of HMC and fixed assets.

    MHN has a $2.5 million receivable based, revolving line of credit with Imperial Bank, N.A. with the initial term expiring June 3, 1996 and one year renewal options at MHN's request and subject to Imperial Bank's approval. Principal amounts outstanding under the Credit Agreement bear interest at the bank's prime lending rate. Borrowings under the line are secured by substantially all the assets of MHN and its subsidiaries except for MHN Reinsurance of Arizona. Interest is payable monthly. As of September 30, 1995 MHN had drawn $750,000 on the line of credit related to the acquisition of

HMC. MHN subsequently repaid $500,000 of this amount on November 30, 1995. In addition, MHN maintains a $250,000 standby letter of credit issued under the revolving line of credit to secure certain obligations under its lease for offices in New York City. The remaining availability under the line of credit is currently $2,000,000.

    MHN has a $500,000 line of credit for property and equipment acquisition with Imperial Bank, N.A. This is a thirty-two (32) month non-replacing line that had to be drawn by November 3, 1995 with the term expiring June 3, 1998. Payment is made in equal installments over the term with interest on the principal amounts outstanding under the Credit Agreement bearing interest at the prime lending rate plus .75%. Borrowings under the line are secured by substantially all the assets of MHN and its subsidiaries, with the exception of MHN Reinsurance Company of Arizona. Principal and interest are payable monthly. All principal and accrued interest are due and payable on June 3, 1998. MHN had drawn $450,000 on this line as of November 3, 1995.

    MHN has a $2.0 million loan with Imperial Bank, N.A. that was taken out by MHN to help effect the acquisition of HMC in June 1995. This is a five (5) year loan that expires June 3, 2000. The loan is interest only for one (1) year with equal principal and monthly accrued interest installments for the remaining four
(4) years. The principal amounts outstanding under the Loan Agreement bear interest at the prime lending rate plus .75%. The loan is secured by substantially all the assets of MHN and its subsidiaries, with the exception of MHN Reinsurance Company of Arizona.

    The credit agreements contain customary affirmative covenants which, among other things, require MHN to comply with all laws and maintain its accreditation, properties and insurance. The agreement also contains financial covenants which require MHN to maintain specified financial ratios. MHN was in compliance with these financial covenants at September 30, 1995.

    MHN provided, as part of the HMC consideration, a promissory note in the amount of $1,650,000. The note is due in five years accruing interest at 7% with stipulated principal payments of $550,000, $500,000, and $600,000 on May 31, 1998, 1999, and 2000, respectively. The sellers of HMC are entitled to receive up to an additional $1,000,000 consideration in the form of contingent payments. The contingent payments, primarily related to retention of business volume and completion of integration activities, of $375,000, $375,000 and $250,000 are payable at June 2, 1996, December 2, 1996, and June 2, 1997. See also "The Reorganization -- Interests of Certain Persons In the Reorganization."

    MHN is subject to certain contractual and regulatory restrictions on its ability to transfer funds from its subsidiaries which MHN believes will not have a material effect on its operations. Among the requirements imposed on its Knox-Keene licensee, was the necessity of maintaining cash deposits of $700,000 to secure payment of claims by non-panel providers, as required by the Knox-Keene Act and regulations thereunder. As of November 1995, the licensee was released from these deposit requirements based upon a reduction in utilization of non-panel providers. MHN's Knox-Keene licensee must maintain minimum levels of tangible net equity and its reinsurance company must maintain minimum paid-in capital and surplus. The Knox-Keene licensee and the reinsurance company were in compliance with their capital requirements at September 30, 1995.

    Under MHN's Certificate of Incorporation, on or after June 14, 1996, the holders of two-thirds in interest of all the series of MHN Preferred Stock acting together, with concurrence of two-thirds in interest of Preferred Series E, may require that MHN redeem all but not less than all of the outstanding MHN Preferred Stock, which would require the payment by MHN of the par value of such Stock and the Accruing Dividends thereon. Based upon the number of outstanding shares of MHN Preferred Stock as of December 31, 1995, the redemption payment at June 14, 1996 will be approximately $31,627,000. Under applicable law, MHN's Board of Directors is subject to certain restrictions limiting the ability of MHN to make such a redemption payment. These restrictions are anticipated by MHN's management to render MHN unable to satisfy or comply with the redemption requirement, given MHN's current cash resources and other assets.

                              COMPARISON OF RIGHTS

    Both FHC and MHN are incorporated in the State of Delaware. Following the Effective Time each of FHC and MHN will continue to be governed by the Delaware General Corporation Law ("DGCL"). However, MHN Stockholders will hold FHC Common Stock rather than MHN Common Stock or MHN Preferred Stock and therefore the rights of such stockholders, although still governed by the DGCL following the Merger, will also be governed by the provisions of the FHC Certificate and the FHC Bylaws rather than the MHN Certificate and the MHN Bylaws. In addition, MHN may be deemed to be subject to certain provisions of the California General Corporation Law ("CGCL") which are applicable to stockholders of certain corporations incorporated outside of California but which meet certain tests. The following also sets forth a summary comparison of certain provisions of the CGCL, as may be deemed to apply to MHN and the material provisions of the FHC Certificate and FHC Bylaws which are different than the MHN Certificate and MHN Bylaws. This summary does not comport to be complete and is qualified in its entirety by reference to the corporate statutes of those states, and the respective certificates of incorporation and bylaws of each of FHC and MHN.

    CUMULATIVE VOTING. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as a many candidates as a stockholder may choose. Without cumulative voting, absent any other special provision, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

    Under the DGCL cumulative voting in the election of directors is not mandatory. However, under the CGCL cumulative voting is a right generally available to stockholders. The FHC Certificate provides for cumulative voting whereas the MHN Certificate does not.

    Although the MHN Certificate does not provide for cumulative voting it does set forth special provisions for the election of directors, which enable various classes of MHN Stockholders to elect their own candidates to the MHN Board. The MHN Certificate provides for the MHN Board to be elected as follows: The holders of Series A Preferred Stock shall be entitled to elect one director; the holders of Series B Preferred Stock shall be entitled to elect one director; the holders of Series C Preferred Stock shall be entitled to elect one director; the holders of Series E Preferred Stock shall be entitled to elect one director; the holders of MHN Common Stock shall be entitled to elect four directors; and the holders of MHN Common Stock and MHN Preferred Stock (on an as-converted basis), voting together, shall be entitled to elect four directors.

    MHN Stockholders will have the right to cumulative voting after the Effective Time, as they did prior to the Effective Time under the CGCL, but will not have the special voting rights described above. Cumulative voting may permit the election to the Board of Directors of a candidate who does not have the support of the holders of a majority of the outstanding shares but who does have the support of a significant number of shares of FHC Common Stock.

    SIZE OF BOARD OF DIRECTORS. The DGCL permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation's bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation.

    The FHC Bylaws provide that the number of directors shall be established from time to time by resolution of the FHC Board. The current number of directors is fixed at ten. The MHN Bylaws provide that the number of directors shall be twelve as amended from time to time in accordance with the MHN Certificate. The MHN Certificate provides that MHN shall not increase the number of directors above twelve without the consent of the holders of at least 66.7% of the outstanding shares of MHN Preferred Stock (voting together on an as-converted basis).

    QUALIFICATION OF DIRECTORS. The FHC Certificate provides that the FHC Board shall be composed of at least nine directors, and one-third of the authorized number of directors must be persons who are not officers of FHC, are not related to any officers of FHC, do not represent concentrated or family holdings of FHC Common Stock and, in the view of the FHC Board, are free of any relationship that would interfere with the exercise of independent judgment. The MHN Certificate and Bylaws do not have any special requirements relating to qualifications. The MHN Certificate provides that each of the respective classes of MHN Preferred Stock, voting as a separate class, is entitled to elect one MHN director, the holders of MHN Common Stock, voting as a separate class, are entitled to elect three MHN directors, and the holders of MHN Common Stock and MHN Preferred Stock, voting together as a single class, are entitled to elect the remaining two directors.

    SPECIAL MEETINGS OF THE BOARD OF DIRECTORS. The MHN Bylaws provide that special meetings of the MHN Board may be called at any time by the President and that special meetings shall be called by the President or Secretary on the request of any two directors or any holders of at least 25% of the outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock on an as-converted basis. Under the FHC Bylaws, meetings of the FHC Board other than the annual meeting may be called by notice to the Secretary or the Assistant Secretary, by any three directors, by the FHC Board or by the President.

    REMOVAL OF DIRECTORS. FHC and MHN have different requirements for the removal of directors. In the case of a Delaware corporation having cumulative voting, such as FHC, if less than the entire board is to be removed, a director may not be removed without cause unless the number of shares voted against such a removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors, such as MHN, can be removed only for cause unless the certificate of incorporation otherwise provides.

    Under the CGCL, any director or the entire board of directors may be removed without cause with the approval of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) if the votes against removal would be sufficient to elect the director if voted cumulatively. If by provisions of the articles of incorporation of a corporation, the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, any director elected in this manner may be removed only by applicable vote of the holders of that class or series.

    Under the MHN Bylaws, any directors, or the entire MHN Board, may be removed from office, with or without cause by the holders of a majority of shares entitled to vote in an election of directors.

    Since the FHC Certificate permits cumulative voting, if less than the entire board is to be removed, a director of FHC may not be removed without cause unless the number of shares voted against such a removal would be sufficient to elect the director under cumulative voting. This provision is similar to the requirements of the CGCL.

    SUPERMAJORITY PROVISIONS. The FHC Certificate provides that the approval of the holders of at least 80% of the shares of FHC Common Stock then outstanding is required to amend, alter, change or repeal certain provisions of the FHC Certificate. These provisions include elimination of cumulative voting rights, the number of directors and the independent director requirements discussed above, filling vacancies on the Board, the composition and powers of the board committees and special voting requirements. The effect of the supermajority voting provision is to make any of these changes to the FHC Certificate more difficult. The MHN Certificate and Bylaws do not contain any comparable provision. Since stockholders of FHC do not have the right to call special meetings of stockholders or

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
to act by written consent, it will be difficult for FHC stockholders (including former MHN Stockholders after the Effective Time) to amend the FHC Certificate with respect to the supermajority requirements without the support of the FHC Board.

    The MHN Certificate provides that the approval of the holders of at least 66.67% of the outstanding MHN Preferred Stock, voting together on an as-converted basis, is required before MHN may undertake certain corporate actions, including the following: (a) consolidate or merge with or into any other entity (subject to certain exceptions); (b) sell, lease or dispose all or substantially all of MHN's assets; (c) purchase or redeem any outstanding MHN Common Stock (subject to certain exceptions); (d) amend the MHN Certificate or MHN Bylaws; (e) authorize or create a class of security with rights equal or senior to any series of MHN Preferred Stock; (f) adversely amend the designations or rights of any series of MHN Preferred Stock; or (g) increase the number of directors.

    ADVANCE NOTICE OF DIRECTOR NOMINATIONS. The FHC Bylaws and the MHN Bylaws differ with respect to notice required for directors' nominations. Under the FHC Bylaws, subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for election to the FHC Board of Directors may be made on behalf of the Board by the Nominating Committee appointed by the Board, or by any FHC stockholder entitled to vote for the election of directors at a meeting of stockholders. The FHC Bylaws provide that a stockholder who is entitled to vote for the election of directors who wishes to nominate a person for election as a FHC director at a FHC meeting of stockholders must give written notice to FHC's Corporate Secretary or Assistant Secretary not less than 120 days prior to the stockholders' meeting, or, if less than 120 days' notice of the meeting is given to stockholders, not later than the close of business on the seventh day after notice of meeting was mailed. The notice must contain the following information with respect to each nominee who is not an incumbent director: the name, age, business address and, if known, residence address of each proposed nominee, the principal occupation or employment of each such nominee, the number of shares of stock of FHC beneficially owned by each such nominee and by the nominating stockholder, and any other information concerning the nominee required to be disclosed in solicitations for proxies for election pursuant to Regulation 14A under the Exchange Act. If the Chairman of the stockholders' meeting determines that the nomination was not made in accordance with the foregoing procedure, the FHC Bylaws provide that the defective nomination will be disregarded.

    The foregoing requirements are separate from the rules promulgated by the Commission under Section 14 of the Exchange Act pertaining to the inclusion of stockholder proposals in proxy statements. These requirements may make it more difficult to effect a change in control of FHC and may discourage or deter a third party from attempting a takeover.

    The MHN Bylaws contains no such requirements concerning the submission of director nominations by stockholders.

    AMENDMENT OF BYLAWS. Under the DGCL, the authority to adopt, amend, or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation.

    The FHC Certificate and Bylaws provide that any bylaw may be adopted, amended or repealed by the vote of the holders of a majority of the shares of common stock then entitled to vote at an election of directors. In addition, the FHC Certificate and the FHC Bylaws expressly grant to its directors the power to make, alter, amend or repeal any bylaws, except as described above, without any action on the part of the stockholders, by the affirmative vote of a majority of the entire Board of Directors. The MHN Certificate and Bylaws provide that the MHN Bylaws may be amended by the MHN Stockholders or the Board of Directors, but also provide that any such amendment must be approved by the holders of at least 66.67% of the outstanding MHN Preferred Stock, voting together on an as-converted basis.

    LIMITATION OF LIABILITY OF DIRECTORS. Both the FHC Certificate and the MHN Certificate contain provisions limiting a director's liability to the fullest extent permitted by Delaware law. Under the DGCL, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' liability for monetary damages for breaches of their fiduciary duty of care. Under the DGCL, directors' liability cannot be eliminated or limited (i) for breaches of duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) for transactions from which such director derived an improper personal benefit.

    Under the CGCL directors' liability also cannot be limited where they make unlawful distributions to stockholders in contravention of certain of the CGCL provisions or distribute assets to stockholders after institution of dissolution proceedings without providing for liabilities of the corporation.

    NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. The FHC Certificate authorizes 100,000,000 of FHC Common Stock and 1,000,000 shares of Preferred Stock while the MHN Certificate provides for 40,000,000 authorized shares of MHN Common Stock and 248,493 shares of Preferred Stock.

    STOCKHOLDER RIGHTS PLAN. The FHC Board of Directors adopted a Stockholder Rights Plan on September 27, 1991, which provides for distribution of rights to holders of outstanding shares of FHC Common Stock. MHN does not have a similar rights plan. Therefore, after the Effective Time, the shares of FHC Common Stock held by former MHN Stockholders will be subject to the FHC Rights Plan.

    MHN PREFERRED STOCK. As MHN Preferred Stock will be converted to FHC Common Stock in the Merger, holders of MHN Preferred Stock will no longer enjoy the special dividend, voting and liquidation preferences and rights set forth in the MHN Certificate.

                               DISSENTERS' RIGHTS

    Record holders of MHN Common Stock and MHN Preferred Stock are entitled to appraisal rights under Section 262 of the DGCL ("Section 262"). In addition,
Section 2115 of the CGCL provides that certain California law provisions, including dissenters' rights, apply to stockholders of a corporation incorporated outside of California if certain tests are met. Because MHN may be deemed to satisfy these requirements, the provisions of Chapter 13 of the CGCL, relating to dissenters' rights, may be deemed to apply to the Reorganization. The following discussion represents a summary of the material provisions of
Section 262 of the DGCL and Chapter 13 of the CGCL. For additional information, reference is made to the full text of Section 262 of the DGCL and Chapter 13 of the CGCL, which are reprinted in entirety as Annex 2 and Annex 3, respectively, to this Proxy Statement/Prospectus. A person having a beneficial interest in shares of MHN Common Stock and MHN Preferred Stock held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262 of the DGCL and Chapter 13 of the CGCL.

    DELAWARE LAW. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. THIS PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF MHN COMMON STOCK AND MHN PREFERRED STOCK. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND ANNEX 2 CAREFULLY, BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL.

    Under the  DGCL, a  record  holder of  shares of  MHN  Common Stock  or  MHN
Preferred Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements set forth in Section 262 and who neither votes in favor of approval of the Reorganization Agreement and the Merger nor consents thereto in writing will be entitled to have his or her shares of MHN Common Stock or MHN Preferred Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares as described below. Such holders are, in such circumstances, entitled to appraisal rights because they hold stock of a constituent corporation to the Merger and may be required by the Reorganization Agreement to accept Merger Consideration. Since holders of shares of MHN Common Stock wishing to exercise appraisal rights must not vote in favor of approval of the Reorganization Agreement and the Merger, such holders should not deliver unmarked proxies (i.e., proxies without instructions) to MHN as such proxies will be voted FOR such approval (see "The Meeting -- Proxies").

    A holder of shares of MHN Common Stock or MHN Preferred Stock wishing to exercise his or her appraisal rights must deliver to the Secretary of MHN, before the vote on the Reorganization Agreement at the Meeting, a written demand for appraisal of his or her shares of MHN Common Stock or MHN Preferred Stock. Merely voting or delivering a proxy directing a vote against approval of the Reorganization Agreement and the Merger will not constitute a demand for appraisal. A written demand is essential. Such written demand must reasonably inform MHN of the identity of the holder and that such holder intends thereby to demand appraisal of the holder's shares. All written demands for appraisal of MHN Common Stock or MHN Preferred Stock should be sent or delivered to Managed Health Network, Inc., 5100 West Goldleaf Circle, Suite 300, Los Angeles, California 90056, Attn: Corporate Secretary. In addition, a holder of shares of MHN Common Stock or MHN Preferred Stock wishing to exercise his or her appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. Stockholders who hold their shares of MHN Common Stock or MHN Preferred Stock in nominee form and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their nominee to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

    Within ten days after the Effective Time of the Merger, MHN, as the surviving corporation in the Merger (the "Surviving Corporation") must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 and who is entitled to appraisal rights under Section 262. Within 120 days after the Effective Time, any holder of record of shares of MHN Common Stock and MHN Preferred Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth (i) the aggregate number of shares of MHN Common Stock and MHN Preferred Stock not voted in favor of the Reorganization Agreement and with respect to which demands for appraisal have been received and (ii) the aggregate number of holders of such shares. Any such statement must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

    Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of MHN Common Stock or MHN Preferred Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. The Surviving Corporation is not under any obligation to file a petition with respect to the appraisal of the "fair value" of the shares of MHN Common Stock or MHN Preferred Stock and neither FHC nor MHN presently intends that the Surviving Corporation file such a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A holder of shares of MHN Common Stock or MHN Preferred

Stock will fail to perfect, or effectively lose, his or her right to appraisal if no petition for appraisal of shares of MHN Common Stock or MHN Preferred Stock is filed within 120 days after the Effective Time.

    If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of MHN Common Stock or MHN Preferred Stock entitled to appraisal rights and will appraise the "fair value" of the shares of MHN Common Stock and MHN Preferred Stock, EXCLUSIVE OF ANY ELEMENT OF VALUE ARISING FROM THE ACCOMPLISHMENT OR EXPECTATION OF THE MERGER. Holders considering seeking appraisal should be aware that the "fair value" of their shares of MHN Common Stock or MHN Preferred Stock as determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration they would receive if they did not seek appraisal. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

    The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of MHN Common Stock and MHN Preferred Stock have been appraised. The costs of the action may be determined by such court and taxed upon the parties as the court deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of shares of MHN Common Stock or MHN Preferred Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of MHN Common Stock or MHN Preferred Stock entitled to appraisal.

    If any holder of shares of MHN Common Stock or MHN Preferred Stock who demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, the shares of MHN Common Stock or MHN Preferred Stock of such stockholder will be deemed to receive Merger Consideration in accordance with the Reorganization Agreement. A holder may withdraw his or her demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

    Any holder of shares of MHN Common Stock or MHN Preferred Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of MHN Common Stock and MHN Preferred Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of MHN Common Stock and MHN Preferred Stock as of a date prior to the Effective Time).

    CALIFORNIA LAW. If the Reorganization Agreement is approved by the required votes of the MHN Stockholders and is not abandoned or terminated, any holder of MHN Preferred Stock or MHN Common Stock may, by complying with Sections 1300 through 1312 of the CGCL, be entitled to dissenters' rights as described therein. The record holders of the shares of MHN Preferred Stock and MHN Common Stock which dissent from the Merger (the "Dissenting Shares") are referred to herein as "MHN Dissenting Shareholders."

    The following discussion is not a complete statement of the CGCL relating to dissenters' rights, and is qualified in its entirety by reference to Sections 1300 through 1312 of the CGCL attached to this Proxy Statement/Prospectus as Annex 3 and incorporated herein by reference. This discussion and Sections 1300 through 1312 of the CGCL should be reviewed carefully by any holder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

    Shares of MHN Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares under the CGCL: (i) the shares must have been outstanding on the record date for the determination of the holders of MHN Common Stock entitled to vote on the Merger (and therefore options to purchase MHN Common Stock exercised after the record date may not constitute Dissenting Shares); (ii) the shares must not have been voted in favor of the Merger; (iii) the holder of such shares must make a written demand that MHN repurchase the shares at fair market value and such demand must be received by MHN within 30 days after notice of approval of the Merger by the outstanding shares is mailed to the holder; and (iv) the holder of such shares must submit certificates for endorsement (as described below). A vote by proxy or in person against the Merger does not in and of itself constitute a demand for appraisal under the CGCL.

    Pursuant to Sections 1300 through 1312 of the CGCL, holders of Dissenting Shares may require MHN to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the proposed Merger, but adjusted for any stock split, reverse stock split or stock dividend which becomes effective thereafter.

    Within 10 days following approval of the Merger by MHN Stockholders, MHN is required to mail to each person who did not vote in favor of the Merger a notice of the approval of the Merger, a statement of the price determined by MHN to represent the fair market value of Dissenting Shares (which shall constitute an offer by MHN to purchase such Dissenting Shares at such stated price), and a description of the procedures for such holders to exercise their rights as Dissenting Shareholders.

    Within 30 days after the date on which the notice of the approval of the Merger was mailed, a holder of MHN Common Stock who wishes to be paid the full cash value of his Dissenting Shares must submit to MHN (i) a written demand for the purchase of the dissenting shares, as described below, and (ii) certificates representing any Dissenting Shares which the Dissenting Shareholder demands MHN purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

    The demand of a Dissenting Shareholder is required by law to contain a statement concerning the number of Dissenting Shares held of record by such Dissenting Shareholder which the Dissenting Shareholder demands that MHN purchase, and a statement of what such Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed Merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price.

    If MHN and a Dissenting Shareholder agree upon the price to be paid for the Dissenting Shares, upon the Dissenting Shareholder's surrender of the certificates representing the Dissenting Shares, such price is required by law to be paid to the Dissenting Shareholder within the later of 30 days after such agreement or 30 days after any statutory or contractual conditions to the consummation of the Merger are satisfied or waived.

    If MHN and a Dissenting Shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such Dissenting Shares are entitled to be classified as Dissenting Shares, such holder has the right to bring an action in California Superior Court to resolve such dispute within six months after the date on which notice of approval of the Merger is mailed. In such action, the court will determine whether the shares of MHN Preferred Stock and MHN Common Stock held by such shareholder are Dissenting Shares, the fair market value of such shares of MHN Preferred Stock and MHN Common Stock, or both. The CGCL provides, among other things, that a Dissenting Shareholder may not withdraw the demand for payment of the fair market value of Dissenting Shares unless MHN consents to such request for withdrawal.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules of FHC incorporated in this Registration Statement by reference from FHC's Annual Report on Form 10-K for the year ended June 30, 1995, have been audited by Deloitte & Touche LLP, independent auditors, to the extent and for the periods stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of CareFlorida Health Systems, Inc. and its subsidiaries at December 31, 1993 and 1992 and for the years then ended incorporated by reference in this Registration Statement from FHC's Annual Report on Form 10-K for the year ended June 30, 1995, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Thomas-Davis Medical Centers, P.C. and subsidiaries as of December 31, 1993 and 1992 and for the years then ended have been audited by Stevenson, Jones & Holmaas, P.C., independent auditors, as stated in their report which is incorporated by reference in this Registration Statement from FHC's Annual Report on Form 10-K for the year ended June 30, 1995, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Intergroup Healthcare Corporation as of December 31, 1993 and 1992 and for the years then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference from the annual report on Form 10-K of FHC, in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Managed Health Network, Inc. and subsidiaries as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994 have been included herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993.

                                 LEGAL MATTERS

    The validity of the shares of FHC Common Stock offered hereby and certain legal matters in connection with the Reorganization will be passed upon for FHC by Pillsbury Madison & Sutro LLP, San Francisco, California. Cooley Godward Castro Huddleson & Tatum, San Diego, California is acting as counsel for MHN in connection with certain legal matters relating to the Reorganization and the transactions contemplated thereby.

                       INDEX TO MHN FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
                                          CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report...............................................................................        F-3

Consolidated Balance Sheets................................................................................        F-4

Consolidated Statements of Operations......................................................................        F-5

Consolidated Statements of Stockholders' Deficit...........................................................        F-6

Consolidated Statements of Cash Flows......................................................................        F-7

Notes to Consolidated Financial Statements.................................................................        F-8

                                     CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets......................................................................       F-19

Condensed Consolidated Statements of Operations............................................................       F-20

Condensed Consolidated Statements of Cash Flows............................................................       F-21

Notes to Condensed Consolidated Financial Statements.......................................................       F-22

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
                       Consolidated Financial Statements
                           December 31, 1994 and 1993
                  (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Managed Health Network, Inc.:

    We have audited the accompanying consolidated balance sheets of Managed Health Network, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Managed Health Network, Inc. and subsidiaries at December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

    As discussed in notes 2 and 11 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1993.

KPMG PEAT MARWICK LLP

Los Angeles, California
March 10, 1995

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                          ASSETS
                                                                      1994         1993
                                                                   -----------  -----------
Current assets:
  Cash and invested cash.........................................  $ 6,227,445  $ 3,883,879
  Receivables:
    Contract revenues, net of allowance for doubtful accounts of
     $63,000 and $62,000, respectively...........................    2,443,473    2,596,363
    Administrative services......................................      306,979      391,531
    Related parties (note 5).....................................       29,066       27,613
    Other........................................................       28,596      119,206
  Deferred income taxes (note 11)................................      365,042      --
  Prepaid expenses...............................................      654,705      727,817
                                                                   -----------  -----------
      Total current assets.......................................   10,055,306    7,746,409
Regulatory deposits (note 14)....................................      750,000      750,000
Restricted cash..................................................      118,151       46,756
Property and equipment, net (notes 4 and 6)......................    2,680,245    2,848,543
Deposits.........................................................      453,892      462,726
Deferred income taxes (note 11)..................................       82,958      --
Other assets.....................................................       74,718      100,013
                                                                   -----------  -----------
                                                                   $14,215,270  $11,954,447
                                                                   -----------  -----------
                                                                   -----------  -----------
                           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accrued health care services (note 3)..........................  $ 3,313,240  $ 3,348,754
  Accrued payroll and related items..............................      504,503      466,866
  Accrued other liabilities (note 7).............................    1,103,747      811,560
  Income tax payable.............................................        6,143       10,000
  Unearned revenue...............................................      661,317      646,923
  Current portion of notes payable (note 6)......................      319,592      345,446
  Current portion of capital lease obligations (note 6)..........      446,461      336,605
                                                                   -----------  -----------
      Total current liabilities..................................    6,355,003    5,966,154
Other liabilities (note 7).......................................      246,326      318,228
Long-term portion of notes payable (note 6)......................      351,617      507,483
Long-term portion of capital lease obligations (note 6)..........      852,223    1,007,095
                                                                   -----------  -----------
      Total liabilities..........................................    7,805,169    7,798,960
Mandatorily redeemable convertible preferred stock (note 9)......   28,609,067   26,851,337
Stockholders' deficit (note 10):
  Common stock, $.005 par value. Authorized 40,000,000 shares;
   issued and outstanding 7,363,847 and 5,271,972 shares,
   respectively..................................................      --           --
  Additional paid-in capital.....................................      --           --
  Accumulated deficit............................................  (22,198,966) (22,695,850)
Commitments and contingencies (notes 6, 7, 8, 9, 10, 13, 15, 16)
                                                                   -----------  -----------
                                                                   $14,215,270  $11,954,447
                                                                   -----------  -----------
                                                                   -----------  -----------

          See accompanying notes to consolidated financial statements.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                        1994            1993            1992
                                                                   --------------  --------------  --------------
Revenue (note 12):
  Contract revenue...............................................  $   21,548,980  $   23,555,183  $   21,011,174
  Employee assistance program....................................      10,047,671       8,842,932       8,384,162
  Administrative services........................................       8,380,164       7,247,664       4,697,726
                                                                   --------------  --------------  --------------
    Subtotal.....................................................      39,976,815      39,645,779      34,093,062
  Other revenue..................................................          55,805          95,050          59,282
                                                                   --------------  --------------  --------------
    Total revenue................................................      40,032,620      39,740,829      34,152,344
                                                                   --------------  --------------  --------------
Expenses:
  Health care services (note 3)..................................      16,072,680      16,329,315      18,184,951
  Payroll and related items......................................      14,958,882      14,318,821      13,345,896
  Marketing, general and administrative..........................       7,010,710       6,720,775       5,802,621
  Depreciation and amortization..................................       1,130,821       1,051,498         848,295
                                                                   --------------  --------------  --------------
    Total operating expenses.....................................      39,173,093      38,420,409      38,181,763
                                                                   --------------  --------------  --------------
    Income (loss) from operations................................         859,527       1,320,420      (4,029,419)
Other income (expense):
  Interest income................................................          95,466          67,126          49,482
  Interest expense...............................................        (223,536)       (226,193)       (230,736)
  Other expense..................................................            (840)        (24,891)        (25,237)
                                                                   --------------  --------------  --------------
    Income (loss) before income taxes............................         730,617       1,136,462      (4,235,910)
Benefit (provision) for income taxes (note 11)...................         384,000         (29,400)         (5,600)
                                                                   --------------  --------------  --------------
    Net income (loss)............................................       1,114,617       1,107,062      (4,241,510)
Undeclared dividends on mandatorily redeemable convertible
 preferred stock.................................................      (1,707,730)     (1,693,100)     (1,211,785)
                                                                   --------------  --------------  --------------
    Net loss available to common stockholders....................  $     (593,113) $     (586,038) $   (5,453,295)
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                                                      TOTAL
                                                                  ADDITIONAL                      STOCKHOLDERS'
                                                      COMMON       PAID-IN        ACCUMULATED        EQUITY
                                                      STOCK        CAPITAL          DEFICIT         (DEFICIT)
                                                    ----------  --------------  ---------------  ---------------
Balance as of December 31, 1991...................  $       --  $           --  $   (16,216,897) $   (16,216,897)
Net income........................................          --              --       (4,241,510)      (4,241,510)
Adjustment of consideration on stock issuance in
 1991.............................................          --           8,505               --            8,505
Undeclared dividends on mandatorily redeemable
 convertible preferred stock......................          --          (8,505)      (1,203,280)      (1,211,785)
                                                    ----------  --------------  ---------------  ---------------
Balance as of December 31, 1992...................          --              --      (21,661,687)     (21,661,687)
Net income........................................          --              --        1,107,062        1,107,062
Issuance of 81,281 shares of common
 stock............................................         406          40,235               --           40,641
Direct costs incurred in connection with the
 issuance of Series E mandatorily redeemable
 convertible preferred stock......................          --        (488,766)              --         (488,766)
Undeclared dividends on mandatorily redeemable
 convertible preferred stock......................        (406)        448,531       (2,141,225)      (1,693,100)
                                                    ----------  --------------  ---------------  ---------------
Balance as of December 31, 1993...................          --              --      (22,695,850)     (22,695,850)
Net income........................................          --              --        1,114,617        1,114,617
Exercise of warrants (2,046,875 common shares)....      10,235       1,057,262               --        1,067,497
Issuance of 45,000 shares of common
 stock............................................         225          22,275               --           22,500
Undeclared dividends on mandatorily redeemable
 convertible preferred stock......................     (10,460)     (1,079,537)        (617,733)      (1,707,730)
                                                    ----------  --------------  ---------------  ---------------
Balance as of December 31, 1994...................  $       --  $           --  $   (22,198,966) $   (22,198,966)
                                                    ----------  --------------  ---------------  ---------------
                                                    ----------  --------------  ---------------  ---------------

          See accompanying notes to consolidated financial statements.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                             1994            1993            1992
                                                                        --------------  --------------  --------------
Cash flows from operating activities:
  Net income (loss)...................................................  $    1,114,617  $    1,107,062  $   (4,241,510)
  Adjustments to reconcile net income (loss) to net cash provided by
   (used in) operating activities:
    Depreciation and amortization.....................................       1,130,821       1,051,498         848,295
    Increase in cash surrender value of life insurance policy.........         (24,619)        (23,144)         (6,159)
    Amortization on abandonment of lease..............................          31,672         113,148          56,667
    Loss on disposal of property and equipment........................             839          45,516          31,581
    Deferred tax benefit..............................................        (448,000)       --              --
    Changes in:
      Decrease (increase) in contract revenues receivable, net........         152,890        (459,306)       (484,134)
      Decrease (increase) in administrative services receivable.......          84,552        (166,148)       (225,383)
      Increase in notes receivable from related parties...............          (1,453)         (1,928)         (1,691)
      Decrease (increase) in other receivables........................          90,610         290,023        (299,175)
      Decrease in prepaid expenses....................................         122,885          95,865         447,050
      Increase in other assets........................................        --                (3,466)        (53,624)
      Increase (decrease) in accrued health care services.............         (35,514)     (1,297,459)      2,258,325
      Increase (decrease) in accrued payroll, accounts payable and
       other liabilities..............................................         226,250        (190,110)     (1,058,888)
      Decrease in income tax payable..................................          (3,857)       --              --
      Increase (decrease) in unearned revenue.........................          14,394           6,680         (54,555)
                                                                        --------------  --------------  --------------
        Net cash provided by (used in) operating activities...........       2,456,087         568,231      (2,783,201)
                                                                        --------------  --------------  --------------
Cash flows from investing activities:
  Purchase of property and equipment..................................        (648,476)       (753,537)       (530,065)
  Proceeds from the sale of property and equipment....................             500        --                16,087
  Increase in regulatory deposits.....................................        --              (300,000)        (30,000)
  Decrease in deposits................................................           8,834         121,178        (199,518)
                                                                        --------------  --------------  --------------
        Net cash used in investing activities.........................        (639,142)       (932,359)       (743,496)
                                                                        --------------  --------------  --------------
Cash flows from financing activities:
  Payment of notes payable............................................  $     (410,102) $     (364,935) $     (368,741)
  Payment of bridge loan..............................................        --            (1,500,000)       --
  Proceeds from issuance of bridge loan...............................        --              --             1,500,000
  Proceeds from issuance of note payable..............................         228,385         286,225         213,301
  Payment of capital lease obligations................................        (360,264)       (299,488)       (348,372)
  Proceeds from issuance of common stock..............................          22,500          40,641        --
  Proceeds from exercise of common stock warrants.....................       1,067,497        --              --
  Proceeds from issuance of preferred stock...........................          50,000       5,611,234         252,505
                                                                        --------------  --------------  --------------
        Net cash provided by financing activities.....................         598,016       3,773,677       1,248,693
                                                                        --------------  --------------  --------------
        Net increase (decrease) in cash and invested cash.............       2,414,961       3,409,549      (2,278,004)
Cash and invested cash, beginning of year.............................       3,930,635         521,086       2,799,090
                                                                        --------------  --------------  --------------
Cash and invested cash, end of year, including $118,151, $46,756 and
 $46,756 of restricted cash, respectively.............................  $    6,345,596  $    3,930,635  $      521,086
                                                                        --------------  --------------  --------------
                                                                        --------------  --------------  --------------
Supplemental disclosures:
  Cash paid during the year for:
    Interest paid.....................................................  $      223,103  $      231,659  $      216,152
    Income taxes paid.................................................          67,857          19,400           5,600
                                                                        --------------  --------------  --------------
                                                                        --------------  --------------  --------------
  Noncash financing activity:
    During 1994, 1993 and 1992, the Company entered into lease financing agreements totaling approxi-
     mately $315,000, $450,000 and $377,000 for the purchase of property and equipment, respectively.

          See accompanying notes to consolidated financial statements.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

(1) ORGANIZATION
    Managed Health Network, Inc. (the Company) is incorporated in the state of Delaware. The Company serves as a holding company for subsidiaries that specialize in the design and provision of specialized mental health and substance abuse managed care programs. The Company provides services nationwide through its seven subsidiaries. The most significant subsidiary is Managed Health Network (MHNCA), a Knox-Keene licensed California health maintenance organization (HMO). Employee Assistance Program (EAP) and third-party administrator (TPA) services are the major sources of revenue for the other subsidiaries.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Managed Health Network, Inc. and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated.

CASH AND INVESTED CASH

    Cash and invested cash consists of cash and short-term investments with original maturities of 90 days or less. Restricted cash represents cash and invested cash on deposit but assigned for the collateralization of capital leased assets; restricted cash is included in cash for the purposes of the consolidated statements of cash flows.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided on a straight-line basis over estimated useful lives of three to seven years. Leasehold improvements are recorded at cost and amortized over the useful life of the asset or the remaining life of the lease, whichever is shorter.

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Mandatorily redeemable convertible preferred stock is carried at redemption value, which includes the $100 per share par value (and issuance price) plus cumulative dividends from the accumulation date.

REVENUES

    Revenues are derived from three sources: At-Risk Premiums, Employee Assistance Programs (EAP) and Administrative Services Only (ASO) contracts. Revenues from enrolled groups are reported as revenue in the month in which enrollees are entitled to receive mental health service. Revenues received prior to such period are recorded as unearned revenue.

HEALTH CARE SERVICES

    The cost of patient health care is accrued during the period when services are rendered, including an estimate of costs incurred but not yet reported to the Company. The Company has contracted with health care providers to render services specified in the subscriber groups' contractual arrangements. These contracts generally require the Company to pay providers agreed-upon rates upon receiving evidence of covered services being rendered.

    Accrued health care services are based upon reported claims and estimates based on historical Company and industry experience for unreported claims. The Company prepares its own analysis of accrued health care services monthly and adjustments are made as appropriate. The Company also utilizes the services of an independent actuarial consultant to review its analysis of accrued health

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) care services at least annually. Management believes that the provision for accrued health care services is adequate to cover the cost of claims incurred to date whether or not reported. However, such liability is, by necessity, based upon estimates and there can be no assurance that the ultimate liability will not exceed the amount accrued.

INCOME TAXES

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The adoption of Statement 109 did not have a significant impact on the Company's financial position or results of operations in 1993.

EARNINGS PER SHARE

    As the Company is a non-public entity and there are no earnings available to common stockholders, earnings (loss) per common share is not presented.

RECLASSIFICATIONS

    Certain reclassifications have been made to the prior year balances to conform to the current year presentation.

(3) ACCRUED HEALTH CARE SERVICES
    Activity in accrued health care services is summarized as follows:

                                                              1994            1993            1992
                                                         --------------  --------------  --------------
Balance at January 1...................................  $    3,348,754  $    4,646,211  $    2,387,888
                                                         --------------  --------------  --------------
Incurred related to:
  Current year.........................................      16,226,085      16,591,823      18,361,013
  Prior years..........................................        (153,405)       (262,508)       (176,062)
                                                         --------------  --------------  --------------
    Total incurred.....................................      16,072,680      16,329,315      18,184,951
                                                         --------------  --------------  --------------
Paid related to:
  Current year.........................................      12,981,480      13,331,932      13,967,253
  Prior years..........................................       3,126,714       4,294,840       1,959,375
                                                         --------------  --------------  --------------
    Total paid.........................................      16,108,194      17,626,772      15,926,628
                                                         --------------  --------------  --------------
Balance at December 31.................................  $    3,313,240  $    3,348,754  $    4,646,211
                                                         --------------  --------------  --------------
                                                         --------------  --------------  --------------

    The favorable development related to prior years' accrued health care services is principally due to outpatient loss payments being reported faster than anticipated.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

(4) PROPERTY AND EQUIPMENT
    Property and equipment at December 31, 1994 and 1993 by the major classes were as follows:

                                                                               1994            1993
                                                                          --------------  --------------
Office furniture........................................................  $    1,623,013  $    1,565,652
Computer equipment......................................................       2,167,823       2,097,730
Computer software.......................................................       1,004,116         872,601
Telephone equipment.....................................................         963,314         902,205
Leasehold improvements..................................................         375,153         388,190
Less accumulated depreciation and amortization..........................      (3,453,174)     (2,977,835)
                                                                          --------------  --------------
    Net property and equipment..........................................  $    2,680,245  $    2,848,543
                                                                          --------------  --------------
                                                                          --------------  --------------

    Property and equipment under capital leases of $2,268,379 and $2,002,906 are included within the above captions together with accumulated amortization of $1,207,172 and $773,116 for the years ended December 31, 1994 and 1993, respectively (note 6).

(5) RELATED PARTY TRANSACTIONS
    Notes receivable from directors of the Company totaling $29,066 and $27,613, respectively, were outstanding at December 31, 1994 and 1993, respectively. These notes accrue interest at 9% and are due upon demand.

(6) NOTES PAYABLE AND CAPITAL LEASES
    Notes payable at December 31, 1994 and 1993 consist of the following:

                                                                                  1994          1993
                                                                              ------------  ------------
8% unsecured notes payable to previous owners of acquired subsidiary, installments of $15,903, including interest, due monthly through December
 1997.......................................................................  $    507,483  $    651,404
6.07% notes payable for insurance policies, monthly installments of $27,033,
 including interest, due June 1995..........................................       163,726       201,525
                                                                              ------------  ------------
                                                                                   671,209       852,929
Less current portion........................................................      (319,592)     (345,446)
                                                                              ------------  ------------
  Long-term portion of notes payable........................................  $    351,617  $    507,483
                                                                              ------------  ------------
                                                                              ------------  ------------

    Maturities of notes payable are as follows:

1995.............................................................  $ 319,592
1996.............................................................    168,803
1997.............................................................    182,814
                                                                   ---------
                                                                   $ 671,209
                                                                   ---------
                                                                   ---------

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

(6) NOTES PAYABLE AND CAPITAL LEASES (CONTINUED)
    The Company has entered into several capital leases for equipment. Interest rates range from 9% to 20%. At December 31, 1994, future minimum payments on capital leases are as follows:

1995...................................................................  $  592,854
1996...................................................................     574,396
1997...................................................................     270,310
1998...................................................................     130,974
1999...................................................................       1,792
                                                                         ----------
    Total minimum lease payments.......................................   1,570,326
Less amounts representing interest.....................................    (271,642)
                                                                         ----------
    Present value of net minimum lease payments........................   1,298,684
Less current obligation................................................    (446,461)
                                                                         ----------
    Total long-term obligation.........................................  $  852,223
                                                                         ----------
                                                                         ----------

(7) OPERATING LEASES
    The Company has noncancelable operating lease obligations for office locations. Terms of several leases provide for periods of free rent. These benefits are being recognized evenly over the total lease periods. Additionally, the Company has noncancelable operating lease obligations for office equipment.

    Future minimum commitments under the leases are as follows:

                                                                OPERATING    INCOME FROM
                                                                 LEASES       SUBLEASES         NET
                                                              -------------  ------------  -------------
1995........................................................  $   1,551,000   $ (138,000)  $   1,413,000
1996........................................................      1,416,000     (138,000)      1,278,000
1997........................................................        737,000      (81,000)        656,000
1998........................................................         10,000           --          10,000
                                                              -------------  ------------  -------------
                                                              $   3,714,000   $ (357,000)  $   3,357,000
                                                              -------------  ------------  -------------
                                                              -------------  ------------  -------------

    During 1989, the Company moved its corporate headquarters from Santa Monica, California to Los Angeles, California. The Company has accrued approximately $421,000 and $452,000 at December 31, 1994 and 1993, respectively, which represents estimated future lease commitments in excess of expected sublease income related to the Santa Monica office space. The accrual has been included in other current and long-term other liabilities in the approximate amounts of $176,000 and $245,000 for 1994 and $134,000 and $318,000 for 1993, respectively.

    Net rental expense for the years ended December 31, 1994, 1993 and 1992 was approximately $1,632,000, $1,612,000 and $1,285,000, respectively.

(8) COMMITMENTS AND CONTINGENCIES
    The Company is party as plaintiff or defendant to various legal actions arising in the normal course of business. In the opinion of management, based in part on the opinion of legal counsel, resolution of such matters will not have a material adverse effect on the financial position or operating results of the Company.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

(9) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
    All series of preferred stock issued are mandatorily redeemable with a par value of $100 and a cumulative dividend of 8%. The following tables display general information regarding each of the series for the years ended December 31, 1994 and 1993 for the nearest whole share:

                                         1994 SHARES               1993 SHARES
                                   ------------------------  ------------------------
                                                ISSUED AND                ISSUED AND
                                   AUTHORIZED   OUTSTANDING  AUTHORIZED   OUTSTANDING
                                   -----------  -----------  -----------  -----------
Series A.........................      20,000       20,000       20,000       20,000
Series B.........................      81,352       81,351       81,352       81,351
Series C.........................      27,141       27,140       27,141       27,140
Series D.........................      40,000       22,981       40,000       22,981
Series E.........................      80,000       61,500       80,000       61,000
                                   -----------  -----------  -----------  -----------
                                   -----------  -----------  -----------  -----------

                                                          1994            1993
                                                       REDEMPTION      REDEMPTION
                                                         VALUE           VALUE
                                                     --------------  --------------
Series A...........................................  $    3,084,055  $    2,924,055
Series B...........................................      12,066,731      11,415,921
Series C...........................................       3,480,811       3,263,688
Series D...........................................       2,850,210       2,666,358
Series E...........................................       7,127,260       6,581,315
                                                     --------------  --------------
  Total............................................  $   28,609,067  $   26,851,337
                                                     --------------  --------------
                                                     --------------  --------------

    The following table summarizes the cumulative redemption value of all issued series of mandatorily redeemable convertible preferred stock as of December 31, 1994, for the following five years:

1995..................................................  $30,312,852
1996..................................................   32,016,637
1997..................................................   33,720,422
1998..................................................   35,424,207
1999..................................................   37,127,992
                                                        -----------
                                                        -----------

    The Company issued 2,440 shares of Series D preferred stock in 1992. In 1993 the Company issued 61,000 shares of Series E preferred stock and in 1994 issued an additional 500 shares of Series E preferred stock.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

(9) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
    Series A, B, C, D and E preferred stock are convertible at the option of the holder into common stock of the Company as follows at December 31, 1994:

                                                                            IF
                                                                         CONVERTED
                                                            CONVERSION    COMMON
                                                            PRICE (1)     SHARES
                                                            ----------  -----------
Series A..................................................     .7074      2,827,255
Series B..................................................    1.1200      7,263,504
Series C..................................................    1.3000      2,087,723
Series D..................................................    1.5000      1,532,099
Series E..................................................    1.4400      4,270,832

------------------------
(1) The conversion price of the Series A, B, C, D and E preferred stock is adjustable to avoid dilution.

    The preferred stock, other than Series E, will be automatically converted into shares of common stock in the event of a successful underwritten public offering of the Company's stock for more than $7,500,000 in the aggregate and at a public offering price per share of not less than $2.60, or the vote of two-thirds of the outstanding shares of the series approving conversion. The Series E preferred stock will be automatically converted into shares of common stock in the event of a successful underwritten public offering of the Company's stock for more than $15,000,000 at a public offering price per share of not less than $3.20. The preferred stock has various other rights, including the right to be paid dividends concurrently with common stock, the right to vote with common stock based on the underlying common stock into which it can be converted and the right to vote as a class on certain matters. Additionally, each share of preferred stock carries a liquidation right of $100 per share plus 8% cumulative annual return thereon (accumulation date) from March 24, 1988, December 17, 1988, June 21, 1991, December 31, 1991 and January 6, 1993, respectively. On or at any time after June 14, 1996, the holders of not less than 66 2/3% of the then outstanding preferred stock may request in writing that the Company redeem all, but not less than all, of the outstanding preferred stock by paying in cash a sum equal to $100 per preferred share together with all declared and accrued but unpaid dividends, including the 8% cumulative return described above. No dividends have been declared on the preferred stock.

(10) STOCKHOLDERS' EQUITY

STOCK OPTIONS

    The Company has adopted two stock option plans. The Incentive Stock Option Plan (1988 Plan) provides for the granting of options to key employees to purchase common shares of stock at the estimated fair market value as determined by the Board of Directors (Board). The maximum number of shares available for grant is 1,250,000 shares as of December 31, 1994 and 1993. The options are exercisable under conditions as determined by the Board and expire ten years from the date of grant or earlier, if specified by the Board upon grant of the option.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

(10) STOCKHOLDERS' EQUITY (CONTINUED)
    The 1988 Plan terminates on February 16, 1998, but may be terminated by the Board at any time. The 1988 Plan is not a qualified plan under the Internal Revenue Code. The following table summarizes stock option data relative to the Company's 1988 Plan for the years ended December 31, 1994 and 1993:

                                                                       1994
                                                            --------------------------             1993
                                                                             OPTION     ---------------------------
                                                              NUMBER OF     PRICE PER    NUMBER OF    OPTION PRICE
                                                               SHARES         SHARE        SHARES       PER SHARE
                                                            -------------  -----------  ------------  -------------
Options outstanding, beginning of year....................     480,000      $     .05      1,747,000  $  .05 - 1.30
Options granted...........................................       --            --            --            --
Options exercised.........................................       --            --            --            --
Options canceled..........................................       --            --         (1,267,000)    .90 - 1.30
                                                            -------------               ------------
Options outstanding, end of year..........................     480,000(1)   $     .05        480,000  $         .05
                                                            -------------         ---   ------------  -------------
                                                            -------------         ---   ------------  -------------

------------------------
(1) All 480,000 shares are exercisable as of December 31, 1994.

    Effective December 1991, the Company approved the 1991 Stock Option Plan (1991 Plan). The 1991 Plan provides for the granting of both incentive stock options, as defined under the Internal Revenue Code, and nonqualified options to officers, key employees, directors and independent contractors of the Company. Incentive stock options will consist of awards from the Company which enable the holder to purchase a specific number of shares of common stock, under set terms and at a set price which shall not be less than the fair market value of the common stock on the date of the grant. Nonqualified options will consist of awards from the Company which enable the holder to purchase a specific number of shares of common stock, under set terms and at a set price which shall not be less than 75% of the fair market value of the common stock on the date of the grant.

    The options (both incentive and nonqualified) are exercisable under conditions as determined by the Board and expire ten years from the date of grant or earlier, if specified by the Board upon grant of the option. The 1991 Plan terminates on December 31, 2001 but may be terminated by the Board at any time. The maximum number of shares available for grant is 4,350,000 as of December 31, 1994 and 1993. The maximum number of shares available for grant under both the 1988 Plan and the 1991 Plan, in the aggregate, is 5,600,000 shares. The following table summarizes stock option data relative to the Company's 1991 Plan for the years ended December 31, 1994 and 1993:

                                                                            1994                        1993
                                                                ----------------------------  ------------------------
                                                                                   OPTION                    OPTION
                                                                   NUMBER OF      PRICE PER    NUMBER OF    PRICE PER
                                                                    SHARES          SHARE       SHARES        SHARE
                                                                ---------------  -----------  -----------  -----------
Options outstanding, beginning of year........................     2,512,000      $     .50     1,310,000   $     .50
Options granted...............................................       475,000            .50     1,527,381         .50
Options exercised.............................................       (60,000)           .50       (81,281)        .50
Options canceled..............................................      (798,000)           .50      (244,100)        .50
                                                                ---------------               -----------
Options outstanding, end of year..............................     2,129,000(1)         .50     2,512,000         .50
                                                                ---------------         ---   -----------         ---
                                                                ---------------         ---   -----------         ---

------------------------
(1) Includes 1,017,600 shares which are exercisable as of December 31, 1994. Compensation expense for the excess of market value at the date of grant and the exercise price is recognized as options

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

(10) STOCKHOLDERS' EQUITY (CONTINUED)
    become vested and exercisable. During 1994 and 1993, no compensation expense was recognized since the exercise price of all options equaled or exceeded the estimated fair market value at the date they were granted.

WARRANTS

    At December 31, 1993, warrants to purchase 2,046,875 shares of common stock at $.50 and $1.44 per share were outstanding. Warrants to purchase 2,000,000 shares of common stock were exercised on August 30, 1994 at $.50 per share. Additionally, warrants to purchase 46,875 shares of common stock were exercised on December 8, 1994 at $1.44 per share.

(11) INCOME TAXES
    The Company and its subsidiaries file a consolidated Federal income tax return and combined California franchise tax return.

    Significant components of the Company's income tax provision (benefit) are as follows:

                                                                                YEAR ENDED DECEMBER 31, 1994
                                                                            -------------------------------------
                                                                             CURRENT     DEFERRED       TOTAL
                                                                            ---------  ------------  ------------
Federal...................................................................  $  13,000  $   (408,000) $   (395,000)
State.....................................................................     51,000       (40,000)       11,000
                                                                            ---------  ------------  ------------
  Total...................................................................  $  64,000  $   (448,000) $   (384,000)
                                                                            ---------  ------------  ------------
                                                                            ---------  ------------  ------------


                                                                                YEAR ENDED DECEMBER 31, 1993
                                                                            -------------------------------------
                                                                             CURRENT     DEFERRED       TOTAL
                                                                            ---------  ------------  ------------
Federal...................................................................  $  23,000  $    --       $     23,000
State.....................................................................      6,400       --              6,400
                                                                            ---------  ------------  ------------
  Total...................................................................  $  29,400  $    --       $     29,400
                                                                            ---------  ------------  ------------
                                                                            ---------  ------------  ------------

                                                                                YEAR ENDED DECEMBER 31, 1992
                                                                            -------------------------------------
                                                                             CURRENT     DEFERRED       TOTAL
                                                                            ---------  ------------  ------------
Federal...................................................................  $  --      $    --       $    --
State.....................................................................      5,600       --              5,600
                                                                            ---------  ------------  ------------
  Total...................................................................  $   5,600  $    --       $      5,600
                                                                            ---------  ------------  ------------
                                                                            ---------  ------------  ------------

    Under Statement 109, adopted by the Company effective January 1, 1993, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

(11) INCOME TAXES (CONTINUED)
liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:

                                                                                         1994            1993
                                                                                    --------------  --------------
Deferred tax assets:
  Net operating loss carryforwards................................................  $    3,969,585  $    4,410,272
  Discount on accrued health care services........................................          30,651          38,087
  Allowance for doubtful accounts.................................................           8,542           6,677
  Accumulated depreciation and amortization.......................................         438,328         510,770
  Accrued employee benefits.......................................................         183,573         100,985
  Unearned revenue................................................................          43,099          43,803
  Alternative minimum tax credit..................................................          48,000          35,670
  Accrued operating lease.........................................................         156,886         168,700
  State taxes.....................................................................         154,935          21,897
                                                                                    --------------  --------------
    Total gross deferred tax assets...............................................       5,033,599       5,336,861
  Less valuation allowance........................................................      (4,585,599)     (5,336,861)
                                                                                    --------------  --------------
    Net deferred tax assets.......................................................  $      448,000        --
                                                                                    --------------  --------------
                                                                                    --------------  --------------

    The Company's management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets, subject to the valuation allowance provided.

    A reconciliation of income taxes computed at the U.S. statutory corporate income tax rate of 34% and the effective tax rate is as follows:

                                                                            1994          1993           1992
                                                                        ------------  ------------  --------------
Expected tax provision................................................  $    248,410       386,397      (1,440,209)
State tax expense (benefit)...........................................        11,480         9,125          (1,904)
State minimum taxes...................................................       --              6,400           5,600
Change in valuation allowance.........................................      (421,600)      --             --
Alternative minimum taxes.............................................        13,000        23,000        --
Net operating loss carryforwards......................................      (268,458)     (403,660)      1,429,833
Other, net............................................................        33,168         8,138          12,280
                                                                        ------------  ------------  --------------
  Provision (benefit) for income taxes................................  $   (384,000) $     29,400  $        5,600
                                                                        ------------  ------------  --------------
                                                                        ------------  ------------  --------------

    At December 31, 1994, the Company had net operating loss carryforwards for California state tax purposes of approximately $2,334,000 which expire from 1996 through 1998. Also at December 31,

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

(11) INCOME TAXES (CONTINUED)
1994, the Company had net operating loss carryforwards of approximately $11,675,000 for Federal income tax purposes. The net operating loss carryforwards for Federal purposes, which may provide future tax benefits, expire as follows:

2003..................................................  $ 2,150,000
2004..................................................    1,168,000
2006..................................................    3,996,000
2007..................................................    4,354,000
2008..................................................        7,000
                                                        -----------
                                                        $11,675,000
                                                        -----------
                                                        -----------

    The Company has generated an Alternative Minimum Tax (AMT) credit of $48,000 which is available to reduce future Federal income taxes. The AMT credit does not expire; however, it cannot be utilized to reduce the Federal income tax liability below the annual amount of AMT.

(12) SIGNIFICANT CLIENTS
    For the years ended December 31, 1994, 1993 and 1992, the Company derived revenue from one major client totaling approximately $5,966,000, $6,011,000 and $6,602,000, which represented 15%, 15% and 19% of total earned revenues for 1994, 1993 and 1992, respectively. The Company has contract revenues receivable from this one major client approximating $506,000 and $461,000 at December 31, 1994 and 1993, respectively, which represents 21% and 28% of contract revenues receivable, respectively.

(13) REGULATORY REQUIREMENTS
    The California Department of Corporations (DOC) has requirements for California HMOs to maintain a minimum level of tangible net equity based on revenue and health care expenditure volume and a current ratio, as defined by the DOC, of 1:1. Additionally, California HMOs are required to maintain deposits with the DOC for noncontracting provider insolvencies based on the utilization of noncontracting providers to all providers. At December 31, 1994 and 1993, MHNCA was in compliance with the DOC requirements. As of December 31, 1992, MHNCA was not in compliance with the above requirements.

(14) REGULATORY DEPOSITS
    Cash in the amount of $750,000 has been assigned to the Commissioner of Corporations pursuant to provisions under the Knox-Keene Act at December 31, 1994 and 1993, respectively. Funds will remain assigned until released by the Commissioner.

(15) EMPLOYEE RETIREMENT PLAN
    The Company has established the Managed Health Network, Inc. Profit Sharing Plan (Plan) in which substantially all employees of the Company are eligible to participate. Under the Plan, employees may elect to contribute 2% to 16% of their eligible compensation up to the maximum allowed by the Internal Revenue Code. The Company may make matching contributions up to 50% of the employee's first 6% of contributions. Employees are always vested in their own contributions and vest in the employer contributions after one year of service. Total matching contributions to the Plan by the Company for the years ended December 31, 1994, 1993 and 1992 were approximately $68,000, $60,000 and $0, respectively. No matching contributions were made to the Plan for the year ended December 31, 1992, due to the net loss incurred.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

(16) SUBSEQUENT EVENTS (UNAUDITED)

HMC ACQUISITION

    In June 1995, the Company acquired Health Management Center Companies (HMC) for total consideration of up to $7,400,000, consisting of $4,250,000 in cash, issuance of a promissory note for $1,650,000, issuance of 5,000 shares of Series E preferred stock with a par value of $100 and $1,000,000 in payments contingent on the retention of clients and the integration of operations. HMC consists of the following four entities; Health Management Center, Inc., Health Management Center, West, Inc., Health Management Center of Wisconsin, Inc. and HMC, PPO, Inc.

    HMC employs a systems approach to the design and implementation of employee assistance and managed mental health care/substance abuse programs. The Companies had operated under the direction of family members Janis S. DiMonaco, then principal shareholder, and Vincent D. DiMonaco, and served a client base in seven states. Subsequent to the acquisition both Janis S. DiMonaco and Vincent
D. DiMonaco became members of the Company's management and continue to serve the HMC companies.

    The acquisition was recorded under the purchase method of accounting. In connection with the acquisition of HMC, the Company recorded $6,229,000 in goodwill and began amortizing the amount over a period of fifteen years under the straight-line method. The Company will capitalize the $1,000,000 contingent payment in accordance with EITF 95-8 if and when the contingencies lapse. If any portion of the $1,000,000 payment is paid it will be included in goodwill and will be amortized over the remaining portion of the 15-year period.

    The following pro forma financial information of the Company and HMC on a combined basis has been prepared to show results as if the acquisition had been consummated on January 1, 1994:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1994
                                                                                --------------
Revenue.......................................................................  $   45,988,000
Income before extraordinary items.............................................         509,000
Net income....................................................................         509,000
                                                                                --------------
                                                                                --------------

    The Company incurred the following long-term obligations in connection with the HMC acquisition:

           The Company issued a promissory note of $1,650,000 in connection with the HMC acquisition. The promissory note is due in five years, interest, at 7% with stipulated payments of $550,000, $500,000 and $600,000 on May 31, 1998, 1999 and 2000, respectively.

           The Company also obtained a $2,000,000 five-year term loan from a bank, accruing interest at prime plus .75%. The Company is required to make interest only payments during the first year with the principal and accruing interest due in 48 equal installments. Additionally, the Company drew $750,000 on its $2,500,000 credit facilities line of credit to effect the acquisition. The credit facility accrues interest at prime. In October 1995, the Company paid down $500,000 of the credit facility line.

           The  various  lines  of  credit   and  the  term  loan  are   secured
       substantially by all the assets of the Company and its subsidiaries, except for MHN Reinsurance Company of Arizona.

FOUNDATION HEALTH CORPORATION MERGER

    The Company on January 9, 1996 signed a definitive agreement with Foundation Health Corporation ("FHC") to be acquired for approximately $45,000,000 in FHC common stock.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1995 AND DECEMBER 31, 1994

                                          ASSETS
                                                                      1995         1994
                                                                   -----------  -----------
Current assets:
  Cash and invested cash.........................................  $ 4,707,443  $ 6,227,445
  Receivables:
    Contract revenues, net of allowance for doubtful accounts of
     $90,000 and $63,000, respectively...........................    2,169,937    2,443,473
    Administrative services......................................      318,810      306,979
    Related parties..............................................       30,333       29,066
    Other........................................................      128,179       28,596
  Deferred income taxes..........................................      365,042      365,042
  Prepaid expenses...............................................      734,806      654,705
                                                                   -----------  -----------
      Total current assets.......................................    8,754,550   10,055,306
Regulatory deposits..............................................      750,000      750,000
Restricted cash..................................................      120,164      118,151
Property and equipment, net......................................    2,998,116    2,680,245
Goodwill, net....................................................    6,094,826      --
Other assets.....................................................      633,956      611,568
                                                                   -----------  -----------
                                                                   $19,351,662  $14,215,270
                                                                   -----------  -----------
                                                                   -----------  -----------
                           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accrued health care services...................................  $ 2,632,958  $ 3,313,240
  Accrued payroll and related items..............................    1,011,822      504,503
  Accrued payroll and other liabilities..........................    1,210,672    1,103,747
  Income tax payable.............................................      242,951        6,143
  Unearned revenue...............................................      570,733      661,317
  Current portion of notes payable...............................    1,040,472      319,592
  Current portion of capital lease obligations...................      620,825      446,461
                                                                   -----------  -----------
      Total current liabilities..................................    7,330,433    6,156,003
Other liabilities................................................      228,157      246,326
Long-term portion of notes payable...............................    3,751,285      351,617
Long-term portion of capital lease obligations...................      851,099      852,223
                                                                   -----------  -----------
      Total liabilities..........................................   12,160,974    7,805,169
Mandatorily redeemable convertible preferred stock...............   30,396,557   28,609,067
Stockholders' deficit:
  Common stock, $.005 par value. Authorized 40,000,000 shares;
   issued and outstanding 7,409,800 and 7,363,847 shares,
   respectively..................................................      --           --
  Additional paid-in capital.....................................      --           --
  Accumulated deficit............................................  (23,205,869) (22,198,966)
Commitments and contingencies
                                                                   -----------  -----------
                                                                   $19,351,662  $14,215,270
                                                                   -----------  -----------
                                                                   -----------  -----------

     See accompanying notes to condensed consolidated financial statements.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994

                                                                                        1995            1994
                                                                                   --------------  --------------
Revenue:
  Contract revenue...............................................................  $   13,781,405  $   16,035,597
  Employee assistance program....................................................       8,581,616       7,448,898
  Administrative services........................................................       8,110,126       6,143,715
  Private practice...............................................................         164,920        --
  Other revenue..................................................................          30,407          35,251
                                                                                   --------------  --------------
    Total operating revenue......................................................      30,668,474      29,663,461
                                                                                   --------------  --------------
Expenses:
  Health care services...........................................................      10,337,691      12,297,112
  Payroll and related items......................................................      13,374,182      11,306,199
  Marketing, general and administrative..........................................       5,448,500       5,180,921
  Depreciation and amortization..................................................         979,900         852,718
  Unusual item -- merger related expenses........................................         112,112        --
                                                                                   --------------  --------------
    Total operating expenses.....................................................      30,252,385      29,636,950
                                                                                   --------------  --------------
    Income from operations.......................................................         416,089          26,511
Other income (expense):
  Interest income................................................................         158,402          59,065
  Interest expense...............................................................        (288,904)       (164,704)
  Other expense..................................................................        (112,112)           (839)
                                                                                   --------------  --------------
    Income (loss) before income taxes............................................         285,587         (79,967)
Provision for income taxes.......................................................         (31,000)        (10,000)
                                                                                   --------------  --------------
    Net income (loss)............................................................         254,587         (89,967)
Undeclared dividends on mandatorily redeemable convertible preferred stock.......      (1,287,489)     (1,271,346)
                                                                                   --------------  --------------
    Net loss available to common stockholders....................................  $   (1,032,902) $   (1,361,313)
                                                                                   --------------  --------------
                                                                                   --------------  --------------

     See accompanying notes to condensed consolidated financial statements.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994

                                                                                          1995           1994
                                                                                      -------------  -------------
Cash provided by operating activities...............................................  $   1,279,042  $   1,150,819
                                                                                      -------------  -------------
Cash flows from investing activities:
  Purchase of property and equipment................................................       (695,365)      (425,186)
  Proceeds from the sale of property and equipment..................................       --                  500
  Increase in deposits..............................................................         (5,788)        (3,457)
  Acquisition of HMC................................................................     (4,250,000)      --
                                                                                      -------------  -------------
    Net cash used in investing activities...........................................     (4,951,153)      (428,143)
                                                                                      -------------  -------------
Cash flows from financing activities:
  Payment of notes payable..........................................................       (279,454)      (308,382)
  Payment of capital lease obligations..............................................       (342,424)      (256,315)
  Proceeds from issuance of common stock............................................         26,000         22,500
  Proceeds from exercise of common stock warrants...................................       --            1,000,000
  Proceeds from issuance of term loan...............................................      2,000,000       --
  Proceeds from drawing on line of credit...........................................        750,000       --
                                                                                      -------------  -------------
    Net cash provided by financing activities.......................................      2,154,122        457,803
                                                                                      -------------  -------------
    Net increase (decrease) in cash and invested cash...............................     (1,570,728)     1,180,479
Cash and invested cash, beginning of period.........................................      6,345,596      3,930,635
                                                                                      -------------  -------------
Cash and invested cash, end of period, including $120,164 and $118,151 of restricted
 cash, respectively.................................................................  $   4,827,607  $   5,111,114
                                                                                      -------------  -------------
                                                                                      -------------  -------------

     See accompanying notes to condensed consolidated financial statements.

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1995 AND DECEMBER 31, 1994
                                  (UNAUDITED)

(1) GENERAL
    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with requirements for filing with the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The results of operations for the nine-month period ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the Company's audited financial statements and notes thereto for the year ended December 31, 1994 and 1993.

(2) BUSINESS COMBINATION

HMC ACQUISITION

    In June 1995, the Company acquired Health Management Center Companies (HMC) for total consideration of up to $7,400,000, consisting of $4,250,000 in cash, issuance of a promissory note for $1,650,000, issuance of 5,000 shares of Series E preferred stock, $100 par value, and $1,000,000 in payments contingent on the retention of clients and the integration of operations. HMC consists of the following four entities; Health Management Center, Inc., Health Management Center, West, Inc., Health Management Center of Wisconsin, Inc. and HMC, PPO, Inc.

    HMC employs a systems approach to the design and implementation of employee assistance and managed mental health care/substance abuse programs. The Companies had operated under the direction of family members Janis S. DiMonaco, then principal shareholder, and Vincent D. DiMonaco, and served a client base in seven states. Subsequent to the acquisition both Janis S. DiMonaco and Vincent
D. DiMonaco became members of the Company's management and continue to serve the HMC companies.

    The acquisition was recorded under the purchase method of accounting. In connection with the acquisition of HMC, the Company recorded $6,229,000 in goodwill and began amortizing the amount over a period of fifteen years under the straight-line method. The Company will capitalize the $1,000,000 contingent payment in accordance with EITF 95-8 if and when the contingencies lapse. If any portion of the $1,000,000 payment is paid, it will be included in goodwill and will be amortized over the remaining portion of the 15-year period.

    The following pro forma financial information of the Company and HMC on a combined basis has been prepared to show results as if the acquisition had been consummated on January 1, 1994:

                                                                           NINE-MONTH
                                                                          PERIOD ENDED     YEAR ENDED
                                                                         SEPTEMBER 30,    DECEMBER 31,
                                                                              1995            1994
                                                                         --------------  --------------
Revenue................................................................  $   35,653,000  $   45,988,000
Income before extraordinary items......................................          62,000         509,000
Net income.............................................................          62,000         509,000
                                                                         --------------  --------------
                                                                         --------------  --------------

                          MANAGED HEALTH NETWORK, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1995 AND DECEMBER 31, 1994
                                  (UNAUDITED)

(3) LONG-TERM BORROWINGS
    The Company has incurred the following new long-term obligations during the nine months ended September 30, 1995.

    As previously mentioned, the Company issued a promissory note of $1,650,000 in connection with the HMC acquisition. The promissory note is due in five years accruing interest at 7% with stipulated payments of $550,000, $500,000 and $600,000 on May 31, 1998, 1999 and 2000, respectively.

    The Company obtained a $2,000,000 five-year term loan, accruing interest at prime plus .75%, from a bank, of which the proceeds were used in the funding of the $4,250,000 cash payment in the above-referenced acquisition of HMC. The Company is required to make interest-only payments in the first year, with the remaining due in 48 equal installments. Additionally, the Company drew $750,000 on its $2,500,000 credit facilities line of credit to assist in the funding of the above-referenced $4,250,000 cash payment. The credit facility accrues interest at prime. The remaining $1,500,000 of the $4,250,000 cash was Company funded. In October 1995, the Company paid down $500,000 of the credit facility line.

    The Company renegotiated its New York City office space lease in 1995. The lease was extended to May 2002 with monthly lease payments of $31,409, $24,460 and $27,920 for the periods ended December 31, 1995, December 31, 1996 and May 31, 2002, respectively. In connection with the above lease, the Company was required to issue a standby letter of credit to the landlord in the amount of $250,000. The $250,000 effectively draws down the availability of the credit facility to $1,500,000 as of September 30, 1995. Also in connection with the New York lease, the Company entered into three capital leases to finance telephone and computer network equipment and furniture. The future minimum payments under the aforementioned capital leases are $195,000, $205,000 and $222,000 and expire in May 2000, May 1998 and August 1998, respectively, with interest accruing at a range of 10.5% to 11.5%.

    The various lines of credit and the term loan are secured substantially by all the assets of the Company and its subsidiaries, except for MHN Reinsurance Company of Arizona.

(4) SUBSEQUENT EVENTS
    In October 1995, the Company obtained an additional line of credit. The line is nonreplacing with a term of 32 months with repayment provisions of equal installments, including accruing interest of prime plus .75%. Borrowings under the line are secured substantially by all the assets of the Company and its subsidiaries, except for MHN Reinsurance Company of Arizona.

    In November 1995, Managed Health Network (California HMO) was released by the Department of Corporations of the State of California (DOC), under the Knox-Keene Act, from $700,000 in nonpanel provider deposits.

    The Company on January 9, 1996 signed a definitive agreement with Foundation Health Corporation ("FHC") to be acquired for approximately $45,000,000 in FHC common stock.

                                    ANNEX 1

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION
                                    BETWEEN
                         FOUNDATION HEALTH CORPORATION
                                      AND
                          MANAGED HEALTH NETWORK, INC.
                                JANUARY 9, 1996

                               TABLE OF CONTENTS

                                                                                                                           PAGE
                                                                                                                         ---------
     ARTICLE      1         THE MERGER.................................................................................        1-1
                  1.1       Effective Time of the Merger...............................................................        1-1
                  1.2       Effects of the Merger......................................................................        1-1
                  1.3       Effect on Capital Stock....................................................................        1-1
                            (a)        Capital Stock of Acquisition Corporation........................................        1-1
                            (b)        Cancellation of MHN-Owned and Acquisition Corporation-Owned Stock...............        1-2
                            (c)        Exchange of MHN Common and MHN Preferred........................................        1-2
                            (d)        Treatment of MHN Options........................................................        1-3
                            (e)        Fractional Shares...............................................................        1-3
                  1.4       Exchange of Certificates and Options.......................................................        1-3
                            (a)        MHN Common and MHN Preferred Exchange Procedures................................        1-3
                            (b)        MHN Option Procedures...........................................................        1-4
                            (c)        Escrow Arrangements.............................................................        1-4
                            (d)        FHC to Provide Common Stock.....................................................        1-4
                  1.5       No Further Ownership Rights in MHN Common..................................................        1-4
                  1.6       Board of Directors; Officers...............................................................        1-5
                  1.7       Dissenters' Rights.........................................................................        1-5
                  1.8       Adjustments for Capital Changes............................................................        1-5
     ARTICLE      2         REPRESENTATIONS AND WARRANTIES OF MHN......................................................        1-6
                  2.1       Organization...............................................................................        1-6
                  2.2       Capital Structure..........................................................................        1-6
                  2.3       Equity Investments.........................................................................        1-6
                  2.4       Authority..................................................................................        1-7
                  2.5       No Conflicts...............................................................................        1-7
                  2.6       Consents...................................................................................        1-7
                  2.7       Financial Statements.......................................................................        1-8
                  2.8       Business Changes...........................................................................        1-9
                  2.9       Properties.................................................................................       1-10
                  2.10      Accounts Receivable........................................................................       1-11
                  2.11      Taxes......................................................................................       1-11
                  2.12      Compensation...............................................................................       1-12
                  2.13      Compliance with Law........................................................................       1-12
                  2.14      Litigation.................................................................................       1-12
                  2.15      Contracts..................................................................................       1-13
                  2.16      No Default.................................................................................       1-13
                  2.17      Business and Customers.....................................................................       1-14
                  2.18      Proprietary Rights.........................................................................       1-14
                  2.19      Insurance..................................................................................       1-14
                  2.20      Bank Accounts..............................................................................       1-14
                  2.21      Brokers or Finders.........................................................................       1-15
                  2.22      Certain Advances...........................................................................       1-15
                  2.23      Related Parties............................................................................       1-15
                  2.24      Employees and Union Activities.............................................................       1-15
                  2.25      ERISA......................................................................................       1-15
                  2.26      Activities of Providers....................................................................       1-17
                  2.27      Fraud and Abuse............................................................................       1-17
                  2.28      Underlying Documents.......................................................................       1-17
                  2.29      Full Disclosure............................................................................       1-17
                  2.30      Terminated Transaction.....................................................................       1-18
     ARTICLE      3         REPRESENTATIONS AND WARRANTIES OF FHC......................................................       1-18
                  3.1       Organization...............................................................................       1-18
                  3.2       Acquisition Corporation Capital Structure..................................................       1-18

                                      1-i

                                                                                                                           PAGE
                                                                                                                         ---------
                  3.3       Authority..................................................................................       1-18
                  3.4       Brokers or Finders.........................................................................       1-19
                  3.5       FHC Capital Structure......................................................................       1-19
                  3.6       SEC Documents..............................................................................       1-19
                  3.7       Absence of Certain Changes or Events.......................................................       1-20
                  3.8       Shares of Common Stock.....................................................................       1-20
                  3.9       Information Supplied.......................................................................       1-20
                  3.10      Disclosure.................................................................................       1-20
     ARTICLE      4         COVENANTS RELATING TO CONDUCT OF BUSINESS..................................................       1-20
                  4.1       Ordinary Course............................................................................       1-20
                  4.2       Dividends; Changes in Stock................................................................       1-20
                  4.3       Issuance of Securities.....................................................................       1-20
                  4.4       Governing Documents........................................................................       1-21
                  4.5       No Other Bids..............................................................................       1-21
                  4.6       No Acquisitions............................................................................       1-21
                  4.7       No Dispositions............................................................................       1-21
                  4.8       Indebtedness...............................................................................       1-21
                  4.9       Employee Plans, Etc........................................................................       1-21
                  4.10      FHPS Representative........................................................................       1-21
     ARTICLE      5         ADDITIONAL AGREEMENTS......................................................................       1-22
                  5.1       Access to Information......................................................................       1-22
                  5.2       Legal Conditions to the Merger.............................................................       1-22
                  5.3       Communications.............................................................................       1-22
                  5.4       Update to Disclosures......................................................................       1-22
                  5.5       Good Faith.................................................................................       1-22
                  5.6       Treatment of Employee Plans................................................................       1-22
                  5.7       Release of Letter of Intent................................................................       1-23
                  5.8       Form S-4...................................................................................       1-23
                  5.9       MHN Stockholders' Approval.................................................................       1-23
                  5.10      Affiliates.................................................................................       1-24
                  5.11      Pooling Accounting.........................................................................       1-24
                  5.12      Publication of Post-Merger Results.........................................................       1-24
                  5.13      Regulatory Approvals.......................................................................       1-24
     ARTICLE      6         CONDITIONS PRECEDENT.......................................................................       1-24
                  6.1       Conditions to Obligations of FHC and MHN To Effect the Merger..............................       1-24
                            (a)        Stockholder Approval............................................................       1-24
                            (b)        Government Approvals............................................................       1-24
                            (c)        Third-Party Approvals...........................................................       1-25
                            (d)        Legal Action....................................................................       1-25
                            (e)        Statutes........................................................................       1-25
                            (f)        Tax Opinion.....................................................................       1-25
                  6.2       Conditions to Obligations of FHC...........................................................       1-25
                            (a)        Representations and Warranties..................................................       1-25
                            (b)        Performance of Obligations of MHN...............................................       1-25
                            (c)        Opinion of MHN's Counsel........................................................       1-25
                            (d)        Customer Relationships..........................................................       1-25
                            (e)        No Material Adverse Change......................................................       1-26
                            (f)        Related Agreements..............................................................       1-26
                            (g)        Accounting Issues...............................................................       1-26
                  6.3       Conditions to Obligations of MHN...........................................................       1-26
                            (a)        Representations and Warranties..................................................       1-26
                            (b)        Performance of Obligations of FHC...............................................       1-26
                            (c)        Opinion of FHC's Counsel........................................................       1-26
                            (d)        Related Agreements..............................................................       1-26

                                      1-ii

                                                                                                                           PAGE
                                                                                                                         ---------
     ARTICLE      7         CLOSING....................................................................................       1-26
                  7.1       Closing Date...............................................................................       1-26
                  7.2       Filing Date................................................................................       1-27
                  7.3       Best Efforts...............................................................................       1-27
     ARTICLE      8         PAYMENT OF EXPENSES........................................................................       1-27
                  8.1       Expenses...................................................................................       1-27
     ARTICLE      9         TERMINATION, AMENDMENT AND WAIVER..........................................................       1-27
                  9.1       Termination................................................................................       1-27
                  9.2       Effect of Termination......................................................................       1-28
                  9.3       Amendment..................................................................................       1-28
                  9.4       Extension; Waiver..........................................................................       1-28
     ARTICLE     10         SURVIVAL OF REPRESENTATIONS AND
                            WARRANTIES; INDEMNIFICATION................................................................       1-28
                 10.1       Survival of Representations and Warranties.................................................       1-28
                 10.2       Indemnification............................................................................       1-29
                 10.3       Procedures.................................................................................       1-29
     ARTICLE     11         GENERAL....................................................................................       1-29
                 11.1       Notices....................................................................................       1-29
                 11.2       Headings...................................................................................       1-30
                 11.3       Counterparts...............................................................................       1-30
                 11.4       Binding Nature.............................................................................       1-30
                 11.5       Merger of Documents........................................................................       1-30
                 11.6       Incorporation of Schedules.................................................................       1-30
                 11.7       Applicable Law.............................................................................       1-30
                 11.8       Parties in Interest........................................................................       1-30
                 11.9       Integrated Agreement.......................................................................       1-30
     Exhibit      A         Agreement of Merger
     Exhibit      B         Escrow Agreement
     Exhibit      C         Affiliate Agreement
    Schedule      2.1       Organization
    Schedule      2.2       Capital Stock
    Schedule      2.6       Consents
    Schedule      2.7       Financial Statements
    Schedule      2.8       Business Changes
    Schedule      2.9       Properties
    Schedule      2.11      Taxes
    Schedule      2.12      Change in Control Payments
    Schedule      2.13      Compliance with Law
    Schedule      2.14      Litigation
    Schedule      2.15      Contracts
    Schedule      2.16      Defaults
    Schedule      2.17      Business and Customers
    Schedule      2.19      Insurance
    Schedule      2.21      Brokers
    Schedule      2.22      Certain Advances
    Schedule      2.23      Related Parties
    Schedule      2.25      ERISA
    Schedule      2.26      Activities of Providers
    Schedule      2.28      Underlying Documents
    Schedule      5.6       Treatment of Employee Plans
    Schedule      5.10      Affiliates
    Schedule      6.2  (d)  Customer Relationships

                                     1-iii

                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of January 9, 1996 by and between FOUNDATION HEALTH CORPORATION, a Delaware corporation ("FHC") and MANAGED HEALTH NETWORK, INC., a Delaware corporation ("MHN").

    RECITALS

    A. Immediately following the satisfaction or waiver of all conditions to this Agreement, MHN and a wholly-owned subsidiary of FHC to be formed for the purpose of this transaction as a Delaware corporation (the "Acquisition Corporation") shall execute a Certificate of Merger (the "Certificate of Merger") in substantially the form attached hereto as Exhibit A, which provides for the merger (the "Merger") of Acquisition Corporation into MHN on the date provided for in Article 7 hereof (the "Closing Date"). Under the Certificate of Merger, shares of Common Stock, $.005 par value per share, of MHN issued and outstanding ("MHN Common") and shares of Preferred Stock, $100 par value per share, of MHN issued and outstanding ("MHN Preferred") will be converted into the right to receive Common Stock, $.01 par value per share, of FHC and the Preferred Share Purchase Rights attached thereto (together, the "FHC Common"), in accordance with Section of this Agreement. Outstanding Options to acquire MHN Common shall be treated in accordance with Section 1.3(d) hereto.

    B. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and the conditions precedent to the consummation of the Merger.

    NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, FHC and MHN agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement and the Certificate of Merger, the Certificate of Merger shall be filed in accordance with the Delaware General Corporation Law (the "Delaware Law") as soon as practicable on or after the Closing Date (as defined in Article 7 of this Agreement). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

    1.2 EFFECTS OF THE MERGER. At the Effective Time, (a) the separate existence of Acquisition Corporation shall cease and Acquisition Corporation shall be merged with and into MHN as the surviving corporation (the "Surviving Corporation"); (b) the Certificate of Incorporation of the Surviving Corporation shall be in the form of the Restated Certificate of Incorporation which is an exhibit to the Certificate of Merger; (c) the Bylaws of the Surviving
Corporation shall be the Bylaws of MHN as amended immediately following the Effective Time; and (d) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

    1.3   EFFECT ON CAPITAL STOCK.   As of the Effective  Time, by virtue of the
Merger and without any action on the part of the holder of any of the issued and outstanding shares of MHN Common or MHN Preferred (each, an "MHN Stockholder"):

        (a) CAPITAL STOCK OF ACQUISITION CORPORATION. The issued and outstanding share of capital stock of Acquisition Corporation shall continue to be issued and shall be converted into one share of Common Stock of the Surviving Corporation. The stock certificate of Acquisition Corporation evidencing ownership of any shares shall continue to evidence ownership of all such shares of capital stock of the Surviving Corporation.

                                      1-1

        (b) CANCELLATION OF MHN-OWNED AND ACQUISITION CORPORATION-OWNED STOCK. All shares of MHN Common or MHN Preferred, if any, that are owned directly or indirectly by MHN or by Acquisition Corporation or any of their respective subsidiaries shall be canceled, and no consideration shall be delivered in exchange therefor.

        (c) EXCHANGE OF MHN COMMON AND MHN PREFERRED. The number of shares of FHC Common issuable at the Effective Time to holders of MHN Common and MHN Preferred and into which MHN Options shall be exercisable shall be determined as follows:

           (i) First, the Aggregate Potential Shares shall be determined as an amount equal to (A) $45,000,000, less Excess Transactional Costs (as defined below), divided by (B) the Assumed Closing Price. "Excess Transactional Costs" shall mean all amounts paid or payable by MHN for legal, accounting and financial services as a proximate result of the transactions contemplated by the Agreement in excess of $900,000, all as identified by FHC and MHN no later than two days prior to the Closing Date. The "Assumed Closing Price" shall be calculated as follows:

               (A) In the event that the average of the per share closing prices of FHC Common during the ten trading days ending on the second trading day prior to Closing as reported on the New York Stock Exchange ("NYSE") Composite Transaction Tape (the "Closing Price") is no less than 92.5% of $42.475, which is the average of the per share closing prices of FHC Common during the ten trading days ending on the trading day prior to the date of execution of this Agreement by MHN and FHC as reported on the NYSE Composite Transactions Tape (the "Signing Price"), and no more than 107.5% of the Signing Price, then the Assumed Closing Price shall be the Closing Price.

               (B) In the event that the Closing price is greater than 107.5% but no more than 115% of the Signing Price, then the Assumed Closing Price shall be 107.5% of the Signing Price.

               (C) In the event that the Closing Price is less than 92.5% of the Signing Price but no less than 85% of the Signing Price, then the Assumed Closing Price shall be 92.5% of the Signing Price.

               (D) In the event that the Closing Price is less than 85% of the Signing Price, then MHN may in its sole discretion terminate this Agreement by giving notice of termination to FHC no later than one day prior to Closing; provided, however, that FHC may cause the Closing to occur notwithstanding any such notice if it notifies MHN no later than the day prior to Closing of its intent to cause the issuance of that number of shares of FHC Common based on an Assumed Closing Price equal to (1) 92.5% of the Signing Price divided by 85% of the Signing Price, times (2) the Closing Price.

               (E) In the event that the Closing Price is more than 115% of the Signing Price, then FHC may in its sole discretion terminate this Agreement.

           (ii) Each share and fractional share of MHN Preferred issued and outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into that number of shares of FHC Common equal to the Preference Amount divided by the Closing Price. The "Preference Amount" for each share of MHN Preferred is as determined in accordance with Section 2 of MHN's Fifth Amended and Restated Certificate of Incorporation as of the Effective Time. The aggregate number of shares of FHC Common issuable to the holders of MHN Preferred shall be referred to herein as the "Preferred Holders' Shares."

          (iii) Each share and fractional share of MHN Common issued and outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the

                                      1-2
       holders thereof, into that number of shares of FHC Common (the "MHN Common Conversion Amount") equal to (i) the Aggregate Potential Shares less the Preferred Holders' Shares, divided by (ii) an amount equal to the aggregate number of shares of MHN Common and that number of shares of MHN Common underlying all fully vested (taking into account any accelerated vesting as a result of the Merger), outstanding and unexercised options to purchase MHN Common ("MHN Options") outstanding as of the Effective Time. The aggregate number of shares of FHC Common issuable to the holders of MHN Common shall be referred to herein as the Common Holders' Shares.

          (iv) Notwithstanding the foregoing, Dissenting Shares shall be treated in accordance with Section 1.7 and fractional shares of FHC Common that would be issuable to any holder of MHN Preferred or MHN Common or MHN Options shall be treated in accordance with Section 1.3(e).

           (v) The shares of FHC Common to be delivered pursuant to this Section 1.3(c) are hereinafter referred to as the "Closing Shares."

        (d) TREATMENT OF MHN OPTIONS. Each MHN Option shall be treated as the right to receive, in exchange for the payment of the exercise price set forth in such MHN Option, that number of shares of FHC Common per share of fully vested MHN Common underlying such MHN Option equal to the MHN Common Conversion Amount. Notwithstanding the foregoing, FHC agrees to consider requests received by FHC at least 10 days prior to the Closing from any holder of MHN Options to receive in full settlement of such holder's MHN Options that number of shares of FHC Common equal to: (a) the number of shares of FHC Common otherwise allocable to such MHN Options, less (b) an amount equal to (i) the aggregate exercise price of such MHN Option, divided by (ii) the Assumed Closing Price; provided, however, that as a condition of such settlement of the MHN Options, the holder of the MHN Option tenders to FHC the cash to satisfy any required tax withholding amounts.

        (e) FRACTIONAL SHARES. No fractional shares of FHC Common shall be issued, but in lieu thereof each holder of shares of MHN Preferred, or MHN Common or MHN Options who would otherwise be entitled to receive a fraction of a share of FHC Common (after aggregating all fractional shares of FHC Common to be received by such holder) shall receive from FHC an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) the fraction of a share of FHC Common to which such holder would otherwise be entitled, times the Closing Price (in the case of MHN Preferred) or Assumed Closing Price (in the case of MHN Common or MHN Options).

    1.4  EXCHANGE OF CERTIFICATES AND OPTIONS.

        (a) MHN COMMON AND MHN PREFERRED EXCHANGE PROCEDURES. Within five business days after the Effective Time, FHC shall mail, or cause to be mailed by its transfer agent, Chemical Trust Company of California, or such other person reasonably acceptable to MHN (the "Exchange Agent"), to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MHN Common or MHN Preferred (the "Certificates") whose shares are being converted into shares of FHC Common (or in the case of fractional shares, cash) (the "Merger Consideration") pursuant to Section 1.3 and the Certificate of Merger, instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As a condition to each such MHN Stockholder's receipt of Merger Consideration, each MHN Stockholder must sign instructions appointing a representative (the "MHN Stockholders' Representative") authorizing him to take all actions on behalf of the MHN Stockholders for purposes of the Escrow Agreement (as defined below). Upon surrender of a Certificate for cancellation to FHC and the instruction referred to in the prior sentence, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of FHC Common to which such holder of MHN Preferred or MHN Common shall have become entitled pursuant to Section 1.3(c), and
    (ii) if applicable, a check

                                      1-3
    representing the amount of cash in lieu of fractional shares of FHC Common to which such holder shall have become entitled pursuant to 1.3(e) hereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MHN Common or MHN Preferred which is not registered in the transfer records of MHN, the Merger Consideration may be delivered to a transferee if the Certificate representing the right to receive Merger Consideration is presented to FHC and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. FHC shall follow the same procedure with respect to lost, stolen or mutilated MHN Certificates as are followed with respect to lost, stolen or mutilated FHC stock certificates. Unless and until any such Certificates shall be so surrendered, or such procedures respecting lost, stolen or mutilated Certificates are followed, the holders of such Certificates shall not be entitled to receive any Merger Consideration.

        (b) MHN OPTION PROCEDURES. Within five business days after the Effective Time, FHC shall mail, or cause to be mailed by the Exchange Agent, to each holder of record of an agreement which immediately prior to the Effective Time represented an outstanding MHN Option (collectively, the "MHN Option Agreements") notification of the number of shares of FHC Common with respect to which such MHN Option is exercisable as a result of the Merger as described in Section 1.3(d) above. Upon surrender of an MHN Option Agreement in accordance with its terms for cancellation to FHC (an affidavit of lost MHN Option Agreement shall be sufficient if the MHN Option is reflected in
    Schedule 2.2), and payment of the exercise price specified in such MHN Option Agreement, the holder of such MHN Option Agreement shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of FHC Common to which such holder of MHN Options shall have become entitled pursuant to Section 1.3 , and (ii) if applicable, a check representing the amount of cash in lieu of fractional shares of FHC Common.

        (c) ESCROW ARRANGEMENTS. On or before the Effective Time, that number of shares of FHC Common equal to $1,500,000 divided by the Closing Price or Assumed Closing Price used in computing the Common Stock Exchange Ratio (the "Escrow Shares") otherwise issuable to the holders of the MHN Preferred and the MHN Common pursuant to Section 1.3(c) shall be delivered by FHC to an escrow agent mutually acceptable to FHC and MHN (the "Escrow Agent") for deposit in accordance with the terms of an Escrow Agreement established by the parties (the "Escrow Agreement") substantially in the form of Exhibit B hereto. Such shares deposited with the Escrow Agent (the "Escrow Fund") shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to pay to FHC any amounts owing thereto pursuant to Section
    10.2. Except as set forth in Section 10.1(c), the liability of any holder of MHN Preferred or MHN Common for claims of indemnification under Article 10 and the Escrow Agreement shall be limited to the Escrow Fund. Any shares of FHC Common remaining with the Escrow Agent on the one year anniversary of the Closing not subject to a reserve for claims previously made against the Escrow Fund in accordance with the Escrow Agreement shall be transferred by the Escrow Agent to the MHN Stockholders as provided in the Escrow Agreement to each holder of MHN Preferred and MHN Common on a pro rata basis in proportion to the number of shares of FHC Common received by such stockholder in the Merger.

        (d) FHC TO PROVIDE COMMON STOCK. At the Effective Time, FHC through its transfer agent shall make available the shares to the Exchange Agent for exchange in accordance with this Article 1.

    1.5 NO FURTHER OWNERSHIP RIGHTS IN MHN COMMON, MHN PREFERRED AND MHN OPTIONS. All Merger Consideration delivered upon the surrender for exchange of shares of MHN Common and MHN Preferred in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of MHN Common and MHN Preferred. All shares of FHC Common delivered to holders of MHN Options in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such MHN Options. There

                                      1-4
shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of MHN Common, MHN Preferred and MHN Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or rights to MHN Options are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

    1.6  BOARD OF DIRECTORS; OFFICERS.  Upon the Effective Time:

        (a) The directors of the Surviving Corporation shall be as determined by FHC immediately following the Effective Time and each shall remain a director from the Effective Time until such director's successor shall have been elected and shall qualify, or as otherwise provided in the Bylaws of the Surviving Corporation.

        (b) The officers of the Surviving Corporation shall be as determined by FHC immediately following the Effective Time and shall each hold office from the Effective Time until such officer's successor shall have been elected and shall qualify, or as otherwise provided in the Bylaws of the Surviving Corporation.

        (c) If at the Effective Time a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided in the Bylaws of the Surviving Corporation.

    1.7 DISSENTERS' RIGHTS. Any shares of MHN Common or MHN Preferred which shall be owned by stockholders (each, a "Dissenting Stockholder") who shall duly perfect and pursue their appraisal rights with respect to such shares ("Dissenting Shares") in accordance with Section 262 of the Delaware General Corporation Law or, to the extent applicable, Sections 1300 ET SEQ. of the California Corporations Code shall not be converted into FHC Common but shall be converted into the right to receive such consideration as may be determined pursuant to Section 262 of the Delaware General Corporation Law or, to the extent applicable, Sections 1300 ET SEQ. of the California Corporations Code. MHN agrees that, except with the prior written consent of FHC, or as required under applicable law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of Section 262 of the Delaware General Corporation Law or, to the extent applicable, Sections 1300 ET SEQ. of the California Corporations Code, becomes entitled to payment of the value of shares of MHN Common or MHN Preferred shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time, to deliver shares of FHC Common to any Dissenting Stockholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Stockholder, FHC shall issue and deliver, upon surrender by such Dissenting Stockholder of his certificate or certificates representing shares of MHN Preferred or MHN Common, the shares of FHC Common to which such Dissenting Stockholder is then entitled under this Section 1.3 and
Section 262 of the Delaware General Corporation Law or, to the extent applicable, Sections 1300 ET SEQ. of the California Corporations Code.

    1.8 ADJUSTMENTS FOR CAPITAL CHANGES. If, prior to the Effective Time, FHC recapitalizes through a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the Common Stock Exchange Ratio will be adjusted appropriately.

    1.9 TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement and the Merger as a tax-free plan of reorganization under Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code. The parties shall not take a position on any tax return inconsistent with this
Section 1.9.

                                      1-5

                                   ARTICLE 2
                     REPRESENTATIONS AND WARRANTIES OF MHN

    Except as otherwise set forth in written information (the "Disclosure Schedule") delivered to FHC prior to the date hereof, MHN represents and warrants to FHC as of the date hereof as follows:

    2.1 ORGANIZATION. Each of MHN and its direct or indirect wholly-owned subsidiaries listed on Schedule 2.1 hereof (each, a "Sub," and collectively, the "Subs"), is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and is qualified to do business in the states listed in Schedule 2.1, and is not required to be qualified in any other jurisdiction except where the failure to be so qualified will not have an MHN Material Adverse Effect (as defined below). Each of MHN and the Subs has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and possesses all licenses, franchises, rights and privileges material to the conduct of its respective business. For the purpose of this Agreement, all references to materiality to MHN or any of the Subs shall refer to materiality to MHN and the Subs taken as a whole.

    2.2  CAPITAL STRUCTURE.

        (a) The authorized capital stock of MHN consists of 40,000,000 shares of MHN Common and 248,493 shares of MHN Preferred. As of December 31, 1995: (i) 7,415,847 shares of MHN Common are issued and outstanding; (ii) 2,831,292 shares of MHN Common are reserved for issuance upon exercise of the MHN Options; and (iii) 217,973.15 shares of MHN Preferred are issued and outstanding, in the series and amounts described in Schedule 2.2, and which are convertible into that number of shares of MHN Common set forth in
    Schedule 2.2. MHN has provided to FHC a true and complete list of holders of record of MHN Common, MHN Preferred and MHN Options to purchase same showing the number of shares and options held by each such shareholder or optionholder, and in the case of MHN Options, the exercise price and vesting schedule, in each case as of December 31, 1995. This Schedule shall be updated as of the Closing Date.

       All of the outstanding MHN Common, MHN Preferred and MHN Options were issued in compliance with applicable federal and state securities laws, and no further registration, qualification or other compliance under such securities laws is required in connection with the issuance of the MHN Common upon exercise of the MHN Options or upon conversion of any MHN Preferred. All of the outstanding shares of MHN Common are, and any shares of MHN Common issuable upon exercise of any MHN Option or upon conversion of any MHN Preferred, when issued pursuant to such exercise or conversion, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, MHN's Certificate of Incorporation or Bylaws or any agreement to which MHN is a party or is bound.

        (b) MHN shall provide notice of the Merger to the holders of all MHN Options. All MHN Options shall have vested at or prior to the Effective Time. Except as set forth in Section 2.2(a), there are no equity securities of any class of MHN or any of the Subs, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2(a), there are not any options, warrants, calls, rights, commitments or agreements of any character to which MHN or any of the Subs is a party or by which it is bound obligating MHN or any of the Subs to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of MHN or any of the Subs or obligating MHN or any of the Subs to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Schedule 2.2, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of MHN or any of the Subs.

    2.3 EQUITY INVESTMENTS. MHN owns directly or indirectly all of the outstanding capital stock of the Subs. Except for MHN's direct or indirect ownership of the Subs, and the ownership by certain of

                                      1-6
the Subs of all of the outstanding capital stock of any of the other Subs, as described in Schedule 2.1, neither MHN nor any of the Subs owns any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

    2.4 AUTHORITY. MHN has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MHN. This Agreement has been duly executed and delivered by MHN and the Escrow Agreement will be duly executed and delivered by MHN, and where applicable, the MHN Representatives acting on behalf of the MHN Stockholders and the holders of MHN Options, and constitutes or in the case of the Escrow Agreement when executed will constitute valid and binding obligations of MHN, enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). Provided the conditions set forth in Article 6 are satisfied, the execution and delivery of this Agreement and the Escrow Agreement do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of MHN or any of the Subs or (b) any agreement or instrument, permit, franchise, license, judgment or order, applicable to MHN or any of the Subs or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancelations or accelerations which individually or in the aggregate would not have a material adverse effect on the financial condition, business, operations, assets, properties or net worth of MHN and the Subs taken as a whole (an "MHN Material Adverse Effect"). For purposes of this Agreement, a "Material Adverse Effect" with respect to any particular entity shall mean a material adverse effect on the financial condition, business, operations, assets, properties or net worth of such entity.

    2.5 NO CONFLICTS. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby (i) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the assets or properties of MHN or any of the Subs; and (ii) will not to the knowledge of MHN conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") having jurisdiction over MHN or any of the Subs or any of their assets or properties other than any conflict or violation which individually or in the aggregate would not have a Material Adverse Effect upon MHN or any of the Subs individually or any of their respective assets or properties.

    2.6   CONSENTS.   Schedule 2.6  sets forth a  full and complete  list of all necessary consents, waivers and approvals ("Consents") of third parties applicable to the operations of MHN and any of the Subs and relating to agreements or obligations involving more than $100,000 to be paid by any party thereto within the twelve (12) months following the signing of this Agreement that are required to be obtained by MHN and any of the Subs in connection with the execution and delivery of this Agreement, the Certificate of Merger or the Escrow Agreement by MHN and the performance of MHN's obligations hereunder or thereunder. Prior to the Closing Date, MHN and the Subs, as applicable, will use their best efforts to obtain all such Consents.

    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to MHN or any of the Subs in connection with the execution and delivery of this Agreement or the consummation by MHN of the transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger with the Delaware

                                      1-7

Secretary of State, and appropriate documents with the relevant authorities of other states in which MHN is qualified to do business, (b) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder ("HSR Act"), (c) filings with and approval of the California Department of Corporations and Arizona Department of Insurance, and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not have an MHN Material Adverse Effect.

    2.7  FINANCIAL STATEMENTS.

        (a) MHN has furnished to FHC its audited consolidated balance sheets as of December 31, 1993 and 1994, and the related audited consoli-dated statements of income, stockholders' equity (deficit) and cash flows for the years then ended and MHN's unaudited consolidated balance sheet, statement of income, stockholders' equity and cash flows at and for the eight (8) months ended August 31, 1995. MHN shall furnish FHC with unaudited consolidated and consolidating balance sheets and income statements at and for each monthly period beginning with September 1995 as soon as such financial statements may practicably be prepared. The balance sheet at August 31, 1995 is hereinafter referred to as the "MHN Balance Sheet," and all such financial statements described in this Section 2.7(a) are hereinafter referred to collectively as the "MHN Financial Statements." The MHN Financial Statements have been and will be complete, true and accurate in all material respects and prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as noted in the Notes to the Financial State-ments, and are and will be in accordance with MHN's books and records, and fairly present the financial position of MHN and the results of its operations as of the date and for the periods indicated thereon, subject in the case of the unaudited portion of the MHN Financial Statements to normal year-end audit adjustments which will not be material and the absence of footnote disclosures. At the date of the MHN Balance Sheet (the "MHN Balance Sheet Date") and as of the Closing Date, MHN and the Subs had and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the MHN Balance Sheet or the accompanying notes thereto except for (i) liabilities and obligations listed in the Disclosure Schedule, (ii) liabilities and obligations that exist solely by reason of the mere existence of the agreements listed in Schedule
    2.15 (but only to the extent that the existence of such liabilities and obligations is ascertainable solely by reference to Schedule 2.15 or such agreements), and (iii) liabilities incurred in the ordinary course of business since the MHN Balance Sheet Date which are usual and normal in amount.

        (b) The reserves reflected on the MHN Financial Statements and the Regulatory Financial Statements (as defined below) for incurred but not yet reported claims ("IBNR") for, or relating to, medical treatment or similar claims (i) are computed in accordance with presently accepted industry standards consistently applied, (ii) meet the material requirements of any law, rule or regulation applicable to such reserves, and (iii) are computed on the basis of assumptions materially consistent with those used in computing the corresponding reserve in the prior fiscal year. Neither MHN, nor senior management of MHN, is aware of any fact or circumstance which would necessitate as of the date of the most recent balance sheet included in the MHN Financial Statements, in the good faith application of prudent reserving practices and policies, any material adverse change in reserves for such IBNR claims above that reflected in the most recent balance sheet included in the MHN Financial Statements.

        (c) MHN has made available to FHC all financial statements it or any of its Subs has filed with any state or federal regulatory agency ("Regulatory Financial Statements") from January 1, 1993 to the date hereof, and shall provide promptly to FHPS after filing all Regulatory Financial Statements it makes prior to the Effective Time. All Regulatory Financial Statements have been, and will be, prepared in accordance with the applicable statutory accounting principles, are or will be in material com-pliance with applicable law, and constitute all state-mandated periodic statutory reports required to be filed by MHN or any Sub since January 1, 1993.

                                      1-8

    2.8    BUSINESS  CHANGES.   Since  the  MHN Balance  Sheet  Date,  except as
otherwise contemplated by this Agreement or disclosed in writing to FHC:

        (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, prospects, properties, employees, operations, obligations or liabilities of MHN or any of the Subs which, in the aggregate, have had or may be reasonably expected to have an MHN Material Adverse Effect.

        (b) Neither MHN nor any of the Subs has issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security of MHN or any of the Subs, except for shares of MHN Common issued upon the exercise of outstanding MHN Options or upon conversion of any MHN Preferred.

        (c) Neither MHN nor any of the Subs has incurred additional debt for borrowed money, nor incurred any obligation or liability except in the ordinary and usual course of business and in any event not in excess of $100,000 for any single occurrence.

        (d) Neither  MHN  nor  any  of  the Subs  has  paid  any  obligation  or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary and usual course of business and in any event not in excess of $100,000 for any single occurrence.

        (e) MHN has not declared or made any dividend, payment or other distribution on or with respect to any share of capital stock of MHN.

        (f) Neither MHN nor any of the Subs has purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of MHN or any of the Subs.

        (g) Neither MHN nor any of the Subs has mortgaged, pledged, or otherwise, voluntarily or involuntarily, encumbered any of its assets or properties, except for liens for current taxes which are not yet delinquent and purchase-money liens arising out of the purchase or sale of services or products made in the ordinary and usual course of business and in any event not in excess of $25,000 for any single item or $100,000 in the aggregate.

        (h) Neither MHN nor any of the Subs has disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any capital stock of MHN or any Sub or any other asset or property, tangible or intangible, except, in the case of such other assets and property, in the ordinary and usual course of business, and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of $25,000 for any single item or $100,000 in the aggregate.

        (i) Neither MHN nor any of the Subs has purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity; neither MHN nor any of the Subs has made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business and in any event not in excess of $25,000 for any single item or $100,000 in the aggregate.

        (j) Neither MHN nor any of the Subs has entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business.

        (k) Neither MHN nor any of the Subs has sold, assigned, trans-ferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined in Section 2.18).

        (l) Neither MHN nor any of the Subs has adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the

                                      1-9
    benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing.

        (m) Neither MHN nor any of the Subs has effected or agreed to effect any change in its directors, officers or key employees.

        (n) Neither MHN nor any of the Subs has effected or committed itself to effect any amendment or modification in its Certificate of Incorporation or Bylaws, except as contemplated in this Agreement or the Certificate of Merger.

        (o) To the best knowledge of MHN, no statute has been enacted nor has any rule or regulation been adopted by the State of California nor to the knowledge of management of MHN and any of the Subs, has any statute been enacted nor has any rule or regulation been adopted by any other state where laws apply to the business of MHN or any of the Subs or any federal agency or authority which may reasonably be expected to have a Material Adverse Effect on MHN or any of the Subs which has not yet been reflected in the operating results of MHN and the Subs.

    2.9  PROPERTIES.

        (a) MHN and the Subs own no real property. The MHN Balance Sheet reflects all of the real and personal property used by MHN and any of the Subs in their business or otherwise held by MHN and any of the Subs, except for (i) property acquired or disposed of in the ordinary and usual course of the business of MHN and any of the Subs since the MHN Balance Sheet Date, and (ii) real and personal property not required under GAAP to be reflected thereon. Except as reflected in the notes to the MHN Balance Sheet, MHN and the Subs have good and marketable title to all assets and properties listed on the MHN Balance Sheet and thereafter acquired, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for the lien of current taxes not yet delinquent and except for minor imperfections of title which do not materially impair MHN's or the Sub's use of such property. All of the fixed assets and properties reflected on the MHN Balance Sheet or thereafter acquired are in satisfactory condition and repair for the requirements of the business as presently conducted by MHN and the Subs.

        (b) MHN and any of the Subs have provided FHC with a full and complete list of all real property leased by MHN or any of the Subs or under option to purchase by MHN or any of the Subs. All such property leased by MHN or any of the Subs is held under valid, subsisting and enforceable leases. To the best knowledge of MHN neither real property owned or leased by MHN or any of the Subs, nor the operations of MHN or any of the Subs thereon, violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the property or to such operations.

        (c) To the best knowledge of MHN there are no Hazardous Substances in, under or about the soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by MHN or any of the Subs. Neither MHN nor any of the Subs have disposed of any Hazardous Substances on or about such property. "Hazardous Substances" shall mean any substance regulated or prohibited by any law or designated by any governmental agency to be hazardous, toxic, radioactive, regulated medical waste or otherwise a danger to health or the environment.

        (d) MHN and the Subs have conducted their business materially in accordance with all applicable material laws, regulations, orders and other requirements of governmental authorities relating to Hazardous Substances and the use, storage, treatment, disposal, transport, generation, release and exposure of others to Hazardous Substances. MHN has not received any notice of any investigation, claim or proceeding against MHN or any of the Subs relating to Hazardous Substances and MHN is not aware of any fact or circumstance which could involve MHN or any of the Subs in any environmental litigation, proceeding, investigation or claim or impose any

                                      1-10
    environmental liability upon MHN or any of the Subs. MHN has not received any notice of any investigation, claim or proceeding against MHN or any of the Subs relating to Hazardous Substances and MHN is not aware of any fact or circumstance which could involve MHN or any of the Subs in any environmental litigation, proceeding, investigation or claim or impose any material environmental liability upon MHN or any of the Subs.

    2.10 ACCOUNTS RECEIVABLE. All of the accounts receivable of MHN and any of the Subs shown on the MHN Balance Sheet, or which have arisen thereafter, arose in the ordinary and usual course of its business. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of MHN which is consistent with past practice and in accordance with GAAP applied on a consistent basis.

    2.11  TAXES.

        (a) MHN has duly filed with the appropriate United States, state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings and disclosed on Schedule 2.11), which returns are accurate and complete.

        (b) MHN has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority. (All such items are collectively referred to herein as "Taxes".) The MHN Balance Sheet fully accrues or reserves (and the post-August 31, 1995 balance sheets described in Section 2.7(a) will fully accrue) all unpaid current and deferred Taxes.

        (c) MHN is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes.

        (d) Schedule 2.11 sets forth, with respect to the five preceding taxable years, those years for which any examination by any taxing authority has been completed, and the results of any such examination.

        (e) Since January 1, 1995, no liability for Taxes has been incurred other than in the ordinary course of business.

        (f) There are no liens for Taxes except for liens for property taxes not yet delinquent.

        (g) MHN is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the preceding five (5) taxable years has not been included on any consolidated combined or unitary return with any entity.

        (h) There are no outstanding requests for a ruling by any taxing authority.

        (i) All material elections with respect to taxes affecting MHN as of the date hereof are set forth in Schedule 2.11.

        (j) MHN has not filed a consent pursuant to the collapsible corporation provisions of section 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income tax law) apply to any disposition of any asset owned by it.

        (k) None of the assets of MHN is "tax-exempt use property" within the meaning of section 168(h) of the Code.

        (l) MHN has not agreed to make nor is it required to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

                                      1-11

        (m) MHN is not and has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

        (n) To the best knowledge of MHN, none of the MHN Stockholders is a person other than a United States person within the meaning of the Code.

        (o) MHN does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

        (p) Schedule 2.11 accurately sets forth, for MHN and each Sub, the amounts and expiration dates of all existing federal and state net operating loss carryforwards, capital loss carryforwards and excess credit carryforwards.

    2.12 COMPENSATION. Except as set forth in that certain letter of December 29, 1995 from Franklin Tom of MHN to Gary Velasquez of FHPS, since January 1, 1995, neither MHN nor any of the Subs has paid or committed itself to pay to or for the benefit of any of its directors, officers, employees or stockholders any compensation of any kind other than wages, salaries and benefits at times and rates in effect on January 1, 1995, subject to compensation paid or committed to officers or employees who commenced employment after January 1, 1995 and subject to wage increases of less than five percent, nor has it effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement. Neither MHN nor any of the Subs has any bonus plan or obligations with respect to any bonus plan. MHN has furnished to FHC a full and complete list by job title of all directors, officers, or employees of MHN and any of the Subs as of August 31, 1995, specifying each such person's annual compensation level as of August 31, 1995. MHN has provided in Schedule 2.12 a list as of the date hereof setting forth all amounts (whether currently payable or payable in the future) payable as a result of a change in control of MHN or any of the Subs to which current or former officers, directors or employees of MHN or any Sub are entitled or would become entitled after the Merger, under the terms of any benefit or other arrangements.

    2.13 COMPLIANCE WITH LAW. All material licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of MHN and any of the Subs which are necessary to the conduct of the business of MHN or any of the Subs as conducted during the two (2) years prior to the Closing Date ("Material Permits") are in full force and effect or, in the case of Material Permits no longer necessary to the current conduct of the business, were in full force and effect at the time such Material Permits were necessary and neither MHN nor any of the Subs is in violation of any such Material Permit in any material respect. Except for possible exceptions, the curing or non-curing of which would not have an MHN Material Adverse Effect, the business of MHN and any of the Subs has been conducted with all applicable laws, regulations, orders and other requirements of Governmental Entities, including, without limiting the generality of the foregoing, all laws, regulations and orders relating to the Knox-Keene Health Care Service Plan Act of 1975, as amended, and employment practices and procedures affecting the health and safety of employees.

    2.14 LITIGATION. Except as set forth in Schedule 2.14, there is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending against MHN or any of the Subs, or involving any of their respective assets or properties, before any court, agency, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not yet been made on MHN or any of the Subs), and to the best knowledge of MHN none have been threatened. MHN is aware of no facts which, if known to stockholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation which would have an MHN Material Adverse Effect. Neither MHN

                                      1-12
nor any of the Subs is subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal which has not been satisfied in full, nor is it in default with respect to any such notice, order, writ, injunction or decree.

    2.15 CONTRACTS. Schedule 2.15 sets forth a complete list of each executory contract and agreement in the following categories to which MHN or any of the Subs is a party, or by which it is bound in any respect: (a) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials or capital assets, or for the performance of services, in any case involving more than $50,000 per year; (b) contracts or agreements for the joint performance of work or services, and all other joint venture agreements; (c) management or employment contracts, consulting contracts, collective bargaining contracts, termination and severance agreements; (d) notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (e) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement);
(f) stock option, stock purchase, warrant, repurchase or other contracts or agreements relating to any share of capital stock of MHN or any of the Subs; (g) contracts or agreements with agents, brokers, consignees, sale representatives or distributors; (h) contracts or agreements with any director, officer, employee, consultant or stockholder; (i) powers of attorney or similar authorizations granted by MHN or any of the Subs to third parties; (j) licenses, sublicenses, royalty agreements and other contracts or agreements to which MHN or any of the Subs is a party, or otherwise subject, relating to Proprietary Rights as defined below; and (k) employer contracts for the twenty (20) employer groups who provided the greatest amount of revenues for MHN and the Subs during the twelve (12) months ended August 31, 1995.

    Neither MHN nor any of the Subs has entered into any contract or agreement containing covenants limiting the right of MHN or any of the Subs to compete in any business or with any person. As used in this Agreement, the terms "contract" and "agreement" include every contract, agreement, commitment, understanding and promise, whether written or oral.

    2.16  NO DEFAULT.

        (a) Each of the contracts, agreements or other instruments referred to in Section 2.15 of this Agreement and each of the standard provider or employer group agreements of MHN or any of the Subs is a legal, binding and enforceable obligation by or against MHN or any of the Subs, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the knowledge of MHN, no party with whom MHN or any of the Subs has an agreement or contract is in default thereunder or has breached any terms or provisions thereof which is material to the conduct of the business of MHN or the Subs.

        (b) MHN and the Subs in all material respects have performed, or are now performing, their obligations under, and MHN and any of the Subs are not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business including without limitation each of the contracts, agreements or other instruments referred to in Section 2.15. Except for those matters which, individually or in the aggregate, do not and will not materially adversely affect the business of MHN and any of the Subs, no third party has raised any claim, dispute or controversy with respect to any of the executory contracts of MHN and any of the Subs, nor has MHN or any of the Subs received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by MHN or any of the Subs with respect to its obligations under any of those contracts.

                                      1-13

    2.17 BUSINESS AND CUSTOMERS. To the knowledge of MHN, no client paying annual premiums of more than $100,000 during 1995 has evidenced to MHN its intention to cancel or fail to renew the services provided by MHN and any of the Subs.

    2.18  PROPRIETARY RIGHTS.

        (a) MHN has provided FHC in writing a complete list of all computer software, software programs, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefor, owned or used by MHN or any of the Subs or in which either has any rights or licenses, except for software used by MHN and any of the Subs and generally available on the commercial market. MHN has provided FHC with a complete and accurate description of all agreements of MHN and any of the
    Subs with each officer, employee or consultant of MHN and any of the Subs providing MHN and any of the Subs with title and ownership to patents, patent applications, trade secrets and inventions developed or used by MHN and any of the Subs in its business. All of such agreements so described are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

        (b) To the knowledge of MHN, each of MHN and any of the Subs owns or possesses licenses or other rights, or can acquire such rights on reasonable commercial terms, to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the business of MHN and any of the Subs, and the same are sufficient to conduct MHN's and any of the Subs' business as it has been and is now being conducted.

        (c) To the best knowledge of MHN the operations of MHN or any of the Subs do not conflict with or infringe, and no one has asserted to MHN or any of the Subs that such operations conflict with or infringe, any Proprietary Rights, owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against MHN or any of the Subs with respect to any Proprietary Rights (other than those, if any, with respect to which service of process or similar notice may not yet have been made on MHN or any of the Subs), and to the knowledge of MHN and the MHN Stockholders none has been threatened against MHN or any of the Subs. To the best knowledge of MHN, there are no facts or alleged facts which would reasonably serve as a basis for any claim that MHN or any of the Subs does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of MHN and any of the Subs as it has been and is now being conducted.

        (d) To the best knowledge of MHN, no employee of MHN or any of the Subs is in violation of any term of any employment contract, or any other contract or agreement relating to the relationship of any such employee with MHN, any of the Subs or any previous employer.

    2.19 INSURANCE. MHN has provided FHC with a complete list of all policies of insurance to which MHN or any of the Subs is a party or is a beneficiary or named insured. MHN and the Subs have in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. There were no claims in excess of $5,000 asserted under any of the insurance policies of MHN and the Subs in respect of all motor vehicle, general liability, professional liability, directors and officers, errors and omissions, and worker's compensation, and medical claims for the period from January 1, 1994 to the date of this Agreement.

    2.20 BANK ACCOUNTS. MHN has separately delivered to FHC a true and correct list (which will be amended as of the Closing as required) of the names and addresses of all banks, other institutions

                                      1-14
and state governmental departments at which MHN or any of the Subs have accounts, deposits or safety deposit boxes, or special deposits required to be held by such state governmental departments with the nature of such account, the amount on account, and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and the names and addresses of all persons, if any, holding a power-of-attorney on behalf of MHN or any of the Subs.

    2.21  BROKERS OR FINDERS.

        (a) Except as described in Schedule 2.21, MHN has not paid or become obligated to pay any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        (b) There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of MHN or any MHN Stockholder who might be entitled to any fee or commission from FHC or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

    2.22 CERTAIN ADVANCES. Except for intercompany receivables, there are no receivables of MHN or any of the Subs owing from directors, officers, employees, consultants or shareholders of MHN or any of the Subs, or owing by any affiliate of any director or officer of MHN or any of the Subs.

    2.23 RELATED PARTIES. Except as previously disclosed in writing to FHC, to the best knowledge of MHN no officer or director of MHN or MHN Stockholder or any of the Subs, or any affiliate of any such person, has, either directly or indirectly, (a) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by MHN or any of the Subs, or (b) a beneficial interest in any contract or agreement to which MHN or any of the Subs is a party or by which MHN or any of the Subs may be bound. For purposes of this Section 2.23, there shall be disregarded any interest which arose solely from the ownership of less than a five percent (5%) equity interest in a corporation.

    2.24 EMPLOYEES AND UNION ACTIVITIES. MHN and the Subs have complied with all applicable state and federal laws related to employment, except where the failure to comply would have no Material Adverse Effect on MHN and any of the Subs. None of the employees of MHN or any of the Subs are repre-sented by any union or are parties to any collective bargaining arrangement, and, to the best knowledge of MHN management, no attempts are being made to organize or unionize any of the employees of MHN and any of the Subs.

    2.25  ERISA.

        (a) MHN has identified to FHC each "employee benefit plan," as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including any employment agreements entered into between MHN and any of the Subs and any employee of MHN or any of the Subs, but excluding worker's compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by MHN or any of the Subs or any ERISA Affiliate thereof for the benefit of any employee or former employee of MHN or any of the Subs under which MHN or any of the Subs or any ERISA Affiliate thereof has any present or future obligation or liability (collectively, the "Employee Plans"). For purposes of this Section 2.25 "ERISA Affiliate" shall mean any entity which is a member of (i) a "controlled group of corporations," as defined in section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) a group of entities under "common control," as defined in section 414(c) of the Code or (iii) an "affiliated service group," as defined in section 414(m) of the Code or treasury regulations promulgated under section 414(o) of the Code, any of which includes MHN or any of the Subs. Copies of all Employee Plans (and, if applicable, related trust agreements), and all amendments thereto and summary plan descriptions (including any summary of material modifications) with respect thereto have been made available to FHC, together with (A) the most recent annual report (Form 5500), including if applicable,

                                      1-15

    Schedule B thereto prepared in connection with any such Employee Plan, (B) the most recent actuarial valuation prepared in connection with any such Employee Plan, and (C) with respect to any Employee Plan providing post-retirement medical or other welfare benefits, an estimate of the present value of the liability accrued under such Employee Plans determined in accordance with FASB 106. MHN has identified to FHC which of its Employee Plans, individually or collectively, constitute an "employee pension benefit plan," as defined in section 3(2) of ERISA (collectively, the "Pension Plans").

        (b) No Pension Plan is subject to Title IV of ERISA, Part 3 of Title I of ERISA or section 412 of the Code. No Pension Plan constitutes or has since the enactment of ERISA constituted a "multiemployer plan," as defined in section 3(37) of ERISA. No "prohibited transaction," as defined in section 406 of ERISA or section 4975 of the Code, excluding transactions effected pursuant to a statutory or administrative exemption, has occurred with respect to any Employee Plan which is covered by Title I of ERISA which would make MHN or any of the Subs or any officer or director thereof subject to any liability under Title I of ERISA or liable for any tax pursuant to section 4975 of the Code in excess of $20,000 in the aggregate.

        (c) A favorable determination letter has been received from the Internal Revenue Service as to the qualification under section 401(a) of the Code of each Pension Plan that is intended to so qualify, and nothing has occurred since such determination to adversely affect such determination. MHN has made available to FHC copies of the most recent Internal Revenue Service determination letters with respect to each such Pension Plan. Each Pension Plan has been maintained substantially in compliance with its terms and with the applicable requirements of ERISA and the Code.

        (d) MHN has furnished to FHC copies or descriptions of each employment, severance or other similar contract, arrangement or policy (including any employment agreements entered into between MHN and any of the Subs and any employee of MHN or any of the Subs, but excluding worker's compensation, unemployment compensation and other government-mandated pro-grams) and each plan, agreement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance benefits, disability benefits, early retirement benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or post-retirement benefits (i) which is not an Employee Plan, (ii) which is entered into, maintained or contributed to, as the case may be, by MHN or any of the Subs and (iii) which covers any employee or former employee of MHN or any of the Subs and
    (iv) under which MHN or any of the Subs has any present or future obligation or liability. Such contracts, plans and arrangements as are described in this Section 2.25(d) are herein referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

        (e) There has been no amendment to, written interpretation or announcement (whether or not written) by MHN or any of the Subs relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the year ended December 31, 1994.

        (f) MHN has materially complied with the requirements of section 4980B of the Code with respect to any "qualifying event" (as defined in section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and to the actual knowledge of MHN, no tax payable on account of section 4980B of the Code has been incurred with respect to any current or former employee of MHN or any of the Subs.

        (g) Neither MHN nor any of the Subs is a party to any contract, instrument, agreement or arrangement with a "disqualified individual" (as defined in section 280G(c) of the Code) that

                                      1-16
    could result in a disallowance of the deduction for any "excess parachute payment" (as defined in section 280G(b)(i) of the Code) or subject any such disqualified individual to the excise tax imposed under section 4999 of the Code.

        (h) Each Employee Plan or Benefit Arrangement complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder, (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder, and (iii) any other applicable law.

        (i) There is no pending or threatened litigation relating to any Employee Plan or Benefit Arrangement.

    2.26 ACTIVITIES OF PROVIDERS. Those two certain Binders dated June 27, 1995 entitled "National Provider Network, Volumes I and II" previously delivered to FHC, list all psychiatrists, psychologists, social workers and other clinical providers and health care professionals, hospitals and clinics, providing services to MHN and its Subs (each, "Provider," and collectively the "Providers") as of such date. To the best of MHN's knowledge, all Providers are in material compliance with MHN's credentialing and professional liability insurance requirements subject to any waivers thereof approved by MHN in the ordinary course of business and listed in Schedule 2.26. MHN has no knowledge of any individual Provider or Provider network or organization with which MHN contracts which serves individually or in the aggregate more than 250 employees which has expressed to MHN management an intent (whether or not legally binding) to terminate its respective contracts with MHN.

    2.27 FRAUD AND ABUSE. Neither MHN nor the Subs, and to the best of MHN's knowledge, their respective officers and directors, have engaged in any activities which are prohibited under U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facilities, service, or item for which payment may be made in whole or in part by Medicare or Medicaid.

    2.28 UNDERLYING DOCUMENTS. Copies of any underlying documents listed or described as having been disclosed to FHC pursuant to this Agreement, if requested by FHC, have been furnished to FHC. All such documents furnished to FHC are true and correct copies, and there are no amendments or modifi-cations thereto, that have not been disclosed to FHC. The minute books of MHN and the Subs contain complete and accurate records of all meetings and other corporate actions taken by the directors and shareholders of MHN and the Subs, and the minute books, books of account, stock record books and other records of MHN and the Subs are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of controls. At the Closing, all such books and records will be in the possession of MHN and the Subs.

    2.29 FULL DISCLOSURE. Any information furnished by or on behalf of MHN to FHC in writing pursuant to or in connection with this Agreement and any information contained in the Schedules referred to in this Agreement, at any time prior to the Effective Time, does not and will not contain

                                      1-17
any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

    2.30 TERMINATED TRANSACTION. The release dated December 1, 1995 relating to a letter of intent, dated May 17, 1995, between MHN and First Hospital Corporation, a copy of which has been provided to FHC, is in full force and effect.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF FHC

    Except as set forth in written information (the "FHC Disclosure Schedule") delivered to MHN prior to the date hereof, FHC represents and warrants to MHN as of the date hereof as follows:

    3.1 ORGANIZATION. FHC is, and as of Closing, Acquisition Corporation will be, a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. FHC is, and as of Closing, Acquisition Corporation will be, duly qualified to do business and is in good standing in its state of incorporation and in each of the other jurisdictions in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a an FHC Material Adverse Effect (as defined below). FHC has, and as of Closing, Acquisition Corporation will have, all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its respective business. For purposes of this Agreement, all references to materiality to FHC and Acquisition Corporation shall be deemed to refer to materiality to FHC and its subsidiaries, including Acquisition Corporation, taken as a whole.

    3.2 ACQUISITION CORPORATION CAPITAL STRUCTURE. The authorized and outstanding capital stock of Acquisition Corporation will be owned by FHC as of Closing. Acquisition Corporation will be formed for the purpose of the transactions contemplated by this Agreement and will have no other business as of Closing.

    3.3 AUTHORITY. FHC has all requisite corporate power and authority to enter into this Agreement, the Exchange Agent Agreement and the Escrow Agreement and the related agreements contemplated herein, and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Exchange Agent Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of FHC. This Agreement has been duly executed and delivered by FHC and the Exchange Agent Agreement and the Escrow Agreement will be duly executed and delivered by FHC and each such agreement constitutes valid and binding obligations of FHC enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). Provided the conditions set forth in Article 6 are satisfied, the execution and delivery of this Agreement, the Exchange Agent Agreement, and the Escrow Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of FHC or Acquisition Corporation, or (b) any material agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to FHC and Acquisition Corporation or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancelations or accelerations which individually or in the aggregate would not have an FHC Material Adverse Effect.

                                      1-18

    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to FHC in connection with the execution and delivery of this Agreement, the Exchange Agent Agreement or the Escrow Agreement by FHC or the consummation by FHC of the transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) filings required under the HSR Act, (c) the approval of the California Department of Corporations and the Arizona Department of Insurance, and (d) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have an FHC Material Adverse Effect.

    3.4 BROKERS OR FINDERS. FHC has neither paid nor become obligated to pay any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    3.5  FHC CAPITAL STRUCTURE.

        (a) The authorized capital stock of FHC consists of 100,000,000 shares of FHC Common, and 1,000,000 shares of Preferred Stock, $1.00 par value ("FHC Preferred Stock"). At the close of business on November 30, 1995: (i) 57,416,580 shares of FHC Common were issued and outstanding; (ii) 6,077,410 shares of FHC Common were reserved for issuance upon exercise of options (the "FHC Options") under FHC's option plans, of which options to purchase 3,720,874 shares were outstanding; (iii) 1,375,687 shares of FHC Common were reserved but were unissued under FHC's Employee Stock Purchase Plan and Profit-Sharing and 401(k) Plan; and (iv) 30,000 shares of FHC Series A Preferred Stock were reserved for issuance pursuant to that certain Rights Agreement (the "FHC Rights Agreement") dated as of October 10, 1991 between FHC and Chemical Trust Company of California as rights agent. No shares of FHC Preferred Stock are outstanding.

        (b) All of the outstanding shares of FHC Common are, and any shares of FHC Common issuable upon exercise of any FHC Option, when issued pursuant to such exercise, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, FHC's Certificate of Incorporation or Bylaws or any agreement to which FHC is a party or by which it is bound.

    3.6 SEC DOCUMENTS. FHC has made available to MHN a true and complete copy of FHC's Form 10-K for the year ended June 30, 1995 and Form 10-Q for the three months ended September 30, 1995 and any other statement, report, registration statement or definitive proxy statement filed by FHC with the Securities and Exchange Commission ("SEC") since June 30, 1995 to the Effective Time (the "SEC Documents"). As of their respective filing dates, FHC has made all necessary SEC filings, the SEC Documents comply or will comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations (including accounting rules) of the SEC, and as of the date of such filing, none of the SEC Documents as amended or supplemented contain or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, each of the consolidated balance sheets included in or incorporated by reference into the SEC Documents fairly presented the consolidated financial position of FHC and its subsidiaries as of its date and each of the consolidated statements of income, stockholders' equity and cash flows included in or incorporated by reference into the SEC Documents fairly presented the results of operations, stockholders' equity and cash flows of FHC and its subsidiaries for the period set forth therein
(subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material and the absence of certain footnote disclosures), in each case in accordance with GAAP consistently applied during the periods involved.

                                      1-19

    3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1995 (the "Balance Sheet Date"), there has been no change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of FHC which has had, or is reasonably likely to have a FHC Material Adverse Effect.

    3.8 SHARES OF COMMON STOCK. The shares of FHC Common will, when issued and delivered to the MHN Stockholders and holders of MHN Options in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, FHC's Certificate of Incorporation, Bylaws or any agreement to which FHC is a party or by which it is bound and will be issued with the rights pursuant to the FHC Rights Agreement.

    3.9 INFORMATION SUPPLIED. None of the information supplied or to be supplied by FHC for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the Form S-4 is declared effective, at the date the Prospectus/Proxy Statement is mailed to the stockholders of MHN or at the time of the MHN Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    3.10 DISCLOSURE. Any information furnished by or on behalf of FHC to MHN in writing pursuant to or in connection with this Agreement and any information contained in the Schedules referred to in this Agreement, at any time prior to the Effective Time, does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                   ARTICLE 4
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    During the period from the date of this Agreement and continuing until the Effective Time, MHN agrees on behalf of MHN and the Subs (except as otherwise set forth in written information delivered to FHC prior to the date hereof or as expressly contemplated by this Agreement or to the extent that FHC shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

    4.1 ORDINARY COURSE. Each of MHN and the Subs shall carry on its businesses in the usual, regular and ordinary course, including the payment of all state and federal taxes, in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, will use its best efforts to keep available the services of its present officers and key employees and preserve its relationship with present and potential customers, providers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time.

    4.2 DIVIDENDS; CHANGES IN STOCK. Neither MHN nor any of the Subs shall, or shall propose to, (a) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of MHN or any of the Subs, or (c) repurchase or otherwise acquire any shares of its capital stock or rights to acquire any shares of its capital stock.

    4.3 ISSUANCE OF SECURITIES. Neither MHN nor any of the Subs shall issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, other than the issuance of MHN options to employees in accordance with MHN's past practice, or the issuance of MHN Common upon the

                                      1-20
exercise of the MHN Options or the conversion of the MHN Preferred, in accordance with their present terms. In addition, neither MHN nor its Board of Directors shall take any action to change the exercise price, vesting schedule or any other term of presently outstanding MHN Options or any of the rights, privileges and restrictions of the MHN Preferred.

    4.4 GOVERNING DOCUMENTS. Neither MHN nor any of the Subs shall amend its respective Certificate or Articles of Incorporation or Bylaws.

    4.5 NO OTHER BIDS. Neither MHN nor any of the Subs nor any of their respective directors, officers or agents, will, directly or indirectly, solicit or initiate or encourage any discussions or negotiations with, or participate in any negotiations with or provide any information to or otherwise cooperate in any other way with any corporation, partnership, person or other entity or group (other than FHC or its affiliates) concerning any merger, sale of substantial assets, sale of shares of capital stock or any division of MHN or any of the Subs or control thereof. MHN shall promptly notify FHC in writing of any of the events referred to in this Section 4.5 including a summary of the material terms of any other bid.

    4.6 NO ACQUISITIONS. Neither MHN nor any of the Subs shall (a) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (b) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to MHN and any of the Subs, except in the ordinary course of business consistent with prior practice.

    4.7 NO DISPOSITIONS. Neither MHN nor any of the Subs shall lease or otherwise dispose of any of its assets, individually or in the aggregate, to MHN and any of the Subs except in the ordinary course of business consistent with prior practice and in any event not in excess of $25,000 in the aggregate.

    4.8  INDEBTEDNESS.   Neither MHN nor the  Subs shall incur any  indebtedness
for borrowed money or guarantee any indebtedness or issue or sell any debt securities of MHN or any of the Subs or guarantee any obligations of others.

    4.9 EMPLOYEE PLANS, ETC. Neither MHN nor any of the Subs shall adopt or amend in any material respect any collective bargaining agreement or any other agreement with employees, including the Employee Plans and Benefit Arrangements, other than as provided in this Agreement. FHC acknowledges and agrees that MHN may make a discretionary contribution for 1995 to its 401(k) plan, in accordance with MHN's past practices for making such contributions, provided that such contribution shall not be in excess of $70,000.

    4.10 FHPS REPRESENTATIVE. MHN shall provide a representative (the "Representative") employed by FHC or Foundation Health PsychCare Services, Inc. ("FHPS") with an office and customary office equipment at the principal executive offices of MHN. MHN shall cause Ronald W. Moreland and Alethea Caldwell to meet regularly with the Representative to discuss, in advance, pending decisions relating to the business and operations of MHN and the Subs and to discuss operation of the business in accordance with FHPS's interim operating and integration plan for MHN, a copy of which previously has been provided to MHN by FHC, but in no event less than once per week. Mr. Moreland and Ms. Caldwell shall include in such meetings those members of MHN's management staff which they deem reasonably necessary or appropriate given the subject matters to be discussed thereat, and shall give good faith consideration to suggestions and comments put forth by the Representative; PROVIDED, HOWEVER, that the Representative shall have no decision-making authority, all of which shall reside with MHN. The Representative shall conduct himself or herself in such a manner so as to minimize any disruption to MHN's operations while still performing his or her function and shall not disclose any confidential information regarding MHN learned while at MHN's offices other than to the directors, employees or professional advisors of FHC or FHPS who have the need to know such information for purposes of the transactions contemplated by this Agreement.

                                      1-21

                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS

    5.1 ACCESS TO INFORMATION. MHN shall afford to FHC and FHPS and shall cause its independent accountants to afford to FHC and FHPS, and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to MHN and the
Subs' properties, books, contracts, commitments and records and to the independent accountants reasonable access to the audit work papers and other records of MHN's accountants. During such period, MHN shall use reasonable efforts to furnish promptly to FHC and FHPS all information concerning the business, properties and personnel of MHN and any of the Subs as FHPS may reasonably request. Neither FHC nor FHPS will use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and FHPS will cause its consultants and advisors also to hold such information in confidence). FHC understands and agrees that MHN's obligations pursuant to this Section 5.1 are subject to MHN's confidentiality obligations regarding patient records.

    5.2 LEGAL CONDITIONS TO THE MERGER. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all reasonable actions to obtain (and to cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority, or other third party, required to be obtained or made by such party in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

    5.3 COMMUNICATIONS. Between the date hereof and the Effective Time, neither MHN nor FHC will furnish any communication to their respective stockholders or to the public generally, if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement or the Certificate of Merger without the prior approval of the other party as to the content thereof, which approval shall not be unreasonably withheld, and subject to each party's compliance with applicable law.

    5.4 UPDATE TO DISCLOSURES. Without limiting FHC's right to rely on the representations and warranties as of the date of this Agreement, MHN shall provide FHC with updates to the disclosures provided or made available to FHC as to material facts which arise between the date of this Agreement and the Closing Date and which, if they had occurred and been known prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Article 2 to be true and correct as of the date of this Agreement.

    5.5 GOOD FAITH. Each party shall act in good faith in an attempt to cause to be satisfied all the conditions precedent to its obligations and those of the other parties to this Agreement over which it has control or influence. Each party  will  act  in  good  faith and  take  all  reasonable  action  within its capability necessary to render accurate as of the Effective Time its representations and warranties contained in this Agreement. MHN further agrees to cooperate in good faith with FHC and FHPS before the Closing to develop a plan for the integration of MHN and the Subs with FHPS and its affiliates following the Merger.

    5.6 TREATMENT OF EMPLOYEE PLANS. FHC and MHN agree that the Employee Plans and Benefit Arrangements in effect at the date of this Agreement shall, to the extent practicable, remain in effect from and after the Effective Time, until otherwise determined by FHC after the Effective Time and, to the extent such Employee Plans and Benefit Arrangements are not continued, it is the current intent of the parties that employee plans and benefit arrangements which are comparable in the aggregate to the current plans and arrangements will be provided to the employees covered by such Employee Plans and Benefit
Arrangements who are the employees of the Surviving Corporation and its subsidiaries. FHC acknowledges that MHN's current policy is to pay employees (other than senior managers)

                                      1-22
one-half of their accrued and unused sick leave at the end of each year. Notwithstanding the foregoing, FHC agrees that it shall assume and continue, without modification, MHN's pay-to-stay program for aggregate payments of no more than $320,000 and its six month severance program for senior management described in Schedule 5.6 (including in each case the identity of potential recipients and amounts payable to each, as in effect as of the date hereof), provided that any payment thereunder shall be subject to the receipt of an appropriate release by the employee receiving a payment of MHN and its directors and officers.

    5.7 RELEASE OF LETTER OF INTENT. Each of FHC and FHPS and MHN hereby release, waive and forever discharge one another of and from any and all manner of claims, causes of action, liabilities, obligations, costs or expenses of any kind or nature whatsoever, known or unknown, fixed or contingent, foreseen or unforeseen, suspected or unsuspected, whether presently accrued or to accrue hereafter, which any one or more of them may have jointly or severally, arising out of or by reason of or relating to the several draft letters of intent circulated between and among such parties dated between July 18, 1995 and August 22, 1995. All such parties hereby waive any and all rights under California Civil Code Section 1542 (as well as under any successor statute or common law principles relating to release of unknown or unanticipated claims), which section reads follows:

   "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

    5.8  FORM S-4.

        (a) As promptly as practicable after the date hereof, FHC, with the cooperation of MHN, shall prepare and file a registration statement on Form S-4 with the SEC providing a prospectus in connection with the issuance of FHC Common pursuant to the Merger (the "Form S-4"). FHC shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. FHC shall also take any action required to be taken under any applicable state securities or blue sky laws and for listing of the FHC Common on the NYSE in connection with the issuance of the FHC Common in the Merger.

        (b) MHN shall use its best efforts to furnish to FHC all information concerning MHN and the MHN Stockholders as may be reasonably requested in connection with the Form S-4. None of the information supplied or to be supplied by FHC for inclusion in the Form S-4, and the prospectus included therein, at each of the times of the effective date of the Form S-4, and the Effective Time contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading.

    5.9 MHN STOCKHOLDERS' APPROVAL. MHN shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of its Stockholders (the "MHN Stockholders' Meeting") to consider and vote upon the Merger or conduct a solicitation of consents adopting and approving the Merger as soon as practicable after the Form S-4 is declared effective, and MHN shall consult with FHC in connection therewith. MHN shall use its reasonable efforts to solicit from the MHN Stockholders, proxies or consents in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by the Delaware General Corporation Law, and to the extent applicable, the California Corporations Code, to approve this Agreement. In connection with MHN Stockholders' Meeting, FHC shall provide to MHN for dissemination to holders of MHN Preferred and MHN Common the prospectus included as part of the Form S-4. The Board of Directors of MHN will unanimously recommend to the MHN Stockholders that such stockholders approve the transactions contemplated by this Agreement.

                                      1-23

    5.10 AFFILIATES. Schedule 5.10 sets forth a list of names and addresses of those persons who are, in MHN's reasonable judgment, Affiliates of MHN within the meaning of Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act ("Rule 145"). As of the date hereof, MHN has delivered from each of the Affiliates of MHN identified in Schedule 5.10 agreements (collectively, the "Affiliate Agreements") in a form attached to this Agreement as Exhibit C. FHC shall be entitled to issue appropriate stop transfer instructions to the transfer agent for FHC Common, consistent with the terms of such Affiliate Agreements.

    5.11 POOLING ACCOUNTING. None of the parties shall take, and each party shall use its best efforts to cause its affiliates not to take, any action that would prevent FHC from accounting for the business combination to be effected by the Merger as a pooling of interests.

    5.12 PUBLICATION OF POST-MERGER RESULTS. As soon as practicable following the Effective Time, and in any event not more than 30 days after the end of the next calendar month commencing after the Closing Date, FHC shall make publication sufficient to satisfy SEC rules governing pooling of interests accounting in such form of publication which complies with SEC rules covering at least 30 days of post-Merger combined operations of FHC and MHN.

    5.13 REGULATORY APPROVALS. FHC and MHN shall use all reasonable efforts to file as soon as practicable after the date of this Agreement all notices, reports and other documents required by law to be filed with any governmental authority with respect to the Merger and to submit promptly any additional information requested by any such governmental authority. In furtherance of the foregoing, FHC and MHN (i) shall promptly prepare and file the notifications required under the HSR Act in connection with the Merger, shall request early termination of the applicable waiting period under the HSR Act and shall use their best efforts to cause the expiration of the waiting period under the HSR Act as promptly as possible and (ii) shall promptly prepare and file all required filings in connection with the Merger with the California Department of Corporations (the "DOC") requesting DOC approval of the change of control of MHN (the "DOC Filing") and the Arizona Department of Insurance and shall use their best efforts to have such filings approved as promptly as possible.

    5.14 FORM S-8. FHC shall file a Registration Statement on Form S-8 within fifteen (15) calendar days of the Effective Time, which registration statement shall cover the FHC Common issuable upon the exercise of the MHN Options that can be registered on a Form S-8, and FHC will use its best efforts to cause such shares of FHC Common to be registered under the Securities Act and to maintain such registration in effect until the exercise or termination of all such MHN Options.

                                   ARTICLE 6
                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO OBLIGATIONS OF FHC AND MHN TO EFFECT THE MERGER. The obligations of FHC and MHN to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived in whole or in part by both of FHC and MHN:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Certificate of Merger shall have been approved and adopted by (i) the required affirmative vote of the holders of the outstanding shares of MHN Common, and, if outstanding, any other voting securities of MHN required to vote on the Merger, and (ii) the affirmative vote of the holders of at least a majority in interest of shares of MHN Common who are not otherwise holders of MHN Preferred.

        (b) GOVERNMENT APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to, approval of the California Department of Corporations with respect to the DOC Filing (the DOC Filing being understood by the parties hereto to be the only filing under the Knox-Keene Health Care Service Plan Act which shall be a condition precedent hereunder), and

                                      1-24
    the Arizona Department of Insurance, other than filings with and approvals by any Governmental Entity relating to the Merger if failure to make such filings or obtain such approvals would not be materially adverse to FHC, FHPS or MHN.

        (c) THIRD-PARTY APPROVALS. Any and all consents or approvals required from third parties relating to contracts, agreements, licenses, leases and other instruments, material to the respective businesses of FHC, FHPS and MHN shall have been obtained.

        (d) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, shall be pending which, in the good faith judgment of FHC or MHN has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

        (e) STATUTES. No statute, rule or regulation shall have been enacted by the government of the United States or any state or agency thereof which would (i) make the consummation of the Merger illegal, (ii) prohibit FHC or Surviving Corporation's ownership or operation of all or a material portion of the business or assets of MHN and any of the Subs, or compel FHC or MHN to dispose of or hold separate all or a material portion of the business or assets of MHN or any of the Subs, as a result of the Merger, or (iii) render FHC or MHN unable to consummate the Merger, except for any waiting period provisions.

        (f) TAX OPINION. Each of FHC and MHN shall have received an opinion, in form and substance satisfactory to them from their respective counsel, to the effect that the Merger should be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code. In preparing the FHC and MHN tax opinions, counsel may rely upon, and to the extent reasonably required, the parties shall make representations related thereto.

    6.2  CONDITIONS TO OBLIGATIONS OF FHC.   The obligations of FHC and FHPS  to
effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by FHC:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of MHN set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and FHC shall have received a certificate signed by the chief executive officer and chief financial officer of MHN to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF MHN. MHN shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Certificate of Merger prior to the Closing Date, and FHC shall have received a certificate signed by the chief executive officer and chief financial officer of MHN to such effect.

        (c) OPINION OF MHN'S COUNSEL. FHC shall have received an opinion dated the Closing Date of Cooley Godward Castro Huddleston & Tatum, special counsel to MHN, in form and substance reasonably satisfactory to FHC and its counsel.

        (d) CUSTOMER RELATIONSHIPS. Except as set forth in Schedule 6.2(d), FHC shall have no reasonable basis for believing that any customers of MHN or any of the Subs that individually accounts for at least five percent (5%) or that in the aggregate account for at least ten percent (10%) of MHN's estimated 1995 consolidated total revenues will not continue to contract with MHN after the Closing.

                                      1-25

        (e) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement there shall have been no changes in the condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of MHN or any of the Subs which, in the aggregate, have had or may be reasonably expected to have an MHN Material Adverse Effect.

        (f)   RELATED AGREEMENTS.   MHN  shall have  signed the  Certificate  of
    Merger and MHN and the MHN Representative shall have signed the Escrow Agreement.

        (g) ACCOUNTING ISSUES. FHC shall have received an opinion of Deloitte & Touche, independent certified public accountants, satisfactory to FHC concerning accounting for the transaction including that the Merger satisfies all the requirements for treatment as a pooling transaction under the accounting rules. The Affiliate Agreements shall be in full force and effect.

        (h) All of the directors and officers of MHN shall have provided their written resignations, effective as of Closing.

        (i) The number of Dissenting Shares at Closing shall not exceed 6.5% of the MHN Common and MHN Preferred (on an as-converted basis), taken as a whole, outstanding as of the date of the MHN Stockholders' Meeting; provided, however, that this condition shall not apply if at the MHN Stockholders' Meeting, this Agreement and the Certificate of Merger shall have been approved and adopted by the affirmative vote of (A) at least 90% of the holders in interest of MHN Common and (B) 92% of the holders of the MHN Common and MHC Preferred (on an as-converted basis), taken as a whole, in each case outstanding as of the date of the MHN Stockholders' Meeting.

    6.3 CONDITIONS TO OBLIGATIONS OF MHN. The obligations of MHN to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following additional conditions unless waived by MHN:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FHC set forth in this Agreement and the Certificate of Merger shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and MHN shall have received a certificate signed by the chief executive officer and chief financial officer of FHC to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF FHC. FHC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and MHN shall have received a certificate signed by the chief executive officer or a senior vice president and the chief financial officer of FHC to such effect.

        (c) OPINION OF FHC'S COUNSEL. MHN shall have received an opinion dated the Closing Date of Pillsbury Madison & Sutro LLP, outside counsel to FHC, in form and substance reasonably satisfactory to MHN and its counsel.

        (d) RELATED AGREEMENTS. FHC shall have signed the Escrow Agreement and Exchange Agent Agreement.

                                   ARTICLE 7
                                    CLOSING

    7.1 CLOSING DATE. The Closing under this Agreement (the "Closing") shall be held not more than two (2) business days following the satisfaction of all other conditions precedent to the Merger specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof. In any event, if the Closing has not occurred on or before March 31, 1996, this Agreement may be terminated as provided in Section 9.1(c), unless the failure to effect the Closing is due to the lack of the stockholder approval described in Section 6.2(i)(A) and (B) (but in no event shall the Closing occur later than the date set forth in Section .1(c)). Such date on which the Closing is to be held is herein referred

                                      1-26
to as the "Closing Date." The Closing shall be held at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California, at 10:00 A.M. on such date, or at such other time and place as FHC and MHN may agree upon in writing.

    7.2 FILING DATE. Subject to the provisions of this Agreement and the Certificate of Merger, on the Closing Date a fully executed and acknowledged copy of the Certificate of Merger, along with required related certificates of MHN and FHPS meeting the requirements of the Delaware General Corporation Law, shall be filed with the Delaware Secretary of State, all in accordance with the provisions of the Certificate of Merger (the "Filing Date").

    7.3 BEST EFFORTS. All the parties hereto shall use their respective best efforts to cause the Closing Date and Filing Date to be no later than March 31, 1996.

                                   ARTICLE 8
                              PAYMENT OF EXPENSES

    8.1  EXPENSES.

        (a) Except as provided in Section 1.3 and 8.1(b), FHC, MHN and the MHN Stockholders shall each pay its own fees and expenses incurred incident to the preparation and carrying out of the transactions herein contemplated (including legal, accounting and travel). Each party shall promptly advance on request or reimburse such party's portion of these fees.

        (b) Subject to the provisions of Section 10.2, the MHN Stockholders shall be solely responsible and liable for any Excess Transactional Costs not reflected as a deduction to the Purchase Price pursuant to Section 1.3.

                                   ARTICLE 9
                       TERMINATION, AMENDMENT AND WAIVER

    9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

        (a) by mutual written consent of MHN and FHC;

        (b) by either FHC or MHN if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any party set forth in this Agreement and, if such breach is curable, such breach has not been promptly cured after written notice of such breach;

        (c) by either FHC or MHN if the Merger shall not have been consummated before March 31, 1996 unless any such failure to consummate the Merger by such date is due to the failure to obtain the MHN Stockholders' vote described in Section 6.2(i)(A) and (B), but in no event later than April 30, 1996;

        (d) by either FHC or MHN if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority which would make consummation of the Merger illegal;

        (e) by FHC if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority, which would (i) prohibit FHC's or MHN's ownership or operation of all or a material portion of the business or assets of MHN or any of the Subs or FHC, or compel FHC or MHN or any of the Subs to dispose of or hold separate all or a material portion of the business or assets of MHN, any of the Subs or FHC, as a result of the Merger or (ii) render FHC or MHN unable to consummate the Merger;

                                      1-27

        (f) by FHC if any condition to FHC's obligations to complete the Merger has not been satisfied or waived by FHC;

        (g) by MHN if any condition to MHN's obligation to complete the Merger has not been satisfied or waived by MHN; and

        (h)  by MHN or  FHC, as applicable, pursuant  to Section 1.3(c)(i)(D) or
    (E).

    9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either MHN or FHC as provided in Section 9.1, this Agreement and the Certificate of Merger shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto or their respective officers or directors except as set forth in Section 5.1 and Article 8; and to the extent that such termination results from the willful breach by a party hereto of any of its covenants or agreements set forth in this Agreement; provided, however, that:

        (a) in the event of the termination of this Agreement other than pursuant to Section 9.1(a) or under circumstances involving actual fraud on the part of MHN or its representatives or the MHN Stockholders or by reason of MHN failing to satisfy a condition precedent to Closing, set forth in
    Section  6.1(a) or in Sections 6.2(a), (b),  (c), (d), (e), (f), (h) or (i),
    FHC shall pay to MHN a termination fee of $500,000 within five business days after such termination; provided further, that if within twelve months after such termination MHN consummates a transaction or series of related transactions with any party other than FHC and its affiliates which involves the sale, lease or other transfer, by merger or otherwise, of all or substantially all of the assets or stock of MHN or the Subs, then MHN shall immediately repay the termination fee to FHC;

        (b) in the event of the termination of this Agreement by MHN pursuant to
    Section 1.3(c)(i)(D), where FHC does not proceed with the Merger in accordance with the terms of such provision, MHN shall pay to FHC a termination fee of $500,000 within five business days after such termination.

    9.3 AMENDMENT. This Agreement may not be amended exce pt by an instrument in writing signed on behalf of each of the parties hereto.

    9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, FHC or MHN, by such corporate action as shall be appropriate, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to FHC or MHN or the MHN Stockholders contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit thereof contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    10.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        (a) Except as set forth below, all representations and warranties of MHN in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Disclosure Schedules) shall terminate at the Effective Time.

        (b) The covenants, agreements, representations and warranties of MHN as to the matters set forth in Sections 2.2, 2.21 and 8.1(b) shall survive until the one-year anniversary of the Closing Date.

        (c) Except as provided in Section 10.2, no stockholder or optionholder of MHN or FHC shall have any liability hereunder except for his or her own personal, actual fraud.

                                      1-28

    10.2 INDEMNIFICATION. Subject to the provisions of this Article 10, the MHN Stockholders will, in accordance with the terms of the Escrow Agreement, indemnify FHC and MHN after the Closing against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by FHC or MHN arising out of any misrepresentation or breach of warranty, covenant or agreement referred to in
Section 10.1(b) ("Indemnifiable Damages"). The shares of FHC Common Stock held in the Escrow Fund shall be available for purposes of satisfying claims for which FHC and MHN entitled to indemnification under this Article 10 and the liability of the MHN Stockholders for claims by FHC and MHN for indemnification under this Article 10 shall be limited to the Escrow Fund. Subject to Section 10.1(c), FHC agrees that the sole and exclusive remedy of FHC against the MHN Stockholders for any damage, loss, liability and expense under this Agreement or in connection with the transactions contemplated hereunder shall be limited to the Escrow Fund.

    10.3 PROCEDURES. The party seeking indemnification under Section 10.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 10.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

                                   ARTICLE 11
                                    GENERAL

    11.1 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid by telecopy, or by courier service, as follows:

          Foundation Health Corporation
           3400 Data Drive
           Rancho Cordova, CA 95670
           Attention:    Mr. Kirk A. Benson
                        Senior Vice President, Corporate Development
           Fax: (916) 631-5335

    and

          Foundation Health PsychCare Services, Inc.
           1600 Los Gamos Drive, Suite 300
           San Rafael, CA 94903
           Attention:    Mr. Gary Velasquez
                        President
           Fax: (415) 491-7491

   with a copy to:

          Pillsbury Madison & Sutro LLP
           235 Montgomery Street
           San Francisco, CA 94104
           Attention:    Linda C. Williams, Esq.
           Fax: (415) 983-1200

   and

          Pillsbury Madison & Sutro LLP
           725 S. Figueroa Street

                                      1-29

           Suite 1200
           Los Angeles, CA 90017-5443
           Attention:    Blase P. Dillingham, Esq.
           Fax: (213) 629-1033

   and to:

          Managed Health Network, Inc.
           5100 West Goldleaf Circle
           Suite 300
           Los Angeles, CA 90056
           Attn:    Ronald W. Moreland
                   Chairman and Chief Executive Officer

   with a copy to:

          Cooley Godward Castro Huddleston & Tatum
           4365 Executive Drive
           Suite 120
           San Diego, California 92121
           Attention: Frederick T. Muto, Esq.

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

    11.2 HEADINGS. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

    11.3   COUNTERPARTS.   This Agreement  may be executed  in counterparts, and
when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

    11.4 BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto. No party may assign or transfer any rights under this Agreement.

    11.5 MERGER OF DOCUMENTS. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

    11.6   INCORPORATION OF  SCHEDULES.   All  Exhibits and  Schedules  attached
hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    11.7 APPLICABLE LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

    11.8 PARTIES IN INTEREST. Except for the provisions of Section 1.4, 5.6 and 5.12 and matters in Sections 8.1(b) and Article 10 relating to limitations on stockholders' and optionholders' liability, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    11.9 INTEGRATED AGREEMENT. This Agreement, along with the Certificate of Merger, and the exhibits, schedules and other instruments referenced herein, constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, covenants, understandings, restrictions, representations or warranties among the parties other than those set forth herein or therein or herein or therein provided for, any and all prior agreements and understandings being superseded hereby.

                                      1-30

    IN WITNESS WHEREOF, FHC and MHN have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                          FOUNDATION HEALTH CORPORATION

                                          By  /s/ DANIEL D. CROWLEY
                                          --------------------------------------

                                          Title  Chairman of the Board
--------------------------------------------------------------------------------

                                          MANAGED HEALTH NETWORK, INC.

                                          By  /s/ RONALD W. MORELAND
                                          --------------------------------------

                                          Title  Chairman of the Board and
--------------------------------------------------------------------------------
                                                Chief Executive Officer
--------------------------------------------------------------------------------

                                      1-31

                                                                       EXHIBIT A

                             CERTIFICATE OF MERGER
                                       OF
                          [FH ACQUISITION CORPORATION]
                                      INTO
                          MANAGED HEALTH NETWORK, INC.

    Managed Health Network, Inc. hereby certifies that:

    FIRST:   The  name and  state of  incorporation of  each of  the constituent corporations of the merger is as follows:

                                                                    STATE OF
NAME                                                             INCORPORATION
------------------------------------------------------------  --------------------
FH Acquisition Corporation..................................        Delaware
Managed Health Network, Inc.................................        Delaware

    SECOND: An Agreement and Plan of Reorganization, dated as of January 9, 1996, between the constituent corporations has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

    THIRD:   The name  of the  surviving corporation  of the  merger is  Managed
Health Network, Inc.

    FOURTH:    The  Restated and  Amended  Certificate of  Incorporation  of the
surviving corporation shall be as set forth in Exhibit A attached hereto.

    FIFTH: The executed Agreement and Plan of Reorganization is on file at the principal place of business of the surviving corporation, the address of which is 5100 West Goldleaf Circle, Suite 300, Los Angeles, California 90056.

    SIXTH: A copy of the Agreement and Plan of Reorganization will be furnished by the surviving corporation, on request and without charge, to any stockholder of either of the constituent corporations.

    SEVENTH:  The merger shall be effective at       on            , 1996.

    IN WITNESS WHEREOF, Managed Health Network, Inc. has caused this certificate
to  be  executed by  its  officers thereunto  duly  authorized this       day of
            , 1996.

                                          MANAGED HEALTH NETWORK, INC.

                                                            By
                                          --------------------------------------
                                                          PRESIDENT

Attest:

--------------------------------------
              SECRETARY

                                                                       EXHIBIT A

                              RESTATED AND AMENDED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          MANAGED HEALTH NETWORK, INC.

    FIRST:  The name of the corporation is:

                          Managed Health Network, Inc.

    SECOND: The address of its registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD:   The nature of the business  or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    FOURTH:   The total  number of shares  of stock which  the corporation shall have authority to issue is Ten Thousand (10,000) shares of common stock, One Cent ($.01) par value per share.

    FIFTH:   The Board of Directors is  authorized to adopt, amend or repeal the
By-Laws of the corporation. Election of directors need not be by ballot.

    SIXTH: No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    If the Delaware General Corporation Law hereafter is amended to permit the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

    SEVENTH: The corporation may, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have the power to indemnify under said Law from and against all expenses, liabilities or other matters referred to in or covered by said Law, as so amended. Such indemnification may be provided through By-Law provisions, agreements with persons to be indemnified, vote of shareholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the corporation in respect of all actions taken by such person while holding such office. Such indemnification shall inure to the benefit of the heirs, executors and administrators of such person.

    If the Delaware General Corporation Law, or any successor statute having similar import or effect, is hereafter amended to permit the corporation to provide broader indemnification rights than such statute permitted the corporation to provide prior to such amendment, the indemnification rights conferred by this Article Seventh shall be broadened to the fullest extent permitted by such Law, as so amended.

    Any amendment or repeal of this Article Seventh shall be prospective only, and shall not adversely affect any right of any person to indemnification hereunder existing at the time such amendment or repeal becomes effective.

                                          MANAGED HEALTH NETWORK, INC.

                                                            By
                                          --------------------------------------
                                                          PRESIDENT

Attest:

--------------------------------------
              SECRETARY

                                                                       EXHIBIT B

                                ESCROW AGREEMENT

    THIS  ESCROW AGREEMENT (this "Agreement"), made as of             , 1996, by
and among FOUNDATION HEALTH CORPORATION, a Delaware corporation ("FHC"), MANAGED
HEALTH NETWORK,  INC.,  a  Delaware  corporation  ("MHN"),                 ,  as
Representative  of the stockholders of MHN (the "Representative") and          ,
(the "Escrow Agent"),

                              W I T N E S S E T H:

    WHEREAS, FHC and MHN have entered into an Agreement and Plan of Reorganization dated as of January 9, 1996 (the "Reorganization Agreement"), a copy of which has been delivered to the Escrow Agent and to the holders of the capital stock of MHN named on SCHEDULE A hereto (collectively, the "Stockholders") (all capitalized terms not otherwise defined in this Agreement having the meanings set forth in the Reorganization Agreement); and

    WHEREAS, Section 1.4(c) of the Reorganization Agreement provides that FHC will deliver the Escrow Shares to the Escrow Agent to be held in the Escrow Fund (each as defined in Section 1.4(c) of the Reorganization Agreement) for the purpose of securing the Stockholders' obligation to reimburse FHC for the Indemnifiable Damages enumerated in Article 10 of the Reorganization Agreement; and

    WHEREAS, the Escrow Agent is willing to act as escrow agent for FHC and the Stockholders on the terms and conditions hereinafter set forth:

    NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, the parties agree as follows:

    1. ESTABLISHMENT OF ESCROW; ESCROW SHARE CERTIFICATES. Promptly after the Effective Time and in accordance with the exchange procedures set forth in the Reorganization Agreement and the Exchange Agent Agreement dated as of the date hereof between FHC and Chemical Bank, as Exchange Agent, FHC will issue the Escrow Shares in the name of the Representative on behalf of the Stockholders and cause them to be delivered (together with assignments in blank to be executed by the Representative, with each assignment to include a signature guarantee containing an affixed medallion certifying the authenticity of the signature) to the Escrow Agent. The Escrow Shares shall be held by the Escrow Agent in escrow subject to the terms and conditions set forth herein. FHC will cooperate with the Escrow Agent, including making any written instructions required by its stock transfer agent, to permit the Escrow Agent to make any necessary exchanges of FHC stock certificates so as to facilitate any distribution of Escrow Shares pursuant to this Agreement.

    The Representative shall deliver to FHC for delivery to FHC's stock transfer agent at the Closing a letter, substantially in the form of EXHIBIT A hereto, instructing the transfer agent to distribute all distributions in respect of the Escrow Shares, other than taxable dividends, to the Escrow Agent pursuant to
Section 3 of this Agreement.

    2. CLAIMS AGAINST ESCROW FUND. Pursuant to Section 10.2 of the Reorganization Agreement, FHC is entitled to make claims against the Escrow Fund for Indemnifiable Damages, and the Representative is entitled to make claims against the Escrow Fund for his actual out-of-pocket expenses incurred in any defense against FHC's claims against the Escrow Fund and any reasonable out-of-pocket expenses incurred by the Representative in fulfilling his responsibili-ties as Representative under this Agreement, in an aggregate amount not to exceed $100,000 (the "Representative's Expenses"). Unless this Agreement is terminated at an earlier date, FHC or the Representative shall be entitled to make claims against the Escrow Fund for such purpose at any time prior to the first anniversary of the date of this Agreement (the "Escrow Period"). Any claim by FHC against the Escrow Fund for Indemnifiable Damages or by the Representative for Representative's Expenses during the above time period shall be presented to the Escrow Agent as follows:

        (a) FHC shall notify the Escrow Agent and the Representative in writing of any Indemnifiable Damages which FHC claims are subject to indemnification under Section 10.2 of the Reorganization Agreement. The notice shall describe the claim and specify the amount thereof.

        (b) The Representative may contest FHC's claim on behalf of the Stockholders by giving the Escrow Agent and FHC written notice of such contest within twenty (20) business days after receipt of such claim for indemnification. If FHC's indemnification claim remains in dispute and unresolved for thirty (30) days following FHC's receipt of the written notice of contest, the disputed claim shall be submitted to arbitration in accordance with Section 7 below.

        (c) If the Representative on behalf of the Stockholders does not contest FHC's indemnification claim pursuant to Section 2(b) above, then the Escrow Agent shall deliver to FHC an amount from the Escrow Fund equal to the dollar amount of the Indemnifiable Damages claimed by FHC in its written notice. For this purpose, Escrow Shares so delivered shall be valued as of the date of delivery to FHC at the higher of (i) $ [the Closing Price or the Assumed Closing Price] or (ii) the average closing price of FHC Common Stock for the ten (10) trading days ending one (1) trading day before such date (the "Indemnity Price").

        (d) If the Representative on behalf of the Stockholders contests FHC's indemnification claim pursuant to Section 2(b) above, the Escrow Agent shall deliver an amount from the Escrow Fund to FHC upon receipt of either:

           (i) a copy of a written settlement agreement signed by both FHC and the Representative, or

           (ii) a copy of a final and nonappealable arbitration award pursuant to the arbitration procedure in Section 7 below.

        The amount to be delivered to FHC by the Escrow Agent under this Section 2(d) shall be equal to the dollar amount of FHC's Indemnifiable Damages, as set forth in the settlement agreement or the arbitration award, as applicable, and shall be calculated and delivered in the manner set forth in
    Section 2(c).

        (e) If the Representative contests FHC's indemnification claim pursuant to Section 2(d), at any time prior to the end of the Escrow Period, Representative may tender a signed affidavit tendering for reimbursement or payment his Representative's Expenses, together with receipts for payment or invoices for payment, and the Escrow Agent shall make such payment on behalf of the Representative or reimburse the Representative from the Escrow Fund, up to an aggregate of $100,000.

        (f) All references to the Indemnity Price in this Agreement shall be subject to adjustment for any stock split, reverse stock split or similar event with respect to the FHC Common Stock which may occur after the Effective Time.

    3. DIVIDENDS, STOCK SPLITS AND OTHER DISTRIBUTIONS. Other than taxable dividends (which shall be distributed to the Representative for distribution to the Stockholders and shall not be made part of the Escrow Fund), distributions declared in respect of the Escrow Shares (including without limitation stock splits and non-taxable stock dividends) during the term of this Agreement shall be made part of the Escrow Fund. If the Escrow Shares are reclassified or changed into other securities or property pursuant to a reclassification of all shares of FHC Common or a merger of FHC, then such reclassified shares or other securities or property, as the case may be, shall be made part of the Escrow Fund.

    4. VOTING RIGHTS OF ESCROW SHARES. Each Stockholder shall have the right to vote his pro rata number of Escrow Shares in the Escrow Fund (as set forth in SCHEDULE A of this Agreement) on any issues that come for a vote before the stockholders of FHC by directing the Representative on how to vote pursuant to procedures determined by the Representative in his reasonable discretion. Prior to any vote of FHC stockholders during the term of this Agreement, FHC shall cause to be delivered to the Representative for delivery to the Stockholders appropriate voting and proxy materials in the same manner as provided to other stockholders of FHC so as to permit the Stockholders to exercise their voting rights with respect to the Escrow Shares.

    5. TERMINATION. This Agreement shall terminate and the Escrow Agent shall have no further responsibilities hereunder upon the expiration of the Escrow Period set forth in Section 2 above. At such time, the Escrow Agent shall reserve from the Escrow Fund an amount sufficient to pay any outstanding claims ("Reserve Claims") of FHC against the Escrow Fund and any estimated Representative Expenses set forth in an affidavit signed by the Representative (which reserved amount may not, when aggregated with all previous payments of Representative's Expenses, exceed $100,000) on that date. For purposes of establishing the reserve, any Escrow Shares so reserved shall be valued as of the date of termination at the Indemnity Price. This Agreement shall continue in force as to the amount so reserved until the resolution of such Reserve Claims in accordance with the terms hereof. The Escrow Agent shall distribute to the Representative on behalf of the Stockholders all amounts (if any) in the Escrow Fund not so reserved, and the Escrow Agent shall thereafter have no responsibilities with respect to such distributed amounts. Upon the final resolution of each Reserve Claim, on a claim-by-claim basis, the Escrow Agent shall distribute to FHC the amount that FHC is entitled to receive with respect to such Reserve Claim and to the Representative amounts constituting Representative's Expenses in accordance with Section 2(e). Escrow Shares so delivered shall be valued as of the date of such final resolution at the Indemnity Price. Upon the final resolution of all Reserve Claims and the distribution to FHC of all reserved amounts to which FHC is entitled pursuant to such claims and to Representative amounts constituting Representative's Expenses, in accordance with Section 2(e), all remaining reserved amounts shall be promptly distributed to the Representative on behalf of the Stockholders. The Representative shall deliver the Escrow Shares to the Stockholders in amounts as equal as possible (without issuance of fractional shares) to the percentages shown on SCHEDULE A, and FHC shall cause its transfer agent to issue shares in the names of the Stockholders pursuant to the Representative's instructions in exchange for the certificate(s) representing the Escrow Shares.

    6.  THE ESCROW AGENT.

        (a) FHC shall pay the Escrow Agent's fee for its ordinary services under this Agreement in accordance with the fee schedule set forth on SCHEDULE B attached hereto.

        (b) In performing any duties under this Agreement, the Escrow Agent shall not be liable for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that such agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with its duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any such person acting or purporting to act on behalf of any party to this Agreement.

        (c) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court the entire Escrow Fund, except for such part of the Escrow Fund as shall reimburse the Escrow Agent for all costs, expenses, charges and reasonable attorneys' fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liabilities imposed by the terms of this Agreement, except for obligations or liabilities arising by reason of the prior gross negligence or willful misconduct on the part of the Escrow Agent.

        (d) The Stockholders and FHC shall jointly and severally indemnify and hold harmless the Escrow Agent for any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and attorneys' fees) which it may incur or which may be imposed on it in connection with the performance of the Escrow Agent's duties under this Agreement, including but not limited to any litigation arising from this Agreement, except losses, claims, damages, liabilities or expenses arising out of gross negligence or willful misconduct on the part of the Escrow Agent.

        (e) The Escrow Agent may resign at any time upon giving at least  thirty
    (30) days' prior written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named as the Escrow Agent. Upon such appointment, the predecessor Escrow Agent shall be discharged from any further duties and liability under this Agreement, except for obligations or liabilities arising by reason of the prior gross negligence or willful misconduct on the part of the Escrow Agent.

    7. ARBITRATION. All disputes or controversies arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Sacramento, California which arbitration shall be in accordance with the rules of the American Arbitration Association ("AAA"), except as modified herein, and as such rules shall be in effect on the date of delivery of demand for arbitration (as described below). The arbitration of such issues, including the determination of the amount of any damages suffered by any party, shall be to the exclusion of any court of law. In the event of a timely demand for arbitration, FHC shall provide the Representative with a list of three arbitrators from the AAA listing of arbitrators and the Representative shall select the arbitrator from such list of three. The decision of the arbitrator shall be final and binding upon the parties and their respective personal representatives, heirs, devisees, successors and assigns. A party wishing to submit a dispute or controversy to arbitration must submit a written demand for arbitration to the other party to this Agreement (and deliver a copy of such demand to the Escrow Agent) not less than thirty (30) days after the transaction, occurrence or event giving rise to such dispute or controversy. Such written demand for arbitration shall be provided to the arbitrator and shall contain a statement of the matter in dispute and a statement of the facts the party demanding arbitration is relying on to support his or its position. Each party shall be entitled to take one discovery deposition in preparation for the arbitration in accordance with the deposition procedures of the California Code of Civil Procedure. Judgment may be entered on the arbitrator's award in any court having proper jurisdiction. The costs of arbitration, including attorneys' fees, shall be awarded by the arbitrator to the prevailing party.

    8. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California without regard to principles of conflicts of laws.

    9.    AMENDMENTS;  MODIFICATIONS.   This  Agreement  may not  be  amended or
modified except pursuant to a written agreement signed by each of the parties hereto.

    10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the same day if delivered personally, or by facsimile transmission with voice confirmation of receipt, or shall be deemed given on the date receipt is confirmed if mailed by registered or certified mail or commercial overnight courier (e.g., Federal Express, DHL, Network Courier, Sonic, etc.), return receipt or confirmation of delivery requested, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to                    Foundation Health Corporation
FHC:                     3400 Data Drive
                         Rancho Cordova, CA 95670
                         Attention:         Mr. Kirk A. Benson
                                            Senior Vice President, Corporate Development
                                            and
                                            Patricia A. Burgess, Esq.
                                            Vice President
                         FAX: (916) 631-5027

with a                   Pillsbury Madison & Sutro
copy to:                 235 Montgomery Street
                         San Francisco, CA 94104
                         Attention:         Linda C. Williams, Esq.
                         FAX: (415) 477-4816

If to the
Representative:

                         [To Come]

with a                   [To Come]
copy to:

If to the
Escrow Agent:            [To Come]

    11.  EFFECT  ON SUCCESSORS  IN INTEREST,  ASSIGNEES.   This Agreement  shall
inure to the benefit of and be binding upon the heirs, administrators, executors, assignees and successors of each of the parties hereto.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          FOUNDATION HEALTH CORPORATION

                                                                              By
                                          --------------------------------------

                                                                           Title
                                          --------------------------------------

                                          REPRESENTATIVE  on  behalf  of himself
                                          and   as    representative   of    the
                                          individual   stockholders  of  Managed
                                          Health Network, Inc.

                                          --------------------------------------

                                          ESCROW AGENT:

                                          --------------------------------------

                                                                              By
                                          --------------------------------------

                                                                           Title
                                          --------------------------------------

                                                                       EXHIBIT A

Chemical Trust Company of California, as Exchange Agent
50 California Street, 10th Floor
San Francisco, CA 94111

    Re: Foundation Health Corporation ("FHC") -- Escrow Shares

Ladies and Gentlemen:

    The following shares  of Common  Stock of FHC  are currently  being held  by as  Escrow Agent pursuant to that certain Escrow Agreement, dated as
of               , 1996 by and among  FHC, the undersigned and the Escrow  Agent
(the "Escrow Agreement"):

          SHARE CERTIFICATE NO.                  NO. OF FHC SHARES REPRESENTED
-----------------------------------------  -----------------------------------------
        [insert certif. numbers]                   [insert number of shares]

    We hereby instruct you to pay and deliver any certificates representing stock splits or non-taxable stock dividends, or any other form of distribution made by FHC in respect of the shares identified above (except for taxable dividends) to the Escrow Agent pursuant to the terms of the Escrow Agreement.

                                          --------------------------------------
                                          [Name of Representative]

                                                                      SCHEDULE A

                                                                                       NUMBER OF     % OF TOTAL
STOCKHOLDER NAME                                                                     ESCROW SHARES  ESCROW SHARES
-----------------------------------------------------------------------------------  -------------  -------------


                                                                      SCHEDULE B

                                  FEE SCHEDULE

    See attached.

                                                                       EXHIBIT C

                              AFFILIATE AGREEMENT

    THIS AFFILIATE AGREEMENT (the  "Agreement") is made and  entered into as  of
            , 1996 between FOUNDATION HEALTH CORPORATION, a Delaware corporation ("FHC"), and the undersigned director or executive officer ("Executive") of MANAGED HEALTH NETWORK, INC., a Delaware corporation ("MHN").

    This Agreement is entered into in connection with that certain Agreement and Plan of Reorganization dated as of January 9, 1996 (the "Reorganization Agreement") between FHC and MHN. (Capitalized terms used herein and not defined herein shall have their defined meanings as set forth in the Reorganization Agreement.) The Reorganization Agreement provides for the merger (the "Merger") of MHN with and into a wholly owned subsidiary of FHC in a transaction in which issued and outstanding shares of common and preferred stock of MHN (the "MHN Stock") will be exchanged for shares of Common Stock of FHC (the "FHC Stock") on the terms and conditions set forth in the Reorganization Agreement.

    1. TAX AND ACCOUNTING TREATMENT. Executive understands and agrees that it is intended that the Merger will be treated as a "reorganization" for federal income tax purposes and as a "pooling of interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations published by the Securities and Exchange Commission (the "SEC"). Executive further understands and agrees that Executive may be deemed to be an "affiliate" of MHN (a) for application of the pooling of interests requirements and (b) within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of either such fact.

    2. RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS. Executive has been informed that the treatment of the Merger as a pooling of interests for financial accounting purposes is dependent upon the accuracy of Executive's representations and warranties set forth herein, and upon Executive's compliance with Executive's covenants set forth herein. Executive understands that the representations and warranties and covenants of Executive set forth herein will be relied upon by FHC, MHN, their respective counsel and accounting firms and stockholders of MHN.

    3.   REPRESENTATIONS,  WARRANTIES AND  COVENANTS  OF EXECUTIVE.    Executive
represents, warrants and covenants as follows:

        (a) Executive has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform Executive's obligations hereunder.

        (b) The signature page hereto sets forth all shares of MHN Stock beneficially owned by Executive, including all MHN Stock as to which Executive has sole or shared voting or investment power and all rights, options and warrants to acquire MHN Stock. Executive currently owns no shares of FHC Stock.

        (c) Except as otherwise permitted by the Reorganization Agreement, Executive will not sell, transfer, exchange, pledge, or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any shares of FHC Stock that Executive may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities of FHC being herein sometimes collectively referred to as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities, unless (i) such transaction is permitted pursuant to Rules 145(c) and 145(d) under the Securities Act (as described in Section 5 below), (ii) counsel representing Executive, which counsel is reasonably satisfactory to FHC, shall have advised FHC in a written opinion letter satisfactory to FHC and FHC's legal counsel, and upon which FHC and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition, (iii) a registration statement under the Securities Act covering the FHC Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act, or (iv) an authorized representative of the SEC shall have rendered written advice to Executive (sought by Executive or counsel to Executive, with a copy thereof and all other related communications delivered to FHC) to the effect that the SEC would take no action, or that the Staff of the SEC would not recommend that the SEC take action, with respect to the proposed disposition if consummated.

        (d) Notwithstanding any other provision of this Agreement to the contrary, Executive will not sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce Executive's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any MHN Stock, or any Restricted Securities or other securities of FHC (i) during the 30-day period immediately preceding the Effective Time and (ii) until such time after the Effective Time as FHC has publicly released a report including the combined financial results of FHC and MHN for a period of at least 30 days of combined operations of FHC and MHN within the meaning of Accounting Series Release No. 135, as amended, of the SEC; provided that an Executive who is a holder of MHN Options (as defined in the Reorganization Agreement) shall be permitted to sell, transfer or otherwise dispose of MHN Stock, Restricted Securities or other securities of FHC during the foregoing periods for the purpose of satisfying any tax withholding or other tax obligations of such Executive relating to the exercise or settlement of such MHN Options, subject to the de minimis transfer limitations set forth in Staff Accounting Bulletin No. 76.

    4. RULES 144 AND 145. From and after the Effective Time and for so long as is necessary in order to permit Executive to sell the FHC Stock held by and pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, FHC will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(1) of Rule 144 under the Securities Act. Executive understands that FHC is under no obligation to register the sale, transfer or other disposition of any Restricted Securities by or on behalf of Executive or to take any other action necessary in order to make compliance with an exemption from registration available.

    5. LIMITED RESALES. Executive understands that, in addition to the restrictions imposed under Section 3 of this Agreement, the provisions of Rule 145 limit Executive's public resales of Restricted Securities, in the manner set forth in subsections (a), (b) and (c) below:

        (a) Rule 145(d)(1) permits such resales only (i) while FHC meets the public information requirements of Rule 144(c), (ii) in brokers' transactions or in transactions with a market maker and (iii) where the aggregate number of Restricted Securities sold at any time together with all sales of restricted FHC Stock sold for Executive's account pursuant to Rule 145 during the preceding three-month period does not exceed the greater of
    (1) one percent of the FHC Stock outstanding or (2) the average weekly volume of trading in FHC Stock on all national securities exchanges, or reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding the date of receipt of the order to execute the sale.

        (b) Executive may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(2) if (i) Executive has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least two years after the Effective Time, (ii) Executive is not an affiliate of FHC and (iii) FHC meets the public information requirements of Rule 144(c).

        (c) Executive may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(3) if Executive has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least three years and is not, and has not been for at least three months, an affiliate of FHC.

        (d) FHC acknowledges that the provisions of Section 3(c) of this Agreement will be satisfied as to any sale by the undersigned of the Restricted Securities pursuant to Rule 145(d), by a broker's letter and a letter from the undersigned with respect to that sale stating that each of the above-described requirements of Rule 145(d)(1) has been met or is inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3); provided, however, that FHC has no reasonable basis to believe such sales were not made in compliance with such provisions of Rule 145(d).

    6. STOP TRANSFER INSTRUCTIONS. Executive also understands and agrees that stop transfer instructions will be given to FHC's transfer agent with respect to certificates evidencing the Restricted Securities. FHC agrees to remove promptly such stop transfer instructions upon full compliance with this Agreement by the undersigned, including, without limitation, a sale or transfer of FHC Stock permitted under Section 3(c) above.

    7. NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given upon receipt, if delivered by hand, by telecopy or telegram, or three days after deposit in the United States mail, postage prepaid, addressed to a party as follows:

IF TO          Foundation Health Corporation
FHC:           3400 Data Drive
               Rancho Cordova, CA 95670
               Attention: Patricia A. Burgess, Esq.

With a         Pillsbury Madison & Sutro LLP
copy to:       235 Montgomery Street
               San Francisco, CA 94104
               Attention: Linda C. Williams, Esq.

IF TO THE      At the address indicated below
EXECUTIVE:

or to such other address as any party may designate for itself by notice given as provided in this Agreement, except that notices of change of address shall only be effective upon receipt.

    8.  TERMINATION.   This Agreement  shall be  terminated and shall  be of  no
further force and effect upon any termination of the Reorganization Agreement.

    9.    COUNTERPARTS.    This  Agreement shall  be  executed  in  one  or more
counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

    10. BINDING AGREEMENT. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Executive and any pledgee holding Restricted Securities as collateral, but excluding any purchaser of any Restricted Securities sold on a public market.

    11.  WAIVER.   No  waiver by any  party hereto  of any condition  or of  any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

    12. GOVERNING LAW. This Agreement shall be governed and construed, and enforced in accordance with the laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

    13. ATTORNEYS' FEES. In the event of any legal action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

    14. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

    15. THIRD PARTY RELIANCE. Counsel to and accountants for the parties shall be entitled to rely upon this Affiliate Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                          FOUNDATION HEALTH CORPORATION

                                          By
                                          --------------------------------------

                                          Title
                                          --------------------------------------

                                          EXECUTIVE

                                          --------------------------------------

                                          --------------------------------------
                                                      (Printed Name)

                                          Address
 -------------------------------------------------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Phone
                                          --------------------------------------

                                    ANNEX 2
                        DELAWARE GENERAL CORPORATION LAW
                                  SECTION 262

    APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to SectionSection 251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) or (g) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                                      2-1

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after

                                      2-2
his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                                      2-3

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      2-4

                                    ANNEX 3
                       CALIFORNIA GENERAL CORPORATION LAW
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

    Section 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

    Section 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this

                                      3-1
section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    Section  1302.     SUBMISSION   OF  SHARE   CERTIFICATES  FOR   ENDORSEMENT;
UNCERTIFICATED SECURITIES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    Section 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    Section 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE;
LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after

                                      3-2
the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    Section 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

    Section  1306.    PREVENTION  OF  IMMEDIATE  PAYMENT;  STATUS  AS CREDITORS;
INTEREST

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    Section 1307.  DIVIDENDS ON DISSENTING SHARES

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

                                      3-3

    Section 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    Section 1309.  TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    Section 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

    Section 1311.  EXEMPT SHARES

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    Section 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger,

                                      3-4
subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                      3-5

                                                                February 9, 1996

Dear Shareholder:

    Managed Health Network, Inc., has entered into an Agreement and Plan of Reorganization with Foundation Health Corporation under which MHN will be acquired by Foundation. The transaction will result in your shares of MHN being exchangeable for shares of Foundation common stock, which is a publicly held security listed on the New York Stock Exchange.

    The Board of Directors of MHN has unanimously approved the transaction, and recommends that you do the same. You are encouraged to vote your approval by signing and dating the proxy card, which is printed on blue paper, that is enclosed with this letter. The proxy card may be returned by mail using the enclosed return envelope or by fax to (213) 298-2787, to the attention of Franklin Tom.

    It is extremely important that shareholders cast their vote. Your vote by proxy will permit MHN to anticipate the percentage approval of the vote and thus be better able to plan for the closing of the transaction. The approval of the transaction by shareholders holding 92% of MHN's shares will also make it possible to close the transaction at the earliest possible time.

    Shareholder approval of this transaction will culminate at the Special Meeting of MHN shareholders to be held on Thursday, February 29, 1996, at 10:00 a.m., at the LAX Doubletree Hotel, 5400 West Century Boulevard, Los Angeles, California. You are invited to attend the special meeting. However, you can assure that your vote will be counted by returning the proxy card before the meeting. Your return of the proxy card does not prohibit you from attending or voting at the meeting, if you wish.

    The number of shares of Foundation common stock you will receive, and the value per share of MHN common stock (expressed in terms of the value of Foundation shares you receive), will vary depending in part upon the price of Foundation common stock during the last several trading days preceding the closing of the transaction. In addition, there are a number of other variables which will impact on the value of your MHN common stock. While this is more fully explained in the proxy statement that accompanies this letter, the probable value of your MHN common stock is likely to be as follows, given various price ranges of Foundation common stock and assuming a closing on March 31, 1996:

COMPANY                                                       PRICE/SHARE       PRICE/SHARE       PRICE/SHARE
                                                            ----------------  ----------------  ----------------
Foundation Common.........................................     $36.10-$39.28     $39.29-$45.66     $45.67-$48.85
MHN Common................................................     $ 0.99-$ 1.29       $ 1.30          $ 1.31-$ 1.54

    In summary, the probable value of your MHN common shares will range from $0.99 to $1.54, payable in Foundation common stock. However, I encourage you to review the proxy statement carefully so that you have a full understanding of how the value of your MHN common shares is calculated and the factors which will bear upon that value. In addition, the proxy statement will describe the escrow arrangement for some of the shares of Foundation common stock to be received by you.

    Preferred shareholders of MHN will have the option of (a) converting their preferred shares into MHN common stock before the merger and participating in the merger as common stockholders or (b) not converting the MHN preferred stock they hold and participating in the merger as preferred shareholders. Preferred shares of MHN will be paid at the closing a value equal to the par value of the preferred shares ($100 per share in all series) plus Accruing Dividends as provided in MHN's Certificate of Incorporation. In general, the holders of all series of MHN preferred stock other than the Series A preferred will maximize the value of the shares by not converting. Series A preferred holders will maximize the value of their shares by converting so long as the Closing Price (a defined term which is explained in the proxy statement) of Foundation common stock is above $37.66 per share.

    Again, an early return of your proxy card is very important. Please do not delay in casting your vote by proxy.

    I would also like to take this opportunity to thank all of our shareholders for their support of MHN during its approximately 10 years of existence. The Board of Directors and officers of MHN are grateful for your assistance over the years.

                                          Sincerely,

                                          Ronald W. Moreland,
                                          CHAIRMAN & CHIEF EXECUTIVE OFFICER

                          MANAGED HEALTH NETWORK, INC.

                           NOTICE OF SPECIAL MEETING
                        TO BE HELD ON FEBRUARY 29, 1996

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of Managed Health Network, Inc., a Delaware corporation ("MHN"), will be held at the LAX Doubletree Hotel, 5400 West Century Boulevard, Los Angeles, California on Thursday, February 29, 1996, at 10:00 A.M., local time, for the following purposes:

        1. To consider and vote upon a proposal recommended by the Board of Directors of MHN to approve an Agreement and Plan of Reorganization dated as of January 9, 1996, and the transactions contemplated thereby, including the merger of MHN with a wholly-owned subsidiary of Foundation Health Corporation.

        2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    The Board of Directors of MHN has fixed the close of business on February 8, 1996, as the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement of the Meeting.

    The attached Proxy Statement/Prospectus is furnished to holders of MHN Common Stock and MHN Preferred Stock in connection with the solicitation by the Board of Directors of MHN of proxies to be voted at the Meeting.

    It is important that your shares be represented and voted at the Meeting regardless of whether you plan to attend. Accordingly, please sign, date and return the enclosed proxy at your earliest convenience by mailing it in the enclosed return envelope or by sending it by facsimile transmission to (213) 298-2787, attention Franklin Tom.

                                          By Order of the Board of Directors

                                          Franklin Tom
                                          Secretary

------------------------
THE ATTACHED PROXY STATEMENT/PROSPECTUS SHOULD BE READ CAREFULLY. MHN STOCKHOLDERS ARE URGED TO SIGN, DATE AND MAIL OR FAX THE ENCLOSED PROXY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE SECRETARY OF MHN. IF YOU ATTEND THE MEETING, YOU MAY SUPERSEDE YOUR EXECUTED PROXY BY VOTING IN PERSON.

PROXY                                                                      PROXY

                          MANAGED HEALTH NETWORK, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoint(s) Alethea Caldwell and Franklin Tom, or either one of them, each with full power of substitution and revocation, as the proxyholder(s) of the undersigned to represent the undersigned and vote all shares of the Common Stock and Preferred Stock of MANAGED HEALTH NETWORK, INC. ("MHN") which the undersigned would be entitled to vote if personally present at the special meeting of the stockholders of MHN to be held on February 29, 1996, and at any adjournments or postponements of that meeting as follows:

1.  APPROVAL OF REORGANIZATION:

        RESOLVED, that the stockholders of Managed Health Network, Inc. ("MHN") hereby approve and adopt the Agreement and Plan of Reorganization by and between Foundation Health Corporation ("FHC"), and MHN dated as of January 9, 1996 (the "Reorganization Agreement") and all of the transactions specified or contemplated by the Reorganization Agreement, including the merger (the "Merger") of a wholly-owned subsidiary of FHC into MHN and the conversion of the outstanding shares of MHN preferred stock and common stock, into shares of the common stock of FHC, $.01 par value, in accordance with the Reorganization Agreement;

        RESOLVED FURTHER, that the officers of MHN be, and each of them hereby is, authorized, empowered and directed to do all things necessary and to take any and all actions which may be necessary or appropriate in connection with the implementation of the transactions contemplated by the Reorganization Agreement.

/ /        FOR the Reorganization   / /        AGAINST the Reorganization    / /        WITHHOLD AUTHORITY to vote on the
           Agreement and the                   Agreement and the transac-               Reorganization Agreement and the
           transactions contem-                tions contemplated thereby,              transactions contemplated
           plated thereby, includ-             including the Merger                     thereby, including the Merger
           ing the Merger

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY EITHER IN THE ENCLOSED POSTPAID ENVELOPE OR BY FAX TO (213) 298-2787, ATTENTION FRANKLIN TOM.
                                          Dated: _________________________, 1996

                                          ______________________________________
                                                       (Signature)
[Label]
                                          ______________________________________
                                                       (Signature)

                                          Please   date  and   sign  exactly  as
                                          name(s) appear(s)  hereon.  If  shares
                                          are  held jointly,  each holder should
                                          sign.